As filed with the Securities and Exchange Commission on May 1, 2008

File No. 333-147164

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
ON FORM S-3
TO FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

United States Natural Gas Fund, LP
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	20-5576760
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Nicholas D. Gerber
3120 Harbor Bay Parkway, Suite 145
Alameda, CA 94502
(510) 522-3336
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Copies to:

James M. Cain, Esq.
W. Thomas Conner, Esq.
Sutherland Asbill & Brennan LLP
1275 Pennsylvania Avenue, N.W.
Washington, DC 20004-2405
(202) 383-0100
(Name, Address, Including Zip Code, and Telephone
Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

PROSPECTUS

United States Natural Gas Fund, LP

32,700,000 Units

United States Natural Gas Fund, LP, a Delaware limited partnership, is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. United States Natural Gas Fund, LP is referred to as USNG throughout this document. The investment objective of USNG is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USNG’s expenses. This is a best efforts offering. USNG will continuously offer creation baskets consisting of 100,000 units to authorized purchasers through ALPS Distributors, Inc., which is the marketing agent. Authorized purchasers will pay a transaction fee of $1,000 for each order to create one or more baskets. There are no arrangements to place funds in an escrow, trust, or similar account. This is a continuous offering and will not terminate until all of the registered units have been sold. Our units are listed on the American Stock Exchange under the symbol “UNG.”

•	Authorized purchasers may purchase creation baskets of 100,000 units. The per unit price of units on a particular day will be the total net asset value of USNG calculated shortly after the close of the New York Stock Exchange on that day divided by the number of issued and outstanding units.
•	Authorized purchasers are the only persons that may place orders to create and redeem baskets. An authorized purchaser is under no obligation to create or redeem baskets, and an authorized purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized purchasers that do offer to the public units from the baskets they create will do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the net asset value of USNG at the time the authorized purchaser purchased the creation basket and the net asset value at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the natural gas futures contract market and the market for other natural gas-related investments. The prices of units offered by authorized purchasers are expected to fall between USNG’s net asset value and the trading price of the units on the American Stock Exchange at the time of sale. The difference between the price paid by authorized purchasers as underwriters and the price paid to such authorized purchasers by investors will be deemed underwriting compensation. Units initially comprising the same basket but offered by authorized purchasers to the public at different times may have different offering prices. Units trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their net asset value per unit. The amount of the discount or premium in the trading price relative to the net asset value per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the natural gas futures contract market and the market for other natural gas-related investments. Authorized purchasers will not be required to sell any specific number or dollar amount of units.

USNG is not a mutual fund registered under the Investment Company Act of 1940 and is not subject to regulation under such Act.

Some of the risks of investing in USNG include:

•	Investing in natural gas interests subjects USNG to the risks of the natural gas industry which could result in large fluctuations in the price of USNG’s units.
•	If certain correlations do not exist, then investors may not be able to use USNG as a cost-effective way to invest indirectly in natural gas or as a hedge against the risk of loss in natural gas-related transactions.
•	USNG does not expect to make cash distributions.
•	USNG and its general partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

Investing in USNG involves other significant risks. See “What Are the Risk Factors Involved with an Investment in USNG?” starting on page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED IN THIS PROSPECTUS, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION (“CFTC”) HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS IT PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

	Per Unit	Per Basket
Price of the units*	$51.91	$5,191,000

*	Based on closing net asset value on April 29, 2008. The price may vary based on net asset value in effect on a particular day.

The date of this prospectus is May 1, 2008.

COMMODITY FUTURES TRADING COMMISSION
RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL BEGINNING ON PAGE 51 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, ON PAGE 5.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING THE DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, BEGINNING ON PAGE 11.

YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

UNITED STATES NATURAL GAS FUND, LP

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Until [May __, 2008] (25 days after the date of this prospectus), all dealers effecting transactions in the offered units, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

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Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 contains an updated prospectus relating to the offer and sale of units initially registered by the registration statement on Form S-1 (File No. 333-147164) declared effective by the Securities and Exchange Commission on November 21, 2007. This Post-Effective Amendment is being filed solely to convert the registration statement on Form S-1 into a registration statement on Form S-3. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” which generally relate to future events or future performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative of these terms or other comparable terminology. All statements (other than statements of historical fact) included in this prospectus and movements in the commodities markets and indexes that track such movements, USNG’s operations, the General Partner’s plans and references to USNG’s future success and other similar matters, are forward-looking statements. These statements are only predictions. Actual events or results may differ materially. These statements are based upon certain assumptions and analyses the General Partner has made based on its perception of historical trends, current conditions and expected future developments, as well as other factors appropriate in the circumstances. Whether or not actual results and developments will conform to the General Partner’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in this prospectus, general economic, market and business conditions, changes in laws or regulations, including those concerning taxes, made by governmental authorities or regulatory bodies, and other world economic and political developments. See “What Are the Risk Factors Involved with an Investment in USNG?” Consequently, all the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the events or developments that will or may occur in the future, including such matters as changes in inflation in the United States movements in the stock market, movements in the U.S. and foreign currencies, actual results or developments the General Partner anticipates will be realized or, even if substantially realized, that they will result in the expected consequences to, or have the expected effects on, USNG’s operations or the value of the units.

iii

PROSPECTUS SUMMARY

This is only a summary of the prospectus and, while it contains material information about USNG and its units, it does not contain or summarize all of the information about USNG and the units contained in this prospectus that is material and/or which may be important to you. You should read this entire prospectus, including “What Are the Risk Factors Involved with an Investment in USNG?” beginning on page 11, before making an investment decision about the units.

Overview of USNG

United States Natural Gas Fund, LP, a Delaware limited partnership (“USNG” or “Us” or “We”), is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange. USNG was organized as a limited partnership under Delaware law on September 11, 2006. USNG is operated pursuant to the Second Amended and Restated Agreement of Limited Partnership dated December 4, 2007 (“LP Agreement”). It is managed and controlled by its general partner, Victoria Bay Asset Management, LLC (“General Partner”). The General Partner is a single member limited liability company formed in Delaware on May 10, 2005 that is registered as a commodity pool operator (“CPO”) with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”). USNG pays the General Partner a management fee of 0.60% of NAV on the first $1,000,000,000 of assets and 0.50% of NAV after the first $1,000,000,000 of assets.

The net assets of USNG consist primarily of investments in futures contracts for natural gas, crude oil, heating oil, gasoline, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas, and over-the-counter transactions that are based on the price of natural gas, crude oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Natural Gas-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Natural Gas-Related Investments collectively are referred to as “Natural Gas Interests” in this prospectus. The General Partner is authorized by USNG in its sole judgment to employ, establish the terms of employment for, and termination of commodity trading advisors or futures commission merchants.

USNG invests in Natural Gas Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. The primary focus of the General Partner is the investment in Futures Contracts and the management of investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and cash equivalents for margining purposes and as collateral.

The investment objective of USNG is to have the changes in percentage terms of its units’ net asset value (“NAV”) reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas traded on the New York Mercantile Exchange (the “Benchmark Futures Contract”) that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USNG’s expenses. It is not the intent of USNG to be operated in a fashion such that its NAV will equal, in dollar terms, the dollar price of spot natural gas or any particular futures contract based on natural gas. USNG may invest in interests other than the Benchmark Futures Contract to comply with accountability levels and position limits. For a detailed discussion of accountability levels and position limits, see “What are Futures Contracts?”

As a specific benchmark, the General Partner endeavors to place USNG’s trades in Futures Contracts and Other Natural Gas-Related Investments and otherwise manage USNG’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in USNG’s NAV for any period of 30 successive valuation days, i.e., any day as of which USNG calculates its NAV, and
•	B is the average daily change in the price of the Benchmark Futures Contract over the same period.

An investment in the units will allow both retail and institutional investors to easily gain exposure to the natural gas market in a cost-effective manner. The units are also expected to provide additional means for diversifying an investor’s investments or hedging exposure to changes in natural gas prices.

The Benchmark Futures Contract is changed or “rolled” from the near month to expire to the next month to expire during one day.

The General Partner employs a “neutral” investment strategy intended to track the changes in the price of the Benchmark Futures Contract regardless of whether the price goes up or goes down. USNG’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USNG’s units for the purpose of investing indirectly in natural gas in a cost-effective manner, and/or to permit participants in the natural gas or other industries to hedge the risk of losses in their natural gas-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in natural gas and/or the risks involved in hedging may exist. In addition, an investment in USNG involves the risk that the changes in the price of USNG’s units will not accurately track the changes in the price of the Benchmark Futures Contract. For example, USNG also invests in Treasuries and holds cash and cash equivalents to be used to meet its current or potential margin or collateral requirements with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. USNG does not expect there to be any meaningful correlation between the performance of USNG’s investments in Treasuries/cash/cash equivalents and the changes in the price of natural gas. While the level of interest earned on or the market price of these investments may in some respect correlate to changes in the price of natural gas, this correlation is not anticipated as part of USNG’s efforts to meet its objectives. This and certain risk factors discussed in this prospectus may cause a lack of correlation between the changes in USNG’s NAV and the changes in the price of natural gas.

USNG creates and redeems units only in blocks of 100,000 units called Creation Baskets and Redemption Baskets, respectively. Only Authorized Purchasers may purchase or redeem Creation Baskets or Redemption Baskets. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Baskets are generally created when there is sufficient demand for units that the market price per unit is at a premium to the NAV per unit. Authorized Purchasers will then sell such units, which will be listed on the American Stock Exchange, to the public at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USNG at the time the Authorized Purchaser purchased the Creation Baskets and the NAV at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contracts market and the market for Other Natural Gas-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between USNG’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Similarly, baskets are generally redeemed when the market price per unit is at a discount to the NAV per unit. Retail investors seeking to purchase or sell units on any day are expected to effect such transactions in the secondary market, on the American Stock Exchange, at the market price per unit, rather than in connection with the creation or redemption of baskets.

All proceeds from the sale of Creation Baskets are invested as quickly as possible in the investments described in this prospectus. Investments are held through USNG’s custodian, Brown Brothers Harriman & Co. (“Custodian”) or through accounts with USNG’s commodity futures brokers. There is no stated maximum time period for USNG’s operations and the fund will continue until all units are redeemed or the fund is liquidated pursuant to the terms of the LP Agreement.

There is no specified limit on the maximum amount of Creation Baskets that can be sold. At some point, position limits on certain of the Futures Contracts in which USNG intends to invest may practically limit the maximum amount of Creation Baskets that will be sold if the General Partner determines that the other investment alternatives available to USNG at that time will not enable it to meet its stated investment objective. In this regard, the General Partner is in the process of registering the units of another exchange traded commodity pool, the United States 12 Month Natural Gas Fund, LP (“US12NG”). US12NG will invest in the near month contract to expire and the contracts for the following eleven months, for a total of 12 consecutive months’ contracts for natural gas primarily traded on the New York Mercantile Exchange. Any Benchmark Futures Contracts held by US12NG will be aggregated with the ones held by USNG in determining New York Mercantile Exchange position limits.

Units may also be purchased and sold by individuals and entities that are not Authorized Purchasers in smaller increments than Creation Baskets on the American Stock Exchange. However, these transactions are effected at bid and ask prices established by specialist firm(s). Like any listed security, units of USNG can be purchased and sold at any time a secondary market is open.

In managing USNG’s assets, the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs quantitative methodologies whereby each time one or more baskets are purchased or redeemed, the General Partner will purchase or sell Futures Contracts and Other Natural Gas-Related Investments with an aggregate face amount that approximates the amount of Treasuries and/or cash received or paid upon the purchase or redemption of the basket(s). See “Performance of USNG for the performance of USNG and the Related Public Funds managed by the General Partner.”

Note to Secondary Market Investors:  The units can be directly purchased from or redeemed by USNG only in Creation Baskets or Redemption Baskets, respectively, and only by Authorized Purchasers. Each Creation Basket and Redemption Basket will consist of 100,000 units and is expected to be worth millions of dollars. Individual investors, therefore, are not able to directly purchase units from or redeem units with USNG. Some of the information contained in this prospectus, including information about buying and redeeming units directly from and to USNG is only relevant to Authorized Purchasers. Units are listed and traded on the American Stock Exchange under the ticker symbol “UNG” and may be purchased and sold as individual units. Individuals interested in purchasing units in the secondary market should contact their broker. Units purchased or sold through a broker may be subject to commissions.

Except when aggregated in Redemption Baskets, units are not redeemable securities. There is no guarantee that units will trade at or near the per-unit NAV.

The Units

The units are registered as securities under the Securities Act of 1933 (“1933 Act”) and the Securities Exchange Act of 1934 (“Exchange Act”) and do not provide dividend rights or conversion rights and there are no sinking funds. The units may only be redeemed when aggregated in Redemption Baskets as discussed under “Creations and Redemptions” and limited partners have limited voting rights as discussed under “Who is the General Partner?” Cumulative voting is neither permitted nor required and there are no preemptive rights. As discussed in the LP Agreement, upon liquidation of USNG, its assets will be distributed pro rata to limited partners based upon the number of units held. Each limited partner will receive its share of the assets in cash or in kind, and the proportion of such share that is received in cash may vary from partner to partner, as the General Partner in its sole discretion may decide.

This is a continuous offering under Rule 415 of the 1933 Act and it will terminate when all of the registered units have been sold. It is anticipated that when all registered units have been sold pursuant to this registration statement, additional units will be registered in subsequent registration statements. As discussed above, the minimum purchase requirement for Authorized Purchasers is a Creation Basket, which consists of 100,000 units. Under the plan of distribution, USNG does not require a minimum purchase amount for investors who purchase units from Authorized Purchasers. There are no arrangements to place funds in an escrow, trust, or similar account.

USNG’s Investments in Natural Gas Interests

A brief description of the principal types of Natural Gas Interests in which USNG may invest is set forth below.

•	A futures contract is a standardized contract traded on a futures exchange that calls for the future delivery of a specified quantity of a commodity at a specified time and place.
•	A forward contract is a supply contract between principals, not traded on an exchange, to buy or sell a specified quantity of a commodity at or before a specified date at a specified price.

•	A spot contract is a cash market transaction in which the buyer and seller agree to the immediate purchase and sale of a commodity, usually with a two-day settlement. Spot contracts are not uniform and are not exchange-traded.
•	An option on a futures contract, forward contract or a commodity on the spot market gives the buyer of the option the right, but not the obligation, to buy or sell a futures contract, forward contract or a commodity as applicable, at a specified price on or before a specified date. Options on futures contracts are standardized contracts traded on an exchange, while options on forward contracts and commodities on the spot market, referred to collectively in this prospectus as over-the-counter options, generally are individually negotiated, principal-to-principal contracts not traded on an exchange.
•	Over-the-counter contracts (such as swap contracts) generally involve an exchange of a stream of payments between the contracting parties. Over-the-counter contracts generally are not uniform and not exchange-traded.

A more detailed description of natural gas interests and other aspects of the natural gas and natural gas interest markets can be found later in this prospectus.

As noted, USNG invests primarily in Futures Contracts, including those traded on the New York Mercantile Exchange. USNG expressly disclaims any association with such Exchange or endorsement of USNG by such Exchange and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of such Exchange.

Principal Investment Risks of an Investment in USNG

An investment in USNG involves a degree of risk. Some of the risks you may face are summarized below. A more extensive discussion of these risks appears beginning on page 11.

•	Unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USNG generally does not distribute cash to limited partners or other unitholders. You should not invest in USNG if you will need cash distributions from USNG to pay taxes on your share of income and gains of USNG, if any, or for any other reason.
•	There is the risk that the changes in the price of USNG’s units on the American Stock Exchange will not closely track the changes in the price of natural gas. This could happen if the price of units traded on the American Stock Exchange does not correlate closely with USNG’s NAV; the changes in USNG’s NAV do not closely correlate with the changes in the price of the Benchmark Futures Contract; or the changes in the price of the Benchmark Futures Contract do not closely correlate with the changes in the cash or spot price of natural gas. This is a risk because if these correlations do not exist, then investors may not be able to use USNG as a cost-effective way to invest indirectly in natural gas or as a hedge against the risk of loss in natural gas-related transactions.
•	USNG seeks to have the changes in its units’ NAV in percentage terms track changes in the price of natural gas in percentage terms rather than profit from speculative trading of Natural Gas Interests. The General Partner therefore endeavors to manage USNG’s positions in Natural Gas Interests so that USNG’s assets are, unlike those of other commodity pools, not leveraged ( i.e., so that the aggregate value of USNG’s unrealized losses from its investments in such Natural Gas Interests at any time will not exceed the value of USNG’s assets). There is no assurance that the General Partner will successfully implement this investment strategy. If the General Partner permits USNG to become leveraged, you could lose all or substantially all of your investment if USNG’s trading positions suddenly turn unprofitable. These movements in price may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner.

•	Investors may choose to use USNG as a means of investing indirectly in natural gas and there are risks involved in such investments. The risks and hazards that are inherent in the natural gas industry may cause the price of natural gas to widely fluctuate. The exploration for, and production of, natural gas is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is often uncertain, and a number of factors can delay or prevent drilling operations or production.
•	Investors, including those who participate in the natural gas industry, may choose to use USNG as a vehicle to hedge against the risk of loss and there are risks involved in hedging activities. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement.
•	USNG invests primarily in Futures Contracts, and particularly in Futures Contracts traded on the New York Mercantile Exchange which involve certain risks including that changes in its NAV may not correlate with changes in the Benchmark Futures Contract.
•	USNG invests primarily in Futures Contracts that are traded in the United States. However, a portion of USNG’s trades may take place in markets and on exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USNG to credit risk. Trading in non-U.S. markets also leaves USNG susceptible to fluctuations in the value of the local currency against the U.S. dollar.
•	USNG may also invest in Other Natural Gas-Related Investments, many of which are negotiated contracts that are not as liquid as Futures Contracts and expose USNG to credit risk that its counterparty may not be able to satisfy its obligations to USNG.
•	USNG will pay fees and expenses that are incurred regardless of whether it is profitable.
•	You will have no rights to participate in the management of USNG and will have to rely on the duties and judgment of the General Partner to manage USNG.
•	The structure and operation of USNG may involve conflicts of interest. For example, a conflict may arise because the General Partner and its principal and affiliates may trade for themselves. In addition, the General Partner has sole current authority to manage the investments and operations, which may create a conflict with the unitholders’ best interests. The General Partner may also have a conflict to the extent that its trading decisions may be influenced by the effect they would have on the United States Oil Fund, LP (“USOF”), the United States 12 Month Oil Fund, LP (“US12OF”), the United States Gasoline Fund, LP (“USG”), or the United States Heating Oil Fund, LP (“USHO”) the other commodity pools that it manages, or any other commodity pool the General Partner may form in the future. USOF, US12OF, USG and USHO are referred to herein as the “Related Public Funds.”

For additional risks, see “What Are the Risk Factors Involved with an Investment in USNG?”

Principal Offices of USNG and the General Partner

USNG’s principal office is located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The telephone number is 510.522.3336. The General Partner’s principal office is also located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502.

Financial Condition of USNG

USNG’s NAV is determined as of the earlier of the close of the New York Stock Exchange or 4:00 pm New York time on each American Stock Exchange trading day.

Breakeven Analysis

The breakeven analysis below indicates the approximate dollar returns and percentage required for the redemption value of a hypothetical $50.00 initial investment in a single unit to equal the amount invested twelve months after the investment was made. This breakeven analysis refers to the redemption of baskets by Authorized Purchasers and is not related to any gains an individual investor would have to achieve in order to break even. The breakeven analysis is an approximation only.

Assumed initial selling price per unit	$50.00
Management Fee (0.60%)(1)	$0.30
Creation Basket Fee(2)	$(.01)
Estimated Brokerage Fee (0.15%)(3)	$0.01
Interest Income (1.27%)(4)	$(0.64)
Registration Fees(5)	$0.01
Legal, Printing, and Accounting Expenses(6)	$0.01
New York Mercantile Exchange Licensing Fee(7)	$0.02
Independent Directors and Officers’ Fee(8)	$0.01
Fees and expenses associated with tax accounting and reporting(9)	$0.02
Amount of trading income (loss) required for the redemption value at the end of one year to equal the initial selling price of the unit	$(0.29)
Percentage of initial selling price per unit	0%

(1)	USNG is contractually obligated to pay the General Partner a management fee based on daily net assets and paid monthly of 0.60% per annum on average net assets of $1,000,000,000 or less. For purposes of this example we assumed that the average net assets are $1,000,000,000 or less. If the average net assets were greater than $1,000,000,000 then the management fee would be 0.50% on the incremental net assets and the breakeven amount would be lower.
(2)	Authorized Purchasers are required to pay a Creation Basket fee of $1,000 for each order they place to create or redeem one or more baskets. An order must be at least one basket, which is 100,000 units. This breakeven analysis assumes a hypothetical investment in a single unit so the Creation Basket fee is $.01 (1,000/100,000).
(3)	The number in the break-even table represents USNG's historical portfolio brokerage commissions presented as an annualized percentage of average net assets, annualized through March 31, 2008.
(4)	USNG earns interest on funds it deposits with the futures commission merchant and the Custodian and it estimates that the interest rate is 1.27% based on the current interest rate on three-month Treasury Bills as of March 25, 2008. The actual rate may vary.
(5)	The fee to register 50,000,000 units with the SEC and the Financial Industry Regulatory Authority (“FINRA”) is $134,935 (the SEC’s fee is $59,345 and FINRA’s fee is $75,500). The number in the breakeven table assumes USNG has $500 million in assets.
(6)	USNG estimates that the legal, printing, and accounting costs will be approximately $65,000. The number in the breakeven table assumes USNG has $500 million in assets.
(7)	Assuming the aggregate assets of USNG and the Related Public Funds are $1,000,000,000 or less, the New York Mercantile Exchange licensing fee is 0.04%. For more information see “Fees of USNG.”
(8)	For 2007, USNG accrued $36,118. The number in the breakeven table assumes USNG has $500 million in assets.
(9)	USNG assumed the aggregate costs attributable to tax accounting and reporting to be $150,000. This number is based on the experience of the General Partner in its management of this and similar funds. The number in the break-even table assumes USNG has $500 million in assets.

The Offering

Offering:
USNG is offering Creation Baskets consisting of 100,000 units through ALPS Distributors, Inc. (“Marketing Agent”) as marketing agent to Authorized Purchasers. Authorized purchasers may purchase Creation Baskets consisting of 100,000 units at USNG’s NAV.
Use of Proceeds:
The General Partner applies substantially all of USNG’s assets toward trading in Futures Contracts and investing in Treasuries, cash and/or cash equivalents. The General Partner will deposit most of USNG’s net assets with the futures commission merchant, UBS Securities LLC, or other custodian to be used to meet its current or potential margin or collateral requirements in connection with its investment in Futures Contracts, Other Natural Gas Related Investments and in Treasuries. USNG uses only Treasuries, cash and/or cash equivalents to satisfy these requirements. The General Partner believes that all entities that hold or trade USNG’s assets are based in the United States and are subject to United States regulations. Approximately 5% to 10% of USNG’s assets are normally committed as margin for Futures Contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The remaining portion of USNG’s assets are held in Treasuries, cash and/or cash equivalents by its custodian, Brown Brothers Harriman & Co. (“Custodian”) or posted as collateral to support USNG’s investments in Natural Gas Interests. All interest income earned on these investments is retained for USNG’s benefit.
American Stock Exchange Symbol:
UNG
Creation and Redemption:
Authorized Purchasers pay a $1,000 fee for each order to create or redeem one or more Creation Baskets or Redemption Baskets. Authorized Purchasers are not be required to sell any specific number or dollar amount of units. The per unit price of units offered in Creation Baskets on any day after the effective date of the registration statement relating to this Prospectus is the total NAV of USNG calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units.
Withdrawal:
As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances:

(i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or
(ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner.
Registration Clearance and Settlement:
Individual certificates will not be issued for the units. Instead, units will be represented by one or more global certificates, which will be deposited by the Custodian with the Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (“DTC Participants”), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (“Indirect Participants”), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC Participants acting on behalf of investors holding units through such participants’ accounts in DTC will follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units will be credited to DTC Participants’ securities accounts following confirmation of receipt of payment.
The administrator, Brown Brothers Harriman & Co. (“Administrator”) has been appointed registrar and transfer agent for the purpose of registering and transferring units. The General Partner will recognize transfer of units only if such transfer is done in accordance with the LP Agreement, including the delivery of a transfer application.
Net Asset Value:
The NAV is calculated by taking the current market value of USNG’s total assets and subtracting any liabilities. Under USNG’s current operational procedures, the Administrator calculates the NAV of USNG’s units as of the earlier of 4:00 p.m. New York time or the close of the New York Stock Exchange each day. The American Stock Exchange currently calculates an approximate net asset value every 15 seconds throughout each day USNG’s units are traded on the American Stock Exchange for as long as the New York Mercantile Exchange’s main pricing mechanism is open.
Fund Expenses:
USNG pays the General Partner a management fee of 0.60% of NAV on the first $1,000,000,000 of assets and 0.50% of NAV after the first $1,000,000,000 of assets. Brokerage fees for Treasuries, Futures Contracts, and Other Natural Gas-Related Investments are estimated to be 0.15% and will be paid to unaffiliated brokers. USNG also pays any licensing fees for the use of intellectual property, registration fees with the SEC, FINRA, or other regulatory agency in connection with this and subsequent offers and sales of the units and the legal, printing, accounting and other expenses associated with such registration. The license fee paid to the New York Mercantile Exchange is 0.04% of NAV for the first $1,000,000,000 of assets and 0.02% of NAV after the first $1,000,000,000 of assets. The assets of USNG are aggregated with the Related Public Funds and other funds formed or to be formed by the General Partner for the purpose of calculating the NYMEX license fee. USNG also is responsible for the fees and expenses, which may include directors and officers liability insurance, of the independent directors of the General Partner in connection with their activities with respect to USNG. These director fees and expenses may be shared with other funds managed by the General Partner. USNG accrued $36,118 in 2007 though this amount may change in future years. The General Partner, and not USNG, is responsible for payment of the fees of USNG’s Marketing Agent, Administrator and Custodian. USNG and/or the General Partner may be required to indemnify the Marketing Agent, Administrator or Custodian under certain circumstances. USNG also pays the fees and expenses associated with its tax accounting and reporting requirements with the exception of certain initial implementation services fees and base services fees which were paid by the General Partner.
Termination Events:
USNG shall continue in effect from the date of its formation in perpetuity, unless sooner terminated upon the occurrence of any one or more of the following events: the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of a General Partner who is the sole remaining General Partner, unless a majority in interest of limited partners within ninety (90) days after such event elects to continue the partnership and appoints a successor general partner or the affirmative vote of a majority in interest of the limited partners subject to certain conditions. Upon termination of the partnership, the affairs of the partnership shall be wound up and all of its debts and liabilities discharged or otherwise provided for in the order of priority as provided by law. The fair market value of the remaining assets of the partnership shall then be determined by the General Partner. Thereupon, the assets of the partnership shall be distributed pro rata to the partners in accordance with their units.
Authorized Purchasers:
USNG has entered into agreements with several Authorized Purchasers. A current list of Authorized Purchasers is available from the Marketing Agent. Authorized Purchasers purchase or redeem Creation Baskets or Redemption Baskets, respectively, from or to USNG.

Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner.

WHAT ARE THE RISK FACTORS INVOLVED WITH AN INVESTMENT IN USNG?

You should consider carefully the risks described below before making an investment decision. You should also refer to the other information included in this prospectus, as well as information found in our periodic reports, which include USNG’s financial statements and related notes, that are incorporated by reference. See “Incorporation By Reference of Certain Information.”

Risks Associated With Investing Directly or Indirectly in Natural Gas

Investing in Natural Gas Interests subjects USNG to the risks of the natural gas industry and this could result in large fluctuations in the price of USNG’s units.

USNG is subject to the risks and hazards of the natural gas industry because it invests in Natural Gas Interests. The risks and hazards that are inherent in the natural gas industry may cause the price of natural gas to widely fluctuate. If the changes in percentage terms of USNG’s units accurately track the percentage changes in the Benchmark Futures Contract or the spot price of natural gas, then the price of its units may also fluctuate. The exploration for, and production of, natural gas is an uncertain process with many risks. The cost of drilling, completing and operating wells for natural gas is often uncertain, and a number of factors can delay or prevent drilling operations or production, including:

•	unexpected drilling conditions;
•	pressure or irregularities in formations;
•	equipment failures or repairs;
•	fires or other accidents;
•	adverse weather conditions;
•	pipeline ruptures or spills; and
•	shortages or delays in the availability of drilling rigs and the delivery of equipment.

Natural gas transmission, distribution, gathering, and processing activities involve numerous risks that may affect the price of natural gas.

There are a variety of hazards inherent in natural gas transmission, distribution, gathering, and processing, such as leaks, explosions, pollution, release of toxic substances, adverse weather conditions (such as hurricanes and flooding), pipeline failure, abnormal pressures, uncontrollable flows of natural gas, scheduled and unscheduled maintenance, physical damage to the gathering or transportation system, and other hazards which could affect the price of natural gas. To the extent these hazards limit the supply or delivery of natural gas, natural gas prices will increase.

The price of natural gas may fluctuate on a seasonal and quarterly basis and this would result in fluctuations in the price of USNG’s units.

Natural gas prices fluctuate seasonally. For example, in some parts of the United States and other markets, the natural gas demand for power peaks during the cold winter months, with market prices peaking at that time. As a result, in the future, the overall price of natural gas may fluctuate substantially on a seasonal and quarterly basis and thus make consecutive period to period comparisons less relevant.

Natural gas transmission and storage operations are subject to government regulations and rate proceedings which could have an impact on the price of natural gas.

Natural gas transmission and storage operations in North America are subject to regulation and oversight by the Federal Energy Regulatory Commission, various state regulatory agencies, and Canadian regulatory authorities. These regulatory bodies have the authority to effect rate settlements on natural gas storage, transmission and distribution services. As a consequence, the price of natural gas may be affected by a change in the rate settlements effected by one or more of these regulatory bodies.

The price of USNG’s units may be influenced by factors such as the short-term supply and demand for natural gas and the short-term supply and demand for USNG’s units. This may cause the units to trade at a price that is above or below USNG’s NAV per unit. Accordingly, changes in the price of units may substantially vary from the changes in the spot price of natural gas. If this variation occurs, then you may not be able to effectively use USNG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

While it is expected that the trading prices of the units will fluctuate in accordance with the changes in USNG’s NAV, the prices of units may also be influenced by other factors, including the short-term supply and demand for natural gas and the units. There is no guarantee that the units will not trade at appreciable discounts from, and/or premiums to, USNG’s NAV. This could cause the changes in the price of the units to substantially vary from the changes in the price of natural gas. This may be harmful to you because if changes in the price of units vary substantially from changes in the Benchmark Futures Contract or the spot price of natural gas, then you may not be able to effectively use USNG as a way to hedge the risk of losses in your natural gas-related transactions or as a way to indirectly invest in natural gas.

Changes in USNG’s NAV may not correlate with changes in the price of the Benchmark Futures Contract. If this were to occur, you may not be able to effectively use USNG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

The General Partner endeavors to invest USNG’s assets as fully as possible in short-term Futures Contracts and Other Natural Gas-Related Investments so that the changes in percentage terms in the NAV closely correlates with the changes in percentage terms in the price of the Benchmark Futures Contract. However, changes in USNG’s NAV may not correlate with the changes in the price of the Benchmark Futures Contract for several reasons as set forth below:

•	USNG (i) may not be able to buy/sell the exact amount of Futures Contracts and Other Natural Gas-Related Investments to have a perfect correlation with NAV; (ii) may not always be able to buy and sell Futures Contracts or Other Natural Gas-Related Investments at the market price; (iii) may not experience a perfect correlation between the spot price of natural gas and the underlying investments in Futures Contracts, Other Natural Gas-Related Investments and Treasuries, cash and cash equivalents; and (iv) is required to pay fees, including the brokerage fees and the management fee, which will have an effect on the correlation.
•	Short-term supply and demand for natural gas may cause the changes in the market price of the Benchmark Futures Contract to vary from changes in USNG’s NAV if USNG has fully invested in Futures Contracts that do not reflect such supply and demand and it is unable to replace such contracts with Futures Contracts that do reflect such supply and demand. In addition, there are also technical differences between the two markets, e.g., one is a physical market while the other is a futures market traded on exchanges, that may cause variations between the spot price of natural gas and the prices of related futures contracts.
•	USNG plans to buy only as many Futures Contracts and Other Natural Gas-Related Investments that it can to get the changes in percentage terms of the NAV as close as possible to the changes in percentage terms in the price of the Benchmark Futures Contract. The remainder of its assets will be invested in Treasuries, cash and/or cash equivalents and will be used to satisfy initial margin and additional margin requirements, if any, and to otherwise support its investments in Natural Gas Interests. Investments in Treasuries, cash and/or cash equivalents, both directly and as margin, will provide rates of return that will vary from changes in the value of the spot price of natural gas and the price of the Benchmark Futures Contract.
•	In addition, because USNG will incur certain expenses in connection with its investment activities, and will hold most of its assets in cash and/or more liquid short-term securities for margin and other liquidity purposes and for redemptions that may be necessary on an ongoing basis, the General Partner will not be able to fully invest USNG’s assets in Futures Contracts or Other Natural Gas-Related Investments and there cannot be perfect correlation between changes in USNG’s NAV and changes in the price of the Benchmark Futures Contract.

•	As USNG grows, there may be more or less correlation. For example, if USNG only has enough money to buy three Benchmark Futures Contracts and it needs to buy four contracts to track the price of natural gas then the correlation will be lower, but if it buys 20,000 Benchmark Futures Contracts and it needs to buy 20,001 contracts then the correlation will be higher. At certain asset levels, USNG may be limited in its ability to purchase the Benchmark Futures Contract or other Futures Contracts due to accountability levels imposed by the relevant exchanges. To the extent that USNG invests in these other Futures Contracts or Other Natural Gas-Related Investments, the correlation with the Benchmark Futures Contract may be lower. If USNG is required to invest in other Futures Contracts and Other Natural Gas-Related Investments that are less correlated with the Benchmark Futures Contract, USNG would likely invest in over-the-counter contracts to increase the level of correlation of USNG’s assets. Over-the-counter contracts entail certain risks described below under “Over-the-Counter Contract Risk.”
•	USNG may not be able to buy the exact number of Futures Contracts and Other Natural Gas-Related Investments to have a perfect correlation with the Benchmark Futures Contract if the purchase price of Futures Contracts required to be fully invested in such contracts is higher than the proceeds received for the sale of a Creation Basket on the day the basket was sold. In such case, USNG could not invest the entire proceeds from the purchase of the Creation Basket in such futures contracts (for example, assume USNG receives $4,000,000 for the sale of a Creation Basket and assume that the price of a Futures Contract for natural gas is $59,950, then USNG could only invest in only 66 Futures Contracts with an aggregate value of $3,956,700), USNG would be required to invest a percentage of the proceeds in cash, Treasuries or other liquid securities to be deposited as margin with the futures commission merchant through which the contract was purchased. The remainder of the purchase price for the Creation Basket would remain invested in Treasuries, cash and/or cash equivalents or other liquid securities as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions. If the trading market for Futures Contracts is suspended or closed, USNG may not be able to purchase these investments at the last reported price for such investments.

If changes in USNG’s NAV do not correlate with changes in the price of the Benchmark Futures Contract, then investing in USNG may not be an effective way to hedge against natural gas-related losses or indirectly invest in natural gas.

The Benchmark Futures Contract may not correlate with the price of natural gas and this could cause the changes in the price of the units to substantially vary from the changes in the spot price of natural gas. If this were to occur, then you may not be able to effectively use USNG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

When using the Benchmark Futures Contract as a strategy to track the spot price of natural gas, at best the correlation between changes in prices of such Natural Gas Interests and the delivery price of natural gas can be only approximate. The degree of imperfection of correlation depends upon circumstances such as variations in the speculative natural gas market, supply of and demand for such Natural Gas Interests and technical influences in futures trading. If there is a weak correlation between the Natural Gas Interests and the spot price of natural gas, then the price of units may not accurately track the spot price of natural gas and you may not be able to effectively use USNG as a way to hedge the risk of losses in your natural gas-related transactions or as a way to indirectly invest in natural gas.

USNG may experience a loss if it is required to sell Treasuries at a price lower than the price at which they were acquired.

The value of Treasuries generally moves inversely with movements in interest rates. If USNG is required to sell Treasuries at a price lower than the price at which they were acquired, USNG will experience a loss. This loss may adversely impact the price of the units and may decrease the correlation between the price of the units, the price of USNG’s Futures Contracts and Other Natural Gas-Related Investments, and the delivery price of natural gas.

Certain of USNG’s investments could be illiquid which could cause large losses to investors at any time or from time to time.

USNG may not always be able to liquidate its positions in its investments at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as a foreign government taking political actions that disrupt the market in its currency, its natural gas production or exports, or in another major export, can also make it difficult to liquidate a position. Alternatively, limits imposed by futures exchanges or other regulatory organizations, such as accountability levels, position limits and price fluctuation limits, may contribute to a lack of liquidity with respect to some commodity interests.

Unexpected market illiquidity may cause major losses to investors at any time or from time to time. In addition, USNG does not intend at this time to establish a credit facility, which would provide an additional source of liquidity and instead will rely only on the Treasuries, cash and/or cash equivalents that it holds. The anticipated large value of the positions in Futures Contracts that the General Partner will acquire or enter into for USNG increases the risk of illiquidity. Other Natural Gas-Related Investments that USNG invests in, or negotiated over-the-counter contracts, may have a greater likelihood of being illiquid since they are contracts between two parties that take into account not only market risk, but also the relative credit, tax, and settlement risks under such contracts. Such contracts also have limited transferability that results from such risks and from the contract’s express limitations.

Because both Futures Contracts and Other Natural Gas-Related Investments may be illiquid, USNG’s Natural Gas Interests may be more difficult to liquidate at favorable prices in periods of illiquid markets and losses may be incurred during the period in which positions are being liquidated.

If the nature of hedgors and speculators in futures markets has shifted such that natural gas purchasers are the predominant hedgors in the market, USNG might have to reinvest at higher futures prices or choose Other Natural Gas-Related Investments.

The changing nature of the hedgors and speculators in the natural gas market will influence whether futures prices are above or below the expected future spot price. In order to induce speculators to take the corresponding long side of the same futures contract, natural gas producers must generally be willing to sell futures contracts at prices that are below expected future spot prices. Conversely, if the predominant hedgors in the futures market are the purchasers of the natural gas who purchase futures contracts to hedge against a rise in prices, then speculators will only take the short side of the futures contract if the futures price is greater than the expected future spot price of natural gas. This can have significant implications for USNG when it is time to reinvest the proceeds from a maturing Futures Contract into a new Futures Contract.

While USNG does not intend to take physical delivery of natural gas under its Futures Contracts, physical delivery under such contracts impacts the value of the contracts.

While it is not the current intention of USNG to take physical delivery of natural gas under its Futures Contracts, futures contracts are not required to be cash-settled and it is possible to take delivery under these contracts. Storage costs associated with purchasing natural gas could result in costs and other liabilities that could impact the value of Futures Contracts or Other Natural Gas-Related Investments. Storage costs include the time value of money invested in natural gas as a physical commodity plus the actual costs of storing the natural gas less any benefits from ownership of natural gas that are not obtained by the holder of a futures contract. In general, Futures Contracts have a one-month delay for contract delivery and the back month (the back month is any future delivery month other than the spot month) includes storage costs. To the extent that these storage costs change for natural gas while USNG holds Futures Contracts or Other Natural Gas-Related Investments, the value of the Futures Contracts or Other Natural Gas-Related Investments, and therefore USNG’s NAV, may change as well.

The price relationship between the near month contract and the next month contract that compose the Benchmark Futures Contract will vary and may impact both the total return over time of USNG’s NAV, as well as the degree to which its total return tracks other natural gas price indices’ total returns.

The Benchmark Futures Contract is the near month contract to expire until the near month contract is within two weeks of expiration, when the near month contract is sold and replaced with the next month contract to expire. In the event of a natural gas futures market where near month contracts trade at a higher price than next month to expire contracts, a situation described as “backwardation” in the futures market, then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to rise as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track higher. Conversely, in the event of a natural gas futures market where near month contracts trade at a lower price than next to near month contracts, a situation described as “contango” in the futures market, then absent the impact of the overall movement in natural gas prices the value of the benchmark contract would tend to decline as it approaches expiration. As a result the total return of the Benchmark Futures Contract would tend to track lower. When compared to total return of other price indices, such as the spot price of natural gas, the impact of backwardation and contango may lead the total return of USNG’s NAV to vary significantly. In the event of a prolonged period of contango, and absent the impact of rising or falling natural gas prices, this could have a significant negative impact on USNG’s NAV and total return.

Regulation of the commodity interests and energy markets is extensive and constantly changing; future regulatory developments are impossible to predict but may significantly and adversely affect USNG.

The regulation of commodity interest transactions in the United States is a rapidly changing area of law and is subject to ongoing modification by governmental and judicial action. In addition, various national governments have expressed concern regarding the disruptive effects of speculative trading in the energy markets and the need to regulate the derivatives markets in general. The effect of any future regulatory change on USNG is impossible to predict, but could be substantial and adverse.

If you are investing in USNG for purposes of hedging, you might be subject to several risks including the possibility of losing the benefit of favorable market movement.

Participants in the natural gas or in other industries may use USNG as a vehicle to hedge the risk of losses in their natural gas-related transactions. There are several risks in connection with using USNG as a hedging device. While hedging can provide protection against an adverse movement in market prices, it can also preclude a hedgor’s opportunity to benefit from a favorable market movement. In a hedging transaction, the hedgor may be concerned that the hedged item will increase in price, but must recognize the risk that the price may instead decline and if this happens he will have lost his opportunity to profit from the change in price because the hedging transaction will result in a loss rather than a gain. Thus, the hedgor foregoes the opportunity to profit from favorable price movements.

In addition, if the hedge is not a perfect one, the hedgor can lose on the hedging transaction and not realize an offsetting gain in the value of the underlying item being hedged.

When using futures contracts as a hedging technique, at best, the correlation between changes in prices of futures contracts and of the items being hedged can be only approximate. The degree of imperfection of correlation depends upon circumstances such as: variations in speculative markets, demand for futures and for natural gas products, technical influences in futures trading, and differences between anticipated energy costs being hedged and the instruments underlying the standard futures contracts available for trading. Even a well-conceived hedge may be unsuccessful to some degree because of unexpected market behavior as well as the expenses associated with creating the hedge.

In addition, using an investment in USNG as a hedge for changes in energy costs (e.g., investing in natural gas, crude oil, gasoline, or other fuels, or electricity) may not correlate because changes in the spot price of natural gas may vary from changes in energy costs because the spot price of natural gas may not be at the same rate as changes in the price of other energy products and, in any case, the price of natural gas does not reflect the refining, transportation, and other costs that may impact the hedgor’s energy costs.

An investment in USNG may provide you little or no diversification benefits. Thus, in a declining market, USNG may have no gains to offset your losses from other investments, and you may suffer losses on your investment in USNG at the same time you incur losses with respect to other asset classes.

Historically, Futures Contracts and Other Natural Gas-Related Investments have generally been non-correlated to the performance of other asset classes such as stocks and bonds. Non-correlation means that there is a low statistically valid relationship between the performance of futures and other commodity interest transactions, on the one hand, and stocks or bonds, on the other hand. However, there can be no assurance that such non-correlation will continue during future periods. If, contrary to historic patterns, USNG’s performance were to move in the same general direction as the financial markets, you will obtain little or no diversification benefits from an investment in the units. In such a case, USNG may have no gains to offset your losses from other investments, and you may suffer losses on your investment in USNG at the same time you incur losses with respect to other investments.

Variables such as drought, floods, weather, embargoes, tariffs and other political events may have a larger impact on natural gas prices and natural gas-linked instruments, including Futures Contracts and Other Natural Gas-Related Investments, than on traditional securities. These additional variables may create additional investment risks that subject USNG’s investments to greater volatility than investments in traditional securities.

Non-correlation should not be confused with negative correlation, where the performance of two asset classes would be opposite of each other. There is no historic evidence that the spot price of natural gas and prices of other financial assets, such as stocks and bonds, are negatively correlated. In the absence of negative correlation, USNG cannot be expected to be automatically profitable during unfavorable periods for the stock market, or vice versa.

USNG’s Operating Risks

USNG is not a registered investment company so you do not have the protections of the Investment Company Act of 1940.

USNG is not an investment company subject to the Investment Company Act of 1940. Accordingly, you do not have the protections afforded by that statute which, for example, requires investment companies to have a majority of disinterested directors and regulates the relationship between the investment company and its investment manager.

The General Partner is leanly staffed and relies heavily on key personnel to manage trading activities.

In managing and directing the day-to-day activities and affairs of USNG, the General Partner relies heavily on Mr. Nicholas Gerber, Mr. John Love and Mr. John Hyland. If Mr. Gerber, Mr. Love, or Mr. Hyland were to leave or be unable to carry out their present responsibilities, it may have an adverse effect on the management of USNG. Furthermore, Mr. Gerber, Mr. Love and Mr. Hyland are currently involved in the management of the Related Public Funds, and the General Partner is currently in the process of registering the units of another exchange traded commodity pool, US12NG. Mr. Gerber and Mr. Love are also employed by Ameristock Corporation, a registered investment adviser that manages a public mutual fund. It is estimated that Mr. Gerber will spend approximately 50% of his time on fund matters. Mr. Love will spend approximately 95% of his time on fund matters and Mr. Hyland will spend approximately 75% of his time on fund matters. To the extent that the General Partner establishes additional funds, even greater demands will be placed on Mr. Gerber, Mr. Love and Mr. Hyland, as well as the other officers of the General Partner, including Mr. Mah, the Chief Financial Officer, and its Board of Directors.

Accountability levels, position limits, and daily price fluctuation limits set by the exchanges have the potential to cause a tracking error, which could cause the price of units to substantially vary from the price of the Benchmark Futures Contract and prevent you from being able to effectively use USNG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

U.S. designated contract markets such as the New York Mercantile Exchange have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment in USNG is not) may hold, own or control. For example, the current accountability level for investments at any one time in natural gas Futures Contracts (including investments in the Benchmark Futures Contract) is 12,000.While this is not a fixed ceiling, it is a threshold above which the New York Mercantile Exchange may exercise greater scrutiny and control over an investor, including limiting an investor to holding no more than 12,000 natural gas Futures Contracts. With regard to position limits, the New York Mercantile Exchange limits an investor from holding more than 1,000 net futures in the last 3 days of trading in the near month contract to expire.

In addition to accountability levels and position limits, the New York Mercantile Exchange also sets daily price fluctuation limits on the Futures Contracts. The daily price fluctuation limit establishes the maximum amount that the price of futures contract may vary either up or down from the previous day’s settlement price. Once the daily price fluctuation limit has been reached in a particular Futures Contract, no trades may be made at a price beyond that limit.

For example, the New York Mercantile Exchange imposes a $3.00 per mmBtu ($30,000 per contract) price fluctuation limit for natural gas Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any natural gas Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $3.00 per mmBtu in either direction of that point. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

All of these limits may potentially cause a tracking error between the price of the units and the price of the Benchmark Futures Contract. This may in turn prevent you from being able to effectively use USNG as a way to hedge against natural gas-related losses or as a way to indirectly invest in natural gas.

USNG is not limiting the size of the offering and is committed to utilizing substantially all of its proceeds to purchase Futures Contracts and Other Natural Gas-Related Investments. If USNG encounters accountability levels, position limits, or price fluctuation limits for natural gas contracts on the New York Mercantile Exchange, it may then, if permitted under applicable regulatory requirements, purchase Futures Contracts on the ICE Futures (formerly, the International Petroleum Exchange) or other exchanges that trade listed natural gas futures. The Futures Contracts available on the ICE Futures are comparable to the contracts on the New York Mercantile Exchange, but they may have different underlying commodities, sizes, deliveries, and prices.

There are technical and fundamental risks inherent in the trading system the General Partner intends to employ.

The General Partner’s trading system is quantitative in nature and it is possible that the General Partner might make a mathematical error. In addition, it is also possible that a computer or software program may malfunction and cause an error in computation.

To the extent that the General Partner uses spreads and straddles as part of its trading strategy, there is the risk that the NAV may not closely track the changes in the Benchmark Futures Contract.

Spreads combine simultaneous long and short positions in related futures contracts that differ by commodity (e.g., long crude oil and short gasoline), by market (long WTI crude futures, short Brent crude futures), or by delivery month (long December, short November). Spreads gain or lose value as a result of relative changes in price between the long and short positions. Spreads often reduce risk to investors, because the contracts tend to move up or down together. However, both legs of the spread could move against an investor simultaneously, in which case the spread would lose value. Certain types of spreads may face unlimited risk because the short contract can increase by an unlimited amount and the investor would have to take delivery or offset at any price.

A commodity straddle takes both long and short option positions in the same commodity in the same market and delivery month simultaneously. The buyer of a straddle profits if either the long or the short leg of the straddle moves further than the combined cost of both options. The seller of a straddle profits if both the long and short positions do not trade beyond a range equal to the combined premium for selling both options.

If the General Partner were to utilize a spread or straddle position and the spread performed differently than expected, the results could impact USNG’s tracking error. This could affect USNG’s investment objective of having its NAV closely track the changes in the Benchmark Futures Contract. Additionally, a loss on a spread position would negatively impact USNG’s absolute return.

USNG and the General Partner may have conflicts of interest, which may permit them to favor their own interests to your detriment.

USNG and the General Partner may have inherent conflicts to the extent the General Partner attempts to maintain USNG’s asset size in order to preserve its fee income and this may not always be consistent with USNG’s objective of having the value of its unit’s NAV track changes in the Benchmark Futures Contract.

The General Partner’s officers, directors and employees do not devote their time exclusively to USNG. These persons are directors, officers or employees of other entities that may compete with USNG for their services. They could have a conflict between their responsibilities to USNG and to those other entities.

In addition, the General Partner’s principals, officers, directors or employees may trade futures and related contracts for their own account. A conflict of interest may exist if their trades are in the same markets and at the same time as USNG trades using the clearing broker to be used by USNG. A potential conflict also may occur if the General Partner’s principals, officers, directors or employees trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USNG.

The General Partner has sole current authority to manage the investments and operations of USNG, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which will limit the ability to influence matters such as amendment of the LP Agreement, change in USNG’s basic investment policy, dissolution of this fund, or the sale or distribution of USNG’s assets.

The General Partner serves as the general partner to the Related Public Funds, as well as USNG, and US12NG, which has yet to offer securities to the public or begin operations. The General Partner may have a conflict to the extent that its trading decisions for USNG may be influenced by the effect they would have on the other funds it manages. These trading decisions may be influenced since the General Partner also serves as the general partner for all of the funds and is required to meet all of the funds’ investment objectives as well as USNG’s. If the General Partner believes that a trading decision it made on behalf of USNG might (i) impede its other funds from reaching their investment objectives, or (ii) improve the likelihood of meeting its other funds’ objectives, then the General Partner may choose to change its trading decision for USNG, which could either impede or improve the opportunity for USNG to meet its investment objective. In addition, the General Partner is required to indemnify the officers and directors of its other funds if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

Unitholders may only vote on the removal of the General Partner and limited partners have only limited voting rights. Unitholders and limited partners will not participate in the management of USNG and do not control the General Partner so they will not have influence over basic matters that affect USNG.

Unitholders that have not applied to become limited partners have no voting rights, other than to remove the General Partner. Limited partners will have limited voting rights with respect to USNG’s affairs. Unitholders may remove the General Partner only if 66 2/3% of the unitholders elect to do so. Unitholders and limited partners will not be permitted to participate in the management or control of USNG or the conduct of its business. Unitholders and limited partners must therefore rely upon the duties and judgment of the General Partner to manage USNG’s affairs.

The General Partner may manage a large amount of assets and this could affect USNG’s ability to trade profitably.

Increases in assets under management may affect trading decisions. In general, the General Partner does not intend to limit the amount of assets of USNG that it may manage. The more assets the General Partner manages, the more difficult it may be for it to trade profitably because of the difficulty of trading larger positions without adversely affecting prices and performance and of managing risk associated with larger positions.

USNG could terminate at any time and cause the liquidation and potential loss of your investment and could upset the overall maturity and timing of your investment portfolio.

USNG may terminate at any time, regardless of whether USNG has incurred losses, subject to the terms of the LP Agreement. In particular, unforeseen circumstances, including the death, adjudication of incompetence, bankruptcy, dissolution, withdrawal, or removal of the General Partner could cause USNG to terminate unless a majority in interest of the limited partners within 90 days of the event elects to continue the partnership and appoints a successor general partner or the affirmative vote of a majority interest of the limited partners subject to conditions. However, no level of losses will require the General Partner to terminate

USNG. USNG’s termination would cause the liquidation and potential loss of your investment. Termination could also negatively affect the overall maturity and timing of your investment portfolio.

Limited partners may not have limited liability in certain circumstances, including potentially having liability for the return of wrongful distributions.

Under Delaware law, a limited partner might be held liable for our obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

A limited partner will not be liable for assessments in addition to its initial capital investment in any of our capital securities representing limited partnership interests. However, a limited partner may be required to repay to us any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, we may not make a distribution to limited partners if the distribution causes our liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of our assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

With adequate notice, a limited partner may be required to withdraw from the partnership for any reason.

If the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. The General Partner may require withdrawal even in situations where the limited partner has complied completely with the provisions of the LP Agreement.

USNG’s existing units are, and any units USNG issues in the future will be, subject to restrictions on transfer. Failure to satisfy these requirements will preclude you from being able to have all the rights of a limited partner.

No transfer of any unit or interest therein may be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the SEC, any state securities commission, the CFTC or any other governmental authority with jurisdiction over such transfer, or (b) cause USNG to be taxable as a corporation or affect USNG’s existence or qualification as a limited partnership. In addition, investors may only become limited partners if they transfer their units to purchasers that meet certain conditions outlined in the LP Agreement, which provides that each record holder or limited partner or unitholder applying to become a limited partner (each a record holder) may be required by the General Partner to furnish certain information, including that holder’s nationality, citizenship or other related status. A transferee who is not a U.S. resident may not be eligible to become a record holder or a limited partner if its ownership would subject USNG to the risk of cancellation or forfeiture of any of its assets under any federal, state or local law or regulation. All purchasers of USNG’s units, who wish to become limited partners or record holders, and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USNG’s LP Agreement and is eligible to purchase USNG’s securities. Any transfer of units will not be recorded by the transfer agent or recognized by us unless a completed transfer application is delivered to the General Partner or the Administrator. A person purchasing USNG’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units will be securities and will be transferable according to the laws governing transfers of securities. See “Transfer of Units.”

USNG does not expect to make cash distributions.

The General Partner has not previously made any cash distributions and intends to re-invest any realized gains in Natural Gas Interests rather than distributing cash to limited partners. Therefore, unlike mutual funds, commodity pools or other investment pools that actively manage their investments in an attempt to realize income and gains from their investing activities and distribute such income and gains to their investors, USNG generally does not expect to distribute cash to limited partners. You should not invest in USNG if you will need cash distributions from USNG to pay taxes on your share of income and gains of USNG, if any, or for any other reason. Although USNG does not intend to make cash distributions, the income earned from its investments held directly or posted as margin may reach levels that merit distribution, e.g., at levels where such income is not necessary to support its underlying investments in Natural Gas Interests and investors adversely react to being taxed on such income without receiving distributions that could be used to pay such tax. If this income becomes significant then cash distributions may be made.

There is a risk that USNG will not earn trading gains sufficient to compensate for the fees and expenses that it must pay and as such USNG may not earn any profit.

USNG pays brokerage charges of approximately 0.15% (based on futures commission merchant fees of $4.00 per buy or sell), management fees of 0.60% of NAV on the first $1,000,000,000 of assets and 0.50% of NAV after the first $1,000,000,000 of assets, and over-the-counter spreads and extraordinary expenses (i.e. expenses not in the ordinary course of business, including the indemnification of any person against liabilities and obligations to the extent permitted by law and required under the LP Agreement and under agreements entered into by the General Partner on USNG’s behalf and the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation and the incurring of legal expenses and the settlement of claims and litigation) that can not be quantified. These fees and expenses must be paid in all cases regardless of whether USNG’s activities are profitable. Accordingly, USNG must earn trading gains sufficient to compensate for these fees and expenses before it can earn any profit.

USNG, historically, has depended upon its affiliates to pay all its expenses. If this offering of units does not raise sufficient funds to pay USNG’s future expenses and no other source of funding of expenses is found, USNG may be forced to terminate and investors may lose all or part of their investment.

Prior to the offering of units that commenced on April 17, 2007, all of USNG’s expenses were funded by the General Partner and its affiliates. These payments by the General Partner and its affiliates were designed to allow USNG the ability to commence the public offering of its units. USNG now directly pays certain of these fees and expenses. The General Partner will continue to pay other fees and expenses, as set forth in the LP Agreement. If the General Partner and USNG are unable to raise sufficient funds to cover their expenses or locate any other source of funding, USNG may be forced to terminate and investors may lose all or part of their investment.

USNG may incur higher fees and expenses upon renewing existing or entering into new contractual relationships.

The clearing arrangements between the clearing brokers and USNG generally are terminable by the clearing brokers once the clearing broker has given USNG notice. Upon termination, the General Partner may be required to renegotiate or make other arrangements for obtaining similar services if USNG intends to continue trading in Futures Contracts or Other Natural Gas-Related Investments at its present level of capacity. The services of any clearing broker may not be available, or even if available, these services may not be available on the terms as favorable as those of the expired or terminated clearing arrangements.

USNG may miss certain trading opportunities because it will not receive the benefit of the expertise of independent trading advisors.

The General Partner does not employ trading advisors for USNG; however, it reserves the right to employ them in the future. The only advisor to USNG is the General Partner. A lack of independent trading advisors may be disadvantageous to USNG because it will not receive the benefit of a trading advisor’s expertise.

An unanticipated number of redemption requests during a short period of time could have an adverse effect on the NAV of USNG.

If a substantial number of requests for redemption of Redemption Baskets are received by USNG during a relatively short period of time, USNG may not be able to satisfy the requests from USNG’s assets not committed to trading. As a consequence, it could be necessary to liquidate positions in USNG’s trading positions before the time that the trading strategies would otherwise dictate liquidation.

The failure or bankruptcy of a clearing broker could result in a substantial loss of USNG’s assets.

Under CFTC regulations, a clearing broker maintains customers’ assets in a bulk segregated account. If a clearing broker fails to do so, or is unable to satisfy a substantial deficit in a customer account, its other customers may be subject to risk of a substantial loss of their funds in the event of that clearing broker’s bankruptcy. In that event, the clearing broker’s customers, such as USNG, are entitled to recover, even in respect of property specifically traceable to them, only a proportional share of all property available for distribution to all of that clearing broker’s customers. The bankruptcy of a clearing broker could result in the complete loss of USNG’s assets posted with that clearing broker; however, the vast majority of USNG’s assets are held in Treasuries, cash or cash equivalents with USNG’s custodian and would not be impacted by the bankruptcy of a clearing broker. USNG also may be subject to the risk of the failure of, or delay in performance by, any exchanges and markets and their clearing organizations, if any, on which commodity interest contracts are traded.

From time to time, the clearing brokers may be subject to legal or regulatory proceedings in the ordinary course of their business. A clearing broker’s involvement in costly or time-consuming legal proceedings may divert financial resources or personnel away from the clearing broker’s trading operations, which could impair the clearing broker’s ability to successfully execute and clear USNG’s trades.

Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.

Third parties may utilize USNG’s intellectual property or technology, including the use of its business methods, trademarks and trading program software, without permission. The General Partner has a patent pending for USNG’s business method and it is registering its trademarks. USNG does not currently have any proprietary software. However, if it obtains proprietary software in the future, then any unauthorized use of USNG’s proprietary software and other technology could also adversely affect its competitive advantage. USNG may have difficulty monitoring unauthorized uses of its patents, trademarks, proprietary software and other technology. Also, third parties may independently develop business methods, trademarks or proprietary software and other technology similar to that of the General Partner or claim that the General Partner has violated their intellectual property rights, including their copyrights, trademark rights, trade names, trade secrets and patent rights. As a result, the General Partner may have to litigate in the future to protect its trade secrets, determine the validity and scope of other parties’ proprietary rights, defend itself against claims that it has infringed or otherwise violated other parties’ rights, or defend itself against claims that its rights are invalid. Any litigation of this type, even if the General Partner is successful and regardless of the merits, may result in significant costs, divert its resources from USNG, or require it to change its proprietary software and other technology or enter into royalty or licensing agreements. See “Legal Risks” below.

The success of USNG depends on the ability of the General Partner to accurately implement trading systems, and any failure to do so could subject USNG to losses on such transactions.

The General Partner uses mathematical formulas built into a generally available spreadsheet program to decide whether it should buy or sell Natural Gas Interests each day. Specifically, the General Partner uses the spreadsheet to make mathematical calculations and to monitor positions in Natural Gas Interests and Treasuries and correlations to the Benchmark Futures Contract. The General Partner must accurately process the spreadsheets’ outputs and execute the transactions called for by the formulas. In addition, USNG relies on the General Partner to properly operate and maintain its computer and communications systems. Execution of the formulas and operation of the systems are subject to human error. Any failure, inaccuracy or delay in implementing any of the formulas or systems and executing USNG’s transactions could impair its ability to achieve USNG’s investment objective. It could also result in decisions to undertake transactions based on inaccurate or incomplete information. This could cause substantial losses on transactions.

USNG may experience substantial losses on transactions if the computer or communications system fails.

USNG’s trading activities, including its risk management, depend on the integrity and performance of the computer and communications systems supporting them. Extraordinary transaction volume, hardware or software failure, power or telecommunications failure, a natural disaster or other catastrophe could cause the computer systems to operate at an unacceptably slow speed or even fail. Any significant degradation or failure of the systems that the General Partner uses to gather and analyze information, enter orders, process data, monitor risk levels and otherwise engage in trading activities may result in substantial losses on transactions, liability to other parties, lost profit opportunities, damages to the General Partner’s and USNG’s reputations, increased operational expenses and diversion of technical resources.

If the computer and communications systems are not upgraded, USNG’s financial condition could be harmed.

The development of complex computer and communications systems and new technologies may render the existing computer and communications systems supporting USNG’s trading activities obsolete. In addition, these computer and communications systems must be compatible with those of third parties, such as the systems of exchanges, clearing brokers and the executing brokers. As a result, if these third parties upgrade their systems, the General Partner will need to make corresponding upgrades to continue effectively its trading activities. USNG’s future success will depend on USNG’s ability to respond to changing technologies on a timely and cost-effective basis.

USNG depends on the reliable performance of the computer and communications systems of third parties, such as brokers and futures exchanges, and may experience substantial losses on transactions if they fail.

USNG depends on the proper and timely function of complex computer and communications systems maintained and operated by the futures exchanges, brokers and other data providers that the General Partner uses to conduct trading activities. Failure or inadequate performance of any of these systems could adversely affect the General Partner’s ability to complete transactions, including its ability to close out positions, and result in lost profit opportunities and significant losses on commodity interest transactions. This could have a material adverse effect on revenues and materially reduce USNG’s available capital. For example, unavailability of price quotations from third parties may make it difficult or impossible for the General Partner to use its proprietary software that it relies upon to conduct its trading activities. Unavailability of records from brokerage firms may make it difficult or impossible for the General Partner to accurately determine which transactions have been executed or the details, including price and time, of any transaction executed. This unavailability of information also may make it difficult or impossible for the General Partner to reconcile its records of transactions with those of another party or to accomplish settlement of executed transactions.

The occurrence of a terrorist attack, or the outbreak, continuation or expansion of war or other hostilities could disrupt USNG’s trading activity and materially affect USNG’s profitability.

The operations of USNG, the exchanges, brokers and counterparties with which USNG does business, and the markets in which USNG does business could be severely disrupted in the event of a major terrorist attack or the outbreak, continuation or expansion of war or other hostilities. The terrorist attacks of September 11, 2001 and the war in Iraq, global anti-terrorism initiatives and political unrest in the Middle East and Southeast Asia continue to fuel this concern.

Risk of Leverage and Volatility

If the General Partner permits USNG to become leveraged, you could lose all or substantially all of your investment if USNG’s trading positions suddenly turn unprofitable.

Commodity pools’ trading positions in futures contracts or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a futures contract’s (or other commodity interests’) entire face value. This feature permits commodity pools to “leverage” their assets by purchasing or selling futures contracts (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While this leverage can increase the pool’s profits, relatively small adverse movements in the price of the pool’s futures contracts can cause significant losses to the pool. While the General Partner has not and does not intend to leverage USNG’s assets, it is not prohibited from doing so under the LP Agreement or otherwise.

The price of natural gas is volatile which could cause large fluctuations in the price of units.

Movements in the price of natural gas may be the result of factors outside of the General Partner’s control and may not be anticipated by the General Partner. Among the factors that can cause volatility in the price of natural gas are:

•	worldwide or regional demand for energy, which is affected by economic conditions;
•	the domestic and foreign supply and inventories of oil and gas;
•	weather conditions, including abnormally mild winter or summer weather, and abnormally harsh winter or summer weather;
•	availability and adequacy of pipeline and other transportation facilities;
•	domestic and foreign governmental regulations and taxes;
•	political conditions in gas or oil producing regions;
•	the ability of members of the Organization of Petroleum Exporting Countries (“OPEC”) to agree upon and maintain oil prices and production levels;
•	the price and availability of alternative fuels; and
•	the impact of energy conservation efforts.

The impact of environmental and other governmental laws and regulations may affect the price of natural gas.

Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon natural gas and oil wells. Other laws have prevented exploration and drilling of natural gas in certain environmentally sensitive federal lands and waters. Several environmental laws that have a direct or an indirect impact on the price of natural gas include, but are not limited to, the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

The limited method for transporting and storing natural gas may cause the price of natural gas to increase.

Natural gas is primarily transported and stored throughout the United States by way of pipeline and underground storage facilities. These systems may not be adequate to meet demand, especially in times of peak demand or in areas of the United States where gas service is already limited due to minimal pipeline and storage infrastructure. As a result of the limited method for transporting and storing natural gas, the price of natural gas may increase.

Over-the-Counter Contract Risk

Over-the-counter transactions are subject to little, if any, regulation.

A portion of USNG’s assets may be used to trade over-the-counter natural gas interest contracts, such as forward contracts or swap or spot contracts. Over-the-counter contracts are typically traded on a principal-to-principal basis through dealer markets that are dominated by major money center and investment banks and other institutions and are essentially unregulated by the CFTC. You therefore do not receive the protection of CFTC regulation or the statutory scheme of the Commodity Exchange Act in connection with this trading activity by USNG. The markets for over-the-counter contracts rely upon the integrity of market participants in lieu of the additional regulation imposed by the CFTC on participants in the futures markets. The lack of regulation in these markets could expose USNG in certain circumstances to significant losses in the event of trading abuses or financial failure by participants.

USNG will be subject to credit risk with respect to counterparties to over-the-counter contracts entered into by USNG or held by special purpose or structured vehicles.

USNG also faces the risk of non-performance by the counterparties to the over-the-counter contracts. Unlike in futures contracts, the counterparty to these contracts is generally a single bank or other financial institution, rather than a clearing organization backed by a group of financial institutions. As a result, there will be greater counterparty credit risk in these transactions. A counterparty may not be able to meet its obligations to USNG, in which case USNG could suffer significant losses on these contracts.

If a counterparty becomes bankrupt or otherwise fails to perform its obligations due to financial difficulties, USNG may experience significant delays in obtaining any recovery in a bankruptcy or other reorganization proceeding. USNG may obtain only limited recovery or may obtain no recovery in such circumstances.

USNG may be subject to liquidity risk with respect to its over-the-counter contracts.

Over-the-counter contracts may have terms that make them less marketable than Futures Contracts. Over-the-counter contracts are less marketable because they are not traded on an exchange, do not have uniform terms and conditions, and are entered into based upon the creditworthiness of the parties and the availability of credit support, such as collateral, and in general, they are not transferable without the consent of the counterparty. These conditions diminish the ability to realize the full value of such contracts.

Risk of Trading in International Markets

Trading in international markets could expose USNG to credit and regulatory risk.

The General Partner invests primarily in Futures Contracts, a significant portion of which will be on United States exchanges including the New York Mercantile Exchange. However, a portion of USNG’s trades may take place on markets and exchanges outside the United States. Some non-U.S. markets present risks because they are not subject to the same degree of regulation as their U.S. counterparts. None of the CFTC, NFA, or any domestic exchange regulates activities of any foreign boards of trade or exchanges, including the execution, delivery and clearing of transactions, nor has the power to compel enforcement of the rules of a foreign board of trade or exchange or of any applicable non-U.S. laws. Similarly, the rights of market participants, such as USNG, in the event of the insolvency or bankruptcy of a non-U.S. market or broker are also likely to be more limited than in the case of U.S. markets or brokers. As a result, in these markets, USNG has less legal and regulatory protection than it does when it trades domestically.

In some of these non-U.S. markets, the performance on a contract is the responsibility of the counterparty and is not backed by an exchange or clearing corporation and therefore exposes USNG to credit risk. Trading in non-U.S. markets also leaves USNG susceptible to swings in the value of the local currency against the U.S. dollar. Additionally, trading on non-U.S. exchanges is subject to the risks presented by exchange controls, expropriation, increased tax burdens and exposure to local economic declines and political instability. An adverse development with respect to any of these variables could reduce the profit or increase the loss earned on trades in the affected international markets.

International trading activities subject USNG to foreign exchange risk.

The price of any non-U.S. Futures Contract, option on any non-U.S. Futures Contract or other non-U.S. Natural Gas-Related Investment, and, therefore, the potential profit and loss on such Natural Gas Interests, may be affected by any variance in the foreign exchange rate between the time the order is placed and the time it is liquidated, offset or exercised. As a result, changes in the value of the local currency relative to the U.S. dollar may cause losses to USNG even if the contract traded is profitable.

USNG’s international trading could expose it to losses resulting from non-U.S. exchanges that are less developed or less reliable than United States exchanges.

Some non-U.S. exchanges also may be in a more developmental stage so that prior price histories may not be indicative of current price dynamics. In addition, USNG may not have the same access to certain positions on foreign trading exchanges as do local traders, and the historical market data on which the General Partner bases its strategies may not be as reliable or accessible as it is for U.S. exchanges.

Tax Risk

Please refer to “U.S. Federal Income Tax Considerations” for information regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of units.

Your tax liability may exceed the amount of distributions, if any, on your units.

Cash or property will be distributed at the sole discretion of the General Partner. The General Partner has not and does not intend to make cash or other distributions with respect to units. You will be required to pay U.S. federal income tax and, in some cases, state, local, or foreign income tax, on your allocable share of USNG’s taxable income, without regard to whether you receive distributions or the amount of any distributions. Therefore, your tax liability with respect to your units may exceed the amount of cash or value of property (if any) distributed.

Your allocable share of taxable income or loss may differ from your economic income or loss on your units.

Due to the application of the assumptions and conventions applied by USNG in making allocations for tax purposes and other factors, your allocable share of USNG’s income, gain, deduction or loss may be different than your economic profit or loss from your units for a taxable year. This difference could be temporary or permanent and, if permanent, could result in your being taxed on amounts in excess of your economic income.

Items of income, gain, deduction, loss and credit with respect to units could be reallocated if the IRS does not accept the assumptions and conventions applied by USNG in allocating those items, with potential adverse consequences for you.

The U.S. tax rules pertaining to partnerships are complex and their application to large, publicly traded partnerships such as USNG is in many respects uncertain. USNG will apply certain assumptions and conventions in an attempt to comply with the intent of the applicable rules and to report taxable income, gains, deductions, losses and credits in a manner that properly reflects unitholders’ economic gains and losses. These assumptions and conventions may not fully comply with all aspects of the Internal Revenue Code (“Code”) and applicable Treasury Regulations, however, and it is possible that the U.S. Internal Revenue Service will successfully challenge our allocation methods and require us to reallocate items of income, gain, deduction, loss or credit in a manner that adversely affects you. If this occurs, you may be required to file an amended tax return and to pay additional taxes plus deficiency interest.

We could be treated as a corporation for federal income tax purposes, which may substantially reduce the value of your units.

USNG has received an opinion of counsel that, under current U.S. federal income tax laws, USNG will be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes, provided that (i) at least 90 percent of USNG’s annual gross income consists of “qualifying income” as defined in the Code, (ii) USNG is organized and operated in accordance with its governing agreements and applicable law and (iii) USNG does not elect to be taxed as a corporation for federal income tax purposes. Although the General Partner anticipates that USNG has satisfied and will continue to satisfy the “qualifying income” requirement for all of its taxable years, that result cannot be assured. USNG has not requested and will not request any ruling from the IRS with respect to its classification as a partnership not taxable as a corporation for federal income tax purposes. If the IRS were to successfully assert that USNG is taxable as a corporation for federal income tax purposes in any taxable year, rather than passing through its income, gains, losses and deductions proportionately to unitholders, USNG would be subject to tax on its net income for the year at corporate tax rates. In addition, although the General Partner does not currently intend to make distributions with respect to units, any distributions would be taxable to unitholders as dividend income. Taxation of USNG as a corporation could materially reduce the after-tax return on an investment in units and could substantially reduce the value of your units.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN UNITS; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Legal Risks

An affiliate of USNG has been notified of intellectual property rights that could adversely impact USNG.

Goldman, Sachs & Co.

Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF and the General Partner notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interest of the commodity pool to third party investors. Subsequently, two U.S. Patents were issued, the first, patent number US7,283,978B2, was issued on October 16, 2007, and the second, patent number US7,319,984B2, was issued on January 15, 2008.

Preliminarily, USOF's management is of the view that the structure and operations of USOF and its affiliated commodity pools do not infringe these patents. USOF is also in the process of reviewing prior art (prior structures and operations of similar investment vehicles) that may invalidate one or more of the claims in these patents. In addition, USOF has retained patent counsel to advise it on these matters and is in the process of obtaining their opinions regarding the non-infringement of each of these patents by USOF and/or the patents' invalidity based on prior art. If the patents were alleged to apply to USOF's structure and/or operations, and are found by a court to be valid and infringed, Goldman Sachs may be awarded significant monetary damages and/or injunctive relief. See “USNG’s Operating Risks — Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

THE OFFERING

What is USNG?

USNG is a Delaware limited partnership organized on September 11, 2006. USNG maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. USNG is a commodity pool. It operates pursuant to the terms of the LP Agreement, which grants full management control to the General Partner. USNG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of natural gas delivered at the Henry Hub, Louisiana. USNG invests in a mixture of listed natural gas futures contracts, other non-listed natural gas related investments, Treasuries, cash and cash equivalents. USNG began trading on the American Stock Exchange on April 18, 2007. As of March 31, 2008, USNG had total net assets of $512,253,050 and had outstanding units of 10.5 million. USNG employs an investment strategy in its operations that is similar to the investment strategy of USG, except its benchmark is the near month contract for natural gas delivered at the Henry Hub, Louisiana.

Who is the General Partner?

Our sole General Partner is Victoria Bay Asset Management, LLC, a single member limited liability company that was formed in the state of Delaware on May 10, 2005. It maintains its main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. The General Partner is a wholly-owned subsidiary of Wainwright Holdings, Inc., a Delaware corporation (“Wainwright”). Mr. Nicholas Gerber (discussed below) controls Wainwright by virtue of his ownership of Wainwright’s shares. Wainwright is a holding company that also owns an insurance company organized under Bermuda law and a registered investment advisor firm named Ameristock Corporation. The General Partner is a member of the NFA and is registered with the CFTC as of December 1, 2005. The General Partner’s registration as a CPO with the NFA was approved on December 1, 2005.

The General Partner is also currently the general partner of the Related Public Funds, as well as USNG and US12NG that has yet to offer securities as to the public. USOF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its unit’s NAV track the changes in percentage terms in the spot price of light, sweet crude oil as traded in the United States. USOF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. USOF began trading on the American Stock Exchange on April 10, 2006. As of March 31, 2008, USOF had total net assets of $723,816,237 and had outstanding units of 8.9 million. USOF employs an investment strategy in its operations that is similar to the investment strategy of USNG, except that its benchmark is the near month contract for light, sweet crude oil delivered to Cushing, Oklahoma.

US12OF is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of light, sweet crude oil as traded in the United States. US12OF invests in a mixture of listed crude oil futures contracts, other non-listed oil related investments, Treasuries, cash and cash equivalents. US12OF began trading on the American Stock Exchange on December 6, 2007. As of March 31, 2008, US12OF had total net assets of $11,662,348 and had outstanding units of 200,000. US12OF employs an investment strategy in its operations that is similar to the investment strategy of USNG, except that its benchmark is the average of the prices of the near month contract to expire and the following eleven months contracts for light, sweet crude oil delivered to Cushing, Oklahoma.

USG is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms in the price of unleaded gasoline as traded in the United States. USG invests in a mixture of listed gasoline futures contracts, other non-listed gasoline related investments, Treasuries, cash and cash equivalents. USG began trading on the American Stock Exchange on February 26, 2008. As of March 31, 2008, USG had total net assets of $19,410,550 and had outstanding units of 400,000. USG employs an investment strategy in its operations that is similar to the investment strategy of USNG, except that its benchmark is the near month contract for unleaded gasoline delivered at the New York harbor.

USHO is a publicly traded limited partnership which seeks to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of heating oil as traded in the United States.

USHO invests in a mixture of listed heating oil futures contracts, other non-listed heating oil-related investments, Treasuries, cash and cash equivalents. USHO began trading on the American Stock Exchange on April 9, 2008. USHO employs an investment strategy in its operations that is similar to the investment strategy of USNG, except that its benchmark is the near month contract for heating oil delivered to the New York harbor.

The General Partner is currently in the process of registering the units of another exchange traded commodity pool, US12NG. US12NG will be a publicly traded limited partnership which will seek to have the changes in percentage terms of its units’ NAV track the changes in percentage terms of the price of natural gas as traded in the United States. US12NG will invest in a mixture of listed natural gas futures contracts, other non-listed natural gas-related investments, Treasuries, cash and cash equivalents. US12NG will employ an investment strategy in its operations that is similar to the investment strategy of USNG, except that its benchmark is average of the prices of the near month contract to expire and the following eleven months contracts for natural gas delivered at the Henry Hub, Louisiana. US12NG has not offered securities to the public or commenced operations.

The General Partner is required to evaluate the credit risk of USNG to the futures commission merchant, oversee the purchase and sale of USNG’s units by certain Authorized Purchasers, review daily positions and margin requirements of USNG, and manage USNG’s investments. The General Partner also pays the fees of the Marketing Agent, the Administrator, and the Custodian.

Limited partners have no right to elect the General Partner on an annual or any other continuing basis. If the General Partner voluntarily withdraws, however, the holders of a majority of our outstanding units (excluding for purposes of such determination interests owned by the withdrawing General Partner and its affiliates) may elect its successor. The General Partner may not be removed as general partner except upon approval by the affirmative vote of the holders of at least 66 2/3 percent of outstanding units (excluding units owned by the General Partner and its affiliates), subject to the satisfaction of certain conditions set forth in the LP Agreement.

The business and affairs of our General Partner are managed by a board of directors, which is comprised of four management directors some of whom are also its executive officers (the “Management Directors”) and three independent directors who meet the independent director requirements established by the American Stock Exchange and the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, the Management Directors have the authority to manage the General Partner pursuant to its Limited Liability Company Agreement. The General Partner has an audit committee which is made up of the three independent directors (Peter M. Robinson, Gordon L. Ellis, and Malcolm R. Fobes III). The audit committee is governed by an audit committee charter that is posted on USNG’s website. Gordon L. Ellis and Malcolm R. Fobes III meet the financial sophistication requirements of the American Stock Exchange and the audit committee charter.

Mr. Nicholas Gerber and Mr. Howard Mah also serve as executive officers of the General Partner. USNG has no executive officers. Its affairs are generally managed by the General Partner. The following individuals serve as Management Directors of the General Partner.

Nicholas Gerber has been the President and CEO of the General Partner since June 9, 2005 and a Management Director of the General Partner since May 10, 2005. He maintains his main business office at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502. Mr. Gerber acts as a portfolio manager for USNG and the Related Public Funds. Mr. Gerber will act as a portfolio manager for US12NG. He registered with the NFA as a Principal of the General Partner in November 2005, and as an Associated Person of the General Partner in December 2005. Currently, Mr. Gerber manages USNG and the Related Public Funds. He will also manage US12NG. Mr. Gerber has also served as Vice President/Chief Investment Officer of Lyon’s Gate Reinsurance Company, Ltd. since June of 2003. Mr. Gerber has an extensive background in securities portfolio management and in developing investment funds that make use of indexing and futures contracts. He is also the founder of Ameristock Corporation, a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Since 1995, Mr. Gerber has been the portfolio manager of the Ameristock Mutual Fund, Inc. a mutual fund registered under the Investment Company Act of 1940, focused on large cap U.S.

equities that currently has approximately $482 million in assets. He has also been a Trustee for the Ameristock ETF Trust since June 2006, and a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF since June 2007. In these roles, Mr. Gerber has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Prior to managing Ameristock Mutual Fund Inc., Mr. Gerber served as a portfolio manager with Bank of America Capital Management. While there he was responsible for the daily stewardship of four funds with a combined value in excess of $240 million. At Bank of America Capital Management, Mr. Gerber worked extensively in the development and managing of mutual funds and institutional accounts that were designed to track assorted equity market indices such as the Standard & Poor’s 500 and the Standard & Poor’s Midcap 400. Before joining Bank of America, he was managing director and founder of the Marc Stevens Futures Index Fund, a fund that combined the use of commodity futures with equity stock index futures. The futures index fund was a commodity pool and Mr. Gerber was the CPO. It was ultimately purchased by Newport Commodities. Mr. Gerber’s two decades of experience in institutional investment include a period of employment as a floor trader on the New York Futures Exchange. Mr. Gerber has passed the Series 3 examination for associated persons. He holds an MBA in finance from the University of San Francisco and a BA from Skidmore College. Mr. Gerber is 45 years old.

Howard Mah has been a Management Director of the General Partner since May 10, 2005, Secretary of the General Partner since June 9, 2005, and Chief Financial Officer of the General Partner since May 23, 2006. He registered with the NFA as a Principal of the General Partner in November 2005. Mr. Mah is currently involved in the management of USNG and the Related Public Funds and will be involved in the management of US12NG. Mr. Mah also serves as the General Partner’s Chief Compliance Officer. He received a Bachelor of Education from the University of Alberta, in 1986 and an MBA from the University of San Francisco in 1988. He has been Secretary and Chief Compliance Officer of the Ameristock ETF Trust since February 2007, Compliance Officer of Ameristock Corporation since 2001, a tax & finance consultant in private practice since 1995, Secretary of Ameristock Mutual Fund since 1995 and Ameristock Focused Value Fund from December 2000 to January 2005, Chief Compliance Officer of Ameristock Mutual Fund since 2004 and the Co-Portfolio Manager of the Ameristock Focused Value Fund from December 2000 to January 2005. Mr. Mah is 43 years old.

Andrew F. Ngim has been a Management Director of the General Partner since May 10, 2005 and Treasurer of the General Partner since June 9, 2005. He registered with the NFA as a Principal of the General Partner in November 2005. As Treasurer of the General Partner, Mr. Ngim is currently involved in the management of USNG and the Related Public Funds and will be involved in the management of US12NG. He received a Bachelor of Arts from the University of California at Berkeley in 1983. Mr. Ngim has been the Managing Director and co-portfolio manager of Ameristock Corporation since 1999, Trustee of the Ameristock ETF Trust since February 2007, and a portfolio manager for the Ameristock/Ryan 1 Year, 2 Year, 5 Year, 10 Year and 20 Year Treasury ETF since June 2007. He was the co-portfolio manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and a Benefits Consultant with PricewaterhouseCoopers from 1994 to 1999. Mr. Ngim is 47 years old.

Robert L. Nguyen has been a Management Director of the General Partner since May 10, 2005. He registered with the NFA as a Principal of the General Partner in November 2005. As a Management Director of the General Partner, Mr. Nguyen is currently involved on the management of USNG and the Related Public Funds and will be involved in the management of US12NG. He received a Bachelor of Science from California State University Sacramento in 1981. Mr. Nguyen has been the Managing Principal of Ameristock Corporation since 2000. He was Co-Portfolio Manager of the Ameristock Large Company Growth Fund from December 2000 to June 2002 and Institutional Specialist with Charles Schwab & Company Inc. from 1995 to 1999. Mr. Nguyen is 48 years old.

The following individuals provide significant services to USNG but are employed by the entities noted below.

John P. Love acts as the Portfolio Operations Manager for USNG and the Related Public Funds and is expected to be the Portfolio Operations Manager for US12NG. Mr. Love is also employed by the General Partner. He registered with the NFA as a Principal of the General Partner in January 2006. Mr. Love has served as the operations manager of Ameristock Corporation since 2002, where he was responsible for back office and marketing activities for the Ameristock Mutual Fund and Ameristock Focused Value Fund and for the firm in general. From 1993 to September 2002, Mr. Love was a project manager and managing director for IT and interactive media development firms, including TouchVision Interactive and Digital Boardwalk Inc. providing leadership to project teams from pre-contract through deployment, while assisting with business and process development. As the managing director of Jamison/Gold (Keane Interactive), he provided leadership to all departments including operations, production, technology, sales, marketing, administration, recruiting, and finance. Mr. Love holds a Series 3 license and is registered with the NFA as an Associated Person of the General Partner. He holds a BFA in cinema-television from the University of Southern California. Mr. Love is 36 years old.

John T. Hyland, CFA acts as a Portfolio Manager and as the Chief Investment Officer for the General Partner. Mr. Hyland is employed by the General Partner. He registered with the NFA as an Associated Person of the General Partner in December 2005, and as a Principal of the General Partner in January 2006. Mr. Hyland became the Portfolio Manager for USOF, USNG, US12OF, USG and USHO in April 2006, March 2007, June 2007, April 2007 and April 2007, respectively, and as Chief Investment Officer of the General Partner, acts in such capacity on behalf of USNG and the Related Public Funds. He is also expected to become the Portfolio Manager for US12NG. As part of his responsibilities for USNG and the Related Public Funds, Mr. Hyland handles day-to-day trading, helps set investment policies, and oversees USNG and the Related Public Funds’ activities with their futures commission brokers, custodian-administrator, and marketing agent. Mr. Hyland has an extensive background in portfolio management and research with both equity and fixed income securities, as well as in the development of new types of complex investment funds. In July 2001, Mr. Hyland founded Towerhouse Capital Management, LLC, a firm that provides portfolio management and new fund development expertise to non-U.S. institutional investors. Mr. Hyland has been, and remains, a Principal and Portfolio Manager for Towerhouse. From July 2001 to January 2002, Mr. Hyland was the Director of Global Property Securities Research for Roulac International, where he worked on the development of a hedge fund focused on global real estate stocks. From 1996 through 2001, Mr. Hyland was the Director of Securities Research and Portfolio Manager for the capital markets division of CB Richard Ellis, a global commercial real estate services firm. His division provided portfolio management of equities as an advisor or sub-advisor for mutual funds and separate accounts focused on real estate investment trusts. In addition, his group conducted research in the area of structured commercial real estate debt (including Commercial Mortgage-Back Securities, or “CMBS”), and lead the creation of one of the earliest re-securitizations of multiple CMBS pool tranches into a Collateralized Debt Obligation vehicle. In the ten years prior to working at CB Richard Ellis, Mr. Hyland had worked as a portfolio manager or financial representative for several other investment firms and mutual funds. Mr. Hyland received his Chartered Financial Analyst (“CFA”) designation in 1994. From 1993 until 2003, Mr. Hyland was on the Board of Directors of the Security Analysts of San Francisco (“SASF”), a not-for-profit organization of investment management professionals. He served as the president of the SASF from 2001-2002. Mr. Hyland is a member of the CFA Institute (formerly AIMR). He is also a member of the National Association of Petroleum Investment Analysts, a not-for-profit organization of investment professionals focused on the oil industry. He serves as an arbitrator for FINRA as part of their dispute resolution program. He is a graduate of the University of California, Berkeley and received a BA in political science/international relations in 1982. Mr. Hyland is 48 years old.

The following individuals serve as independent directors of the General Partner.

Peter M. Robinson has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of USNG and the Related Public Funds and will serve on behalf of US12NG, if such fund commences operations. He registered with the NFA as a Principal of the General Partner in December 2005. Mr. Robinson has been employed as a Research Fellow with the Hoover Institution since 1993. Mr. Robinson graduated from Dartmouth College in 1979 and Oxford University in 1982. Mr. Robinson spent six years in the White House, serving from 1982 to 1983 as chief speechwriter to Vice President George Bush and from 1983 to 1988 as special assistant and speechwriter to President Ronald Reagan. After the White House, Mr. Robinson received an MBA from the Stanford University Graduate School of Business. Mr. Robinson then spent a year in New York City with Fox Television. He spent a second year in Washington, D.C., with the Securities and Exchange Commission, where he served as the director of the Office of Public Affairs, Policy Evaluation, and Research. Mr. Robinson has

also written three books and has been published in the New York Times, Red Herring, and Forbes ASAP and he is the editor of Can Congress Be Fixed?: Five Essays on Congressional Reform (Hoover Institution Press, 1995). Mr. Robinson is 50 years old.

Gordon L. Ellis has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of USNG and the Related Public Funds and will serve on behalf of US12NG, if such fund commences operations. He registered with the NFA as a Principal of the General Partner in November 2005. Mr. Ellis has been Chairman of International Absorbents, Inc. since July 1988, President and Chief Executive Officer since November 1996 and a Class I Director of the company since July 1985. Mr. Ellis is also a director of Absorption Corp., International Absorbents, Inc.’s wholly-owned subsidiary. Mr. Ellis is a director/trustee of Polymer Solutions, Inc., a former publicly-held company that sold all of its assets effective as of February 3, 2004 and is currently winding down its operations and liquidating following such sale. Mr. Ellis is a professional engineer with an MBA in international finance. Mr. Ellis is 60 years old.

Malcolm R. Fobes III has been an Independent Director of the General Partner since September 30, 2005 and, as such, serves on the board of directors of the General Partner, which acts on behalf of USNG and the Related Public Funds and will serve on behalf of US12NG, if such fund commences operations. He registered with the NFA as a Principal of the General Partner in November 2005. Mr. Fobes is the founder, Chairman and Chief Executive Officer of Berkshire Capital Holdings, Inc., a California-based investment adviser registered under the Investment Advisers Act of 1940, that has been sponsoring and providing portfolio management services to mutual funds since 1997. Since 1997, Mr. Fobes has been the Chairman and President of The Berkshire Funds, a mutual fund investment company registered under the Investment Company Act of 1940. Mr. Fobes also serves as portfolio manager of the Berkshire Focus Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in the electronic technology industry. From April 2000 to July 2006, Mr. Fobes also served as co-portfolio manager of The Wireless Fund, a mutual fund registered under the Investment Company Act of 1940, which concentrates its investments in companies engaged in the development, production, or distribution of wireless-related products or services. In these roles, Mr. Fobes has gained extensive experience in evaluating and retaining third-party service providers, including custodians, accountants, transfer agents, and distributors. Mr. Fobes was also contributing editor of Start a Successful Mutual Fund: The Step-by-Step Reference Guide to Make It Happen (JV Books, 1995). Prior to forming Berkshire Capital Holdings, Inc., Mr. Fobes was employed by various technology-related companies, including Adobe Systems, Inc., a leading provider of digital publishing and imaging software technologies. Mr. Fobes holds a B.S. degree in Finance and Economics from San Jose State University in California. Mr. Fobes is 43 years old.

The following are individual principals, as that term is defined in CFTC Rule 3.1, for USNG: Melinda Gerber, The Gerber Family Trust, Howard Mah, Andrew Ngim, Robert Nguyen, Peter Robinson, Gordon Ellis, Malcolm Fobes, John Love, and John Hyland. These individuals are principals due to their positions, however, Nicholas Gerber and Melinda Gerber are also principals due to their controlling stake in Wainwright. None of the principals owns or has any other beneficial interest in USNG. Nicholas Gerber and John Hyland make trading and investment decisions for USNG. Nicholas Gerber, John Love, and John Hyland execute trades on behalf of USNG. In addition, Nicholas Gerber, John Love, John Hyland and Robert Nguyen are registered with the CFTC as Associated Persons of the General Partner and are members of the NFA.

Prior Performance of the General Partner and Affiliates

The General Partner is currently the General Partner of USOF, USNG, US12OF, USG and USHO.

USOF’s offering began on April 10, 2006 and is a continuous offering. As of March 31, 2008, the total amount of money raised by USOF from Authorized Purchasers was $8,584,153,797; the total number of Authorized Purchasers was 12; the number of baskets purchased by Authorized Purchasers was 1,392; and the aggregate amount of units purchased was 139,200,000.

USNG began trading on the American Stock Exchange on April 18, 2007 and is a continuous offering. As of March 31, 2008, the total amount of money raised by USNG from Authorized Purchasers was $1,809,501,428; the total number of Authorized Purchasers was 6; the number of baskets purchased by Authorized Purchasers was 463; and the aggregate amount of units purchased was 46,300,000.

US12OF began trading on the American Stock Exchange on December 6, 2007 and is a continuous offering. As of March 31, 2008, the total amount of money raised by US12OF from Authorized Purchasers was $20,127,316; the total number of Authorized Purchasers was 4; the number of baskets purchased by Authorized Purchasers was 4; and the aggregate amount of units purchased was 400,000.

USG began trading on the American Stock Exchange on February 26, 2008 and is a continuous offering. As of March 31, 2008, the total amount of money raised by USG from Authorized Purchasers was $20,050,174; the total number of Authorized Purchasers was 2; the number of baskets purchased by Authorized Purchasers was 4; and the aggregate amount of units purchased was 400,000.

USHO began trading on the American Stock Exchange on April 9, 2008 and is a continuous offering.

PERFORMANCE OF USNG

Dollar Amount Offered in USNG Offering*	$3,664,500,000
Dollar Amount Raised in USNG Offering	$1,809,501,428
Organizational Expenses in USNG Offering
SEC registration fee**	$104,010
FINRA registration fee	$151,000
AMEX listing fee**	$5,000
Auditor’s fees and expenses**	$54,000
Legal fees and expenses**	$571,890
Printing expenses**	$52,164
Length of USNG offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Expenses Paid by USNG Through March 31, 2008 in Dollar Terms (Unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USNG Offering	$1,998,260
Amount Paid in Portfolio Brokerage Commissions in USNG Offering	$495,980
Other Amounts Paid in USNG Offering	$916,296
Total Expenses Paid in USNG Offering	$3,410,536

Expenses Paid by USNG Through March 31, 2008 as a Percentage of Average Daily Net Assets (Unaudited):

Expenses in USNG Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.15% annualized
Other Amounts Paid in USNG Offering	0.28% annualized
Total Expense Ratio	1.03% annualized
USNG Performance:
Name of Commodity Pool	USNG
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 18, 2007
Aggregate Subscriptions (from inception through March 31, 2008)	$1,809,501,428
Total Net Assets as of March 31, 2008	$512,253,050
Initial NAV Per Unit as of Inception	$50.00
NAV per Unit as of March 31, 2008	$48.79
Worst Monthly Percentage Draw-down	Nov 2007 (16.16)%
Worst Peak-to-Valley Draw-down	Apr 2007 – Aug 2007 (34.75)%

COMPOSITE PERFORMANCE DATA FOR USNG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2007	2008
January		8.87%
February		15.87%
March		6.90%
April*	4.30%
May	(0.84)%
June	(15.90)%
July	(9.68)%
August	(13.37)%
September	12.28%
October	12.09%
November	(16.16)%
December	0.75%
Annual Rate of Return (through December 31, 2007)	(27.65)%
Annual Rate of Return (through March 31, 2008)		34.85%

*	Partial from April 17, 2007.

For more information on the performance of USOF, USNG, US12OF and USG, see the Performance Tables below.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

PERFORMANCE OF THE RELATED PUBLIC FUNDS

USOF:

Experience in Raising and Investing in Funds through March 31, 2008

Dollar Amount Offered in USOF Offering*	$14,346,860,000
Dollar Amount Raised in USOF Offering	$8,584,153,797
Organizational Expenses in USOF Offering:
SEC registration fee**	$800,474
FINRA registration fee**	$377,500
AMEX listing fee**	$5,000
Auditor’s fees and expenses**	$159,000
Legal fees and expenses**	$1,281,511
Printing expenses**	$248,305
Length of USOF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	Through December 31, 2006, these expenses were paid for by an affiliate of the General Partner in connection with the initial public offering. Following December 31, 2006, USOF has recorded these expenses.

Compensation to the General Partner and Other Compensation USOF:

Expenses Paid by USOF Through March 31, 2008 in Dollar Terms (Unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USOF Offering	$5,613,991
Amount Paid in Portfolio Brokerage Commissions in USOF Offering	$1,902,258
Other Amounts Paid in USOF Offering	$2,128,744
Total Expenses Paid in USOF Offering	$9,644,992

Expenses Paid by USOF Through March 31, 2008 as a Percentage of Average Daily Net Assets (Unaudited):

Expenses in USOF Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.50% annualized
Portfolio Brokerage Commissions	0.17% annualized
Other Amounts Paid in USOF Offering	0.19% annualized
Total Expenses paid in USOF Offering	0.86% annualized
USOF Performance:
Name of Commodity Pool	USOF
Type of Commodity Pool	Exchange traded security
Inception of Trading	April 10, 2006
Aggregate Subscriptions (from inception through March 31, 2008)	$8,584,153,797
Total Net Assets as of March 31, 2008	$723,830,747
Initial NAV per Unit as of Inception	$67.39
NAV per Unit as of March 31, 2008	$81.33
Worst Monthly Percentage Draw-down	Sept 2006 (11.71)%
Worst Peak-to-Valley Draw-down	June 2006 – Jan 2007 (30.60)%

COMPOSITE PERFORMANCE DATA FOR USOF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2006	2007	2008
January		(6.55)%	(3.98)%
February		5.63%	11.03%
March		4.61%	0.63%
April	3.47%	(4.26)%
May	(2.91)%	(4.91)%
June	3.16%	9.06%
July	(0.50)%	10.55%
August	(6.97)%	(4.93)%
September	(11.71)%	12.11%
October	(8.46)%	16.98%
November	4.73%	(4.82)%
December	(5.21)%	8.66%
Annual Rate of Return (through December 31, 2006)	(23.03)%
Annual Rate of Return (through December 31, 2007)		46.15%
Annual Rate of Return (through March 31, 2008)			7.28%

US12OF:

Experience in Raising and Investing in Funds through March 31, 2008

Dollar Amount Offered in US12OF Offering*	$550,000,000
Dollar Amount Raised in US12OF Offering	$20,127,316
Organizational Expenses in US12OF Offering
SEC registration fee**	$16,885
FINRA registration fee	$75,500
AMEX listing fee**	$5,000
Auditor’s fees and expenses**	$35,700
Legal fees and expenses**	$212,999
Printing expenses**	$23,755
Length of US12OF offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Expenses Paid by US12OF Through March 31, 2008 in Dollar Terms (Unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in US12OF Offering	$29,636
Amount Paid in Portfolio Brokerage Commissions in US12OF Offering	$2,282
Other Amounts Paid in US12OF Offering	$17,017
Total Expenses Paid in US12OF Offering	$48,935

Expenses Paid by US12OF Through March 31, 2008 as a Percentage of Average Daily Net Assets (Unaudited):

Expenses in US12OF Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.05% annualized
Other Amounts Paid in US12OF Offering	0.35% annualized
Total Expense Ratio	1.00% annualized
US12OF Performance:
Name of Commodity Pool	US12OF
Type of Commodity Pool	Exchange traded security
Inception of Trading	December 6, 2007
Aggregate Subscriptions (from inception through March 31, 2008)	$20,129,316
Total Net Assets as of March 31, 2008	$11,662,699
Initial NAV Per Unit as of Inception	$50.00
NAV per Unit as of March 31, 2008	$58.31
Worst Monthly Percentage Draw-down	Jan 2008 (2.01%)
Worst Peak-to-Valley Draw-down	Dec 2007 – Jan 2008 (2.01%)

COMPOSITE PERFORMANCE DATA FOR US12OF
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2007	2008
January		-2.01%
February		10.48%
March		-0.66%
April
May
June
July
August
September
October
November
December	8.44%
Annual Rate of Return (through December 31, 2007)	8.44%
Annual Rate of Return (through March 31, 2008)		7.54%

*	Partial from December 6, 2007.

USG:

Experience in Raising and Investing in Funds through March 31, 2008 – (continued)

Dollar Amount Offered in USG Offering*	$1,500,000,000
Dollar Amount Raised in USG Offering	$20,050,174
Organizational Expenses in USG Offering
SEC registration fee**	$58,520
FINRA registration fee	$75,500
AMEX listing fee**	$5,000
Auditor’s fees and expenses**	$2,500
Legal fees and expenses**	$117,891
Printing expenses**	$31,867
Length of USG offering	Continuous

*	Reflects the offering price per unit set forth on the cover page of the registration statement registering such units filed with the SEC.
**	These expenses were paid for by the General Partner.

Expenses Paid by USG Through March 31, 2008 in Dollar Terms (Unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USG Offering	$8,851
Amount Paid in Portfolio Brokerage Commissions in USG Offering	$1,748
Other Amounts Paid in USG Offering	$1,915
Total Expenses Paid in USG Offering	$12,514

Expenses Paid by USG Through March 31, 2008 as a Percentage of Average Daily Net Assets (Unaudited):

Expenses in USG Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.12% annualized
Other Amounts Paid in USG Offering	0.13% annualized
Total Expense Ratio	0.85% annualized
USG Performance:
Name of Commodity Pool	USG
Type of Commodity Pool	Exchange traded security
Inception of Trading	February 26, 2008
Aggregate Subscriptions (from inception through March 31, 2008)	$20,050,174
Total Net Assets as of March 31, 2008	$19,411,322
Initial NAV Per Unit as of Inception	$50.00
NAV per Unit as of March 31, 2008	$48.53
Worst Monthly Percentage Draw-down	March 2008 (2.39%)
Worst Peak-to-Valley Draw-down	Feb – Mar 2008 (2.94%)

COMPOSITE PERFORMANCE DATA FOR USG
PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS

	Rates of Return
Month	2006	2007	2008
January
February*			-0.56%
March			-2.39%
April
May
June
July
August
September
October
November
December
Annual Rate of Return (through March 31, 2008)			-2.94%

*	Partial from February 26, 2008.

Worst Peak-to-Valley Draw-down: The largest percentage decline in the NAV per unit over the history of the fund. This need not be a continuous decline, but can be a series of positive and negative returns where the negative returns are larger than the positive returns. Worst Peak-to-Valley Draw-down represents the greatest percentage decline from any month-end NAV per unit that occurs without such month-end NAV per unit being equaled or exceeded as of a subsequent month-end. For example, if the NAV per unit declined by $1 in each of January and February, increased by $1 in March and declined again by $2 in April, a “peak-to-valley drawdown” analysis conducted as of the end of April would consider that “drawdown” to be still continuing and to be $3 in amount, whereas if the NAV per unit had increased by $2 in March, the January-February drawdown would have ended as of the end of February at the $2 level.

Nicholas Gerber, the president and CEO of the General Partner, ran the Marc Stevens Futures Index Fund over 10 years ago. This fund combined commodity futures with equity stock index futures. It was a very small private offering, which had under $1 million in assets. The Marc Stevens Futures Index Fund was a commodity pool and Mr. Gerber was the CPO. Ameristock Corporation is an affiliate of the General Partner and it is a California-based registered investment advisor registered under the Investment Advisors Act of 1940, as amended, that has been sponsoring and providing portfolio management services to mutual funds since 1995. Ameristock Corporation is the investment adviser to the Ameristock Mutual Fund, Inc., a mutual fund registered under the Investment Company Act of 1940 that focuses on large cap U.S. equities that had approximately $425 million in assets as of December 31, 2007. Ameristock Corporation is also the investment advisor to the Ameristock ETF Trust, an open-end management investment company registered under the 1940 Act that seeks investment results that correspond to the performance of U.S. Treasury indices owned and compiled by Ryan Holdings LLC and Ryan ALM, Inc.

How Does USNG Operate?

The net assets of USNG will consist primarily of investments in futures contracts for natural gas, crude oil, heating oil, gasoline, and other petroleum-based fuels that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”). USNG may also invest in other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas, and over-the-counter transactions that are based on the price of natural gas, oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Natural Gas-Related Investments”). For convenience and unless otherwise specified, Futures Contracts and Other Natural Gas-Related Investments collectively are referred to as “Natural Gas Interests” in this Prospectus.

USNG invests in Natural Gas Interests to the fullest extent possible without being leveraged or unable to satisfy its current or potential margin or collateral obligations with respect to its investments in Futures Contracts and Other Natural Gas-Related Investments. In pursuing this objective, the primary focus of the General Partner is the investment in Futures Contracts and the management of its investments in short-term obligations of the United States of two years or less (“Treasuries”), cash and/or cash equivalents for margining purposes and as collateral.

The investment objective of USNG is to have the changes in percentage terms of the units’ net asset value reflect the changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana as measured by the Futures Contract on natural gas traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case the futures contract will be the next month contract to expire, less USNG’s expenses. It is not the intent of USNG to be operated in a fashion such that its NAV will equal, in dollar terms, the spot price of spot natural gas or any particular futures contract based on natural gas.

USNG seeks to achieve its investment objective by investing in a mix of Futures Contracts and Natural Gas Interests such that changes in USNG’s NAV will closely track the changes in the price of a Benchmark Futures Contract. The General Partner believes changes in the price of the Benchmark Futures Contract historically exhibited a close correlation with the changes in the spot price of natural gas. On any valuation day (a valuation day is any day as of which USNG calculates its NAV), the Benchmark Futures Contract is the near month contract for natural gas traded on the New York Mercantile Exchange unless the near month contract will expire within two weeks of the valuation day, in which case the Benchmark Futures Contract is the next month contract for natural gas on the New York Mercantile Exchange.

As a specific benchmark, the General Partner will endeavor to place USNG’s trades in Futures Contracts and Other Natural Gas-Related Investments and otherwise manage USNG’s investments so that “A” will be within plus/minus 10 percent of “B”, where:

•	A is the average daily change in USNG’s NAV for any period of 30 successive valuation days, i.e., any day as of which USNG calculates its NAV, and
•	B is the average daily change in the price of the Benchmark Futures Contract over the same period.

An investment in the units allows both retail and institutional investors to easily gain exposure to the natural gas market in a cost-effective manner. The units also provide additional means for diversifying an investor’s investments or hedging exposure to changes in natural gas prices.

The Benchmark Futures Contract will be changed or “rolled” from the near month contract to expire to the next month to expire during one day.

The General Partner believes that market arbitrage opportunities will cause changes in USNG’s unit price on the American Stock Exchange to closely track changes in USNG’s NAV. The General Partner believes that changes in USNG’s NAV in percentage terms will closely track the changes in percentage terms in the Benchmark Futures Contract in, less USNG’s expenses.

These relationships are illustrated in the following diagram:

The General Partner employs a “neutral” investment strategy intended to track changes in the price of the Benchmark Futures Contract regardless of whether the price goes up or goes down. USNG’s “neutral” investment strategy is designed to permit investors generally to purchase and sell USNG’s units for the purpose of investing indirectly in natural gas in a cost-effective manner, and/or to permit participants in the natural gas or other industries to hedge the risk of losses in their natural gas-related transactions. Accordingly, depending on the investment objective of an individual investor, the risks generally associated with investing in natural gas and/or the risks involved in hedging may exist. In addition, an investment in USNG involves the risk that the changes in the price of USNG’s units will not accurately track the changes in the Benchmark Futures Contract.

USNG’s total portfolio composition is disclosed each business day that the American Stock Exchange is open for trading, on USNG’s website at www.unitedstatesnaturalgasfund.com and through the American Stock Exchange’s website at http://www.amex.com. The website disclosure of portfolio holdings is made daily and includes, as applicable, the name and value of each Natural Gas Interest, the specific types of Other Natural Gas-Related Investments and characteristics of such Other Natural Gas-Related Investments,

Treasuries, and the amount of cash and cash equivalents held in USNG’s portfolio. USNG’s website is publicly accessible at no charge. USNG’s assets are held in segregation pursuant to Commodity Exchange Act and CFTC regulations.

The units issued by USNG may only be purchased by Authorized Purchasers only in blocks of 100,000 units called Creation Baskets. The amount of the purchase payment for a Creation Basket is equal to the aggregate NAV of units in the Creation Basket. Similarly, Authorized Purchasers may redeem units only in blocks of 100,000 units called Redemption Baskets. The amount of the redemption proceeds for a Redemption Basket is equal to the aggregate NAV of units in the Redemption Basket. The purchase price for Creation Baskets, and the redemption price for Redemption Baskets is the actual NAV calculated at the end of the business day when notice for a purchase or redemption is received by USNG. The American Stock Exchange publishes an approximate NAV intra-day based on the prior day’s NAV and the current price of Benchmark Futures Contract, but the basket price is determined based on the actual NAV at the end of the day.

While USNG only issues units in large blocks called Creation Baskets, units may also be purchased and sold in much smaller increments on the American Stock Exchange. These transactions are effected at the bid and ask prices established by specialist firm(s). Like any listed security, units of USNG can be purchased and sold at any time a secondary market is open.

What is USNG’s Investment Strategy?

In managing USNG’s assets the General Partner does not use a technical trading system that issues buy and sell orders. The General Partner instead employs a quantitative methodology whereby each time a Creation Basket is sold, the General Partner purchases Natural Gas Interests, such as the Benchmark Futures Contract, that have an aggregate face amount that approximates the amount of Treasuries and/or cash received from the sale of the Creation Basket.

As an example, assume that a Creation Basket is sold by USNG, and that USNG’s closing NAV per unit is $50.00. In that case, USNG would receive $5,000,000 in proceeds from the sale of the Creation Basket ($50 NAV per unit multiplied by 100,000 units, and ignoring the Creation Basket fee of $1,000). If one were to assume further that the General Partner wants to invest the entire proceeds from the Creation Basket in the Benchmark Futures Contract and that the face amount of the Benchmark Futures Contract is $59,950, USNG would be unable to buy the exact number of Benchmark Futures Contracts with an aggregate face amount equal to $5,000,000. Instead, USNG would be able to purchase 83 Benchmark Futures Contracts with an aggregate face amount of $4,975,850. Assuming a margin requirement equal to 10% of the value of the Benchmark Futures Contract, USNG would be required to deposit $497,585 in Treasuries and cash with the futures commission merchant through which the Benchmark Futures Contracts were purchased. The remainder of the proceeds from the sale of the Creation Basket would remain invested in cash, cash equivalents, and Treasuries as determined by the General Partner from time to time based on factors such as potential calls for margin or anticipated redemptions.

The specific Futures Contracts purchased depend on various factors, including a judgment by the General Partner as to the appropriate diversification of USNG’s investments in futures contracts with respect to the month of expiration, and the prevailing price volatility of particular contracts. While the General Partner has made significant investments in New York Mercantile Exchange Futures Contracts, as USNG reaches certain position limits on the New York Mercantile Exchange, or for other reasons, it has also and may continue to invest in Futures Contracts traded on other exchanges or invest in Other Natural Gas-Related Investments such as contracts in the “over-the-counter” market.

The General Partner does not anticipate letting its Futures Contracts expire and taking delivery of the underlying natural gas. Instead, the General Partner closes existing positions when it is determined appropriate to do so and reinvests the proceeds in new Futures Contracts. Positions may also be closed out to meet orders for Redemption Baskets.

By remaining invested as fully as possible in Futures Contracts or Other Natural Gas-Related Investments, the General Partner believes that the changes in percentage terms of USNG’s NAV will continue to closely track the changes in percentage terms in the prices of the futures contracts in which USNG invests.

The General Partner believes that certain arbitrage opportunities result in the price of the units traded on the American Stock Exchange closely tracking the NAV of USNG.

What are Futures Contracts?

Futures contracts are agreements between two parties. One party agrees to buy a commodity such as natural gas from the other party at a later date at a price and quantity agreed upon when the contract is made. Futures contracts are traded on futures exchanges, including the New York Mercantile Exchange. For example, natural gas Futures Contracts traded on the New York Mercantile Exchange trade in units of 10,000 million British Thermal Units (“mmBtu”). The natural gas Futures Contracts traded on the New York Mercantile Exchange are priced by floor brokers and other exchange members both through an “open outcry” of offers to purchase or sell the contracts and through an electronic, screen-based system that determines the price by matching electronically offers to purchase and sell.

Certain typical and significant characteristics of Futures Contracts are discussed below. Additional risks of investing in Futures Contracts are included in “What are the Risk Factors Involved with an Investment in USNG?”

Impact of Accountability Levels, Position Limits and Price Fluctuation Limits.  Futures Contracts include typical and significant characteristics. Most significantly, the CFTC and U.S. designated contract markets such as the New York Mercantile Exchange have established accountability levels and position limits on the maximum net long or net short Futures Contracts in commodity interests that any person or group of persons under common trading control (other than as a hedge, which an investment in USNG is not) may hold, own or control. The net position is the difference between an individual or firm’s open long contracts and open short contracts in any one commodity. In addition, most U.S. futures exchanges, such as the New York Mercantile Exchange, limit the daily price fluctuation for Futures Contracts.

The accountability levels for the Benchmark Futures Contract and other Futures Contracts traded on the New York Mercantile Exchange are not a fixed ceiling, but rather a threshold above which the New York Mercantile Exchange may exercise greater scrutiny and control over an investor’s positions. The current accountability level for investments at any one time in natural gas Futures Contracts (including investments in the Benchmark Futures Contract) is 12,000 contracts. If USNG exceeds this accountability level for investments in natural gas Futures Contracts, the New York Mercantile Exchange will monitor USNG’s exposure and ask for further information on USNG’s activities including the total size of all positions, investment and trading strategy, and the extent of USNG’s liquidity resources. If deemed necessary by the New York Mercantile Exchange, it could also order USNG to reduce its position back to the accountability level.

If the New York Mercantile Exchange orders USNG to reduce its position back to the accountability level, or to an accountability level that the New York Mercantile Exchange deems appropriate for USNG, such an accountability level may impact the mix of investments in Natural Gas Interests made by USNG. To illustrate, assume that the price of the Benchmark Futures Contract and the unit price of USNG are each $10, and that the New York Mercantile Exchange has determined that USNG may not own more than 12,000 contracts in natural gas Futures Contracts. In such case, USNG could invest up to $1.2 billion of its daily net assets in the Benchmark Futures Contract (i.e., $10 per contract multiplied by 10,000 (a Benchmark Futures Contract is a contract for 10,000 million British Thermal Units) multiplied by 12,000 contracts) before reaching the accountability level imposed by the New York Mercantile Exchange. Once the daily net assets of the portfolio exceed $1.2 billion in the Benchmark Futures Contract, the portfolio may not be able to make any further investments in the Benchmark Futures Contract, depending on whether the New York Mercantile Exchange imposes limits. If the New York Mercantile Exchange does impose limits at the $1.2 billion level (or another level), USNG anticipates that it will invest the majority of its assets above that level in a mix of other Futures Contracts or Other Natural Gas-Related Investments.

In addition to accountability levels, the New York Mercantile Exchange imposes position limits on contracts held in the last few days of trading in the near month contract to expire. It is unlikely that USNG will run up against such position limits because USNG’s investment strategy is to change or “roll” from the near month contract beginning two weeks prior to expiration of the contract.

U.S. futures exchanges, including the New York Mercantile Exchange, also limit the amount of price fluctuation for Futures Contracts. For example, the New York Mercantile Exchange imposes a $3.00 per mmBtu ($30,000 per contract) price fluctuation limit for natural gas Futures Contracts. This limit is initially based off the previous trading day’s settlement price. If any natural gas Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $3.00 per mmBtu in either direction of that point. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Examples of the position and price limits imposed are as follows:

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
New York Mercantile Exchange Natural Gas	Any one month/all months: 12,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$3.00 per mmBtu ($30,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $3.00 per mmBtu in either direction. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
New York Mercantile Exchange Light, Sweet Crude Oil	Any one month/all months: 20,000 net futures, but not to exceed 2,000 contracts in the last three days of trading in the spot month.	$10.00 per barrel ($10,000 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $10.00 per barrel in either direction. If another halt were triggered, the market would continue to be expanded by $10.00 per barrel in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
New York Mercantile Exchange Heating Oil	Any one month/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, the market would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.

Futures Contract	Position Accountability Levels and Limits	Maximum Daily Price Fluctuation
New York Mercantile Exchange Gasoline	Any one month/all months: 7,000 net futures, but not to exceed 1,000 contracts in the last three days of trading in the spot month.	$0.25 per gallon ($10,500 per contract) for all months. If any contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes, the limit is expanded by $0.25 per gallon in either direction. If another halt were triggered, themarket would continue to be expanded by $0.25 per gallon in either direction after each successive five-minute trading halt. There will be no maximum price fluctuation limits during any one trading session.
ICE UK Natural Gas Futures	There are no position limits	There is no maximum daily price fluctuation limit.
ICE Brent Crude Futures	There are no position limits.	There is no maximum daily price fluctuation limit.
ICE WTI Crude Futures	There are no position limits.	There is no maximum daily price fluctuation limit.

Price Volatility.  Despite daily price limits, the price volatility of Futures Contracts generally has been historically greater than that for traditional securities such as stocks and bonds. Price volatility often is greater day-to-day as opposed to intra-day. Futures Contracts tend to be more volatile than stocks and bonds because price movements of natural gas and other energy products are more currently and directly influenced by economic factors for which current data is available and are traded by futures traders throughout the day. These economic factors include changes in interest rates; governmental, agricultural, trade, fiscal, monetary and exchange control programs and policies; weather and climate conditions; changing supply and demand relationships; changes in balances of payments and trade; U.S. and international rates of inflation; currency devaluations and revaluations; U.S. and international political and economic events; and changes in philosophies and emotions of market participants. Because USNG invests a significant portion of its assets in Futures Contracts, the assets of USNG, and therefore the prices of USNG units, may be subject to greater volatility than traditional securities.

Term Structure of Natural Gas Futures Prices and the Impact on Total Returns

Several factors determine the total return from investing in a futures contract position. One factor that impacts the total return that will result in investing in near month Benchmark Futures Contracts and “rolling” those contracts forward each month is the price relationship between the current near month contract and the next month contract. If the price of near month contract is higher than the next month contract (a situation referred to as “backwardation” in the futures market), then absent any other change there is a tendency for the price of a next month contract to rise in value as it becomes the near month contract and approaches expiration. Conversely, if the price of a near month contract is lower than the next month contract (a situation referred to as “contango” in the futures market), then absent any other change there is a tendency for the price of a next month contract to decline in value as it becomes the near month contract and approaches expiration.

As an example, assume that the price of natural gas for immediate delivery (the “spot” price), was $7 per 10,000 million British thermal units (MMBtu), and the value of a position in the near month futures contract was also $7. Over time, the price of 10,000 MMBtu of natural gas will fluctuate based on a number of market factors, including demand for natural gas relative to its supply. The value of the near month contract will likewise fluctuate in reaction to a number of market factors. If investors seek to maintain their holding in a near month contract position and not take delivery of the natural gas, every month they must sell their current near month contract as it approaches expiration and invest in the next month contract.

If the futures market is in backwardation, e.g., when the expected price of natural gas in the future would be less, the investor would be buying a next month contract for a lower price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing natural gas prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on Treasuries, cash and/or cash equivalents), the value of the next month contract would rise as it approaches expiration and becomes the new near month contract. In this example, the value of the $7 investment would tend to rise faster than the spot price of natural gas, or fall slower. As a result, it would be possible in this hypothetical example for the price of spot natural gas to have risen to $9 after some period of time, while the value of the investment in the futures contract would have risen to $10, assuming backwardation is large enough or enough time has elapsed. Similarly, the spot price of natural gas could have fallen to $5 while the value of an investment in the futures contract could have fallen to only $6. Over time, if backwardation remained constant, the difference would continue to increase.

If the futures market is in contango, the investor would be buying a next month contract for a higher price than the current near month contract. Hypothetically, and assuming no other changes to either prevailing natural gas prices or the price relationship between the spot price, the near month contract and the next month contract (and ignoring the impact of commission costs and the interest earned on cash), the value of the next month contract would fall as it approaches expiration and becomes the new near month contract. In this example, it would mean that the value of the $7 investment would tend to rise slower than the spot price of natural gas, or fall faster. As a result, it would be possible in this hypothetical example for the spot price of natural gas to have risen to $9 after some period of time, while the value of the investment in the futures contract will have risen to only $8, assuming contango is large enough or enough time has elapsed. Similarly, the spot price of natural gas could have fallen to $6 while the value of an investment in the futures contract could have fallen to $7. Over time, if contango remained constant, the difference would continue to increase.

Historically, the natural gas futures markets have experienced periods of contango and backwardation. Because natural gas demand is seasonal, it is possible for the price of natural gas futures contracts for delivery within one or two months to rapidly move from backwardation into contango and back again within a relatively short period of time of less than one year. While the investment objective of USNG is not to have the market price of its units match, dollar for dollar, changes in the spot price of natural gas, contango has impacted the total return on an investment in USNG units during the past quarter relative to a hypothetical direct investment in natural gas. For example, an investment made in USNG units on June 30, 2007 and held to September 30, 2007 decreased, based upon the changes in the closing market prices for USNG units on those days, by -12.14%, while the spot price of natural gas for immediate delivery during the same period increased 1.4% (note: this comparison ignores the potential costs associated with physically owning and storing natural gas). This period of contango did not meaningfully impact USNG’s investment objective of having percentage changes in its per unit NAV track percentage changes in the price of the Benchmark Futures Contract since the impact of backwardation and contango tended to equally impact the percentage changes in price of both USNG’s units and the Benchmark Futures Contract. It is impossible to predict with any degree of certainty whether backwardation or contango will occur in the future. It is likely that both conditions will occur during different periods and, because of the seasonal nature of natural gas demand, both may occur within a single year’s time.

Marking-to-Market Futures Positions.  Futures Contracts are marked to market at the end of each trading day and the margin required with respect to such contracts is adjusted accordingly. This process of marking-to-market is designed to prevent losses from accumulating in any futures account. Therefore, if USNG’s futures positions have declined in value, USNG may be required to post additional variation margin to cover this decline. Alternatively, if USNG futures positions have increased in value, this increase will be credited to USNG’s account.

What is the Natural Gas Market and the Petroleum-Based Fuel Market?

Natural Gas.  Natural gas accounts for almost a quarter of U.S. energy consumption. The price of natural gas is established by the supply and demand conditions in the North American market, and more particularly, in the main refining center of the U.S. Gulf Coast. The natural gas market essentially constitutes an auction, where the highest bidder wins the supply. When markets are “strong” (i.e., when demand is high and/or supply is low), the bidder must be willing to pay a higher premium to capture the supply. When markets are “weak” (i.e., when demand is low and/or supply is high), a bidder may choose not to outbid competitors, waiting instead for later, possibly lower priced, supplies. Demand for natural gas by consumers, as well as agricultural, manufacturing and transportation industries, determines overall demand for natural gas. Since the precursors of product demand are linked to economic activity, natural gas demand will tend to reflect economic conditions. However, other factors such as weather significantly influence natural gas demand.

The New York Mercantile Exchange is the world’s largest physical commodity futures exchange and the dominant market for the trading of energy and precious metals. The Benchmark Futures Contract trades in units of 10,000 mmBtu and is based on delivery at the Henry Hub in Louisiana, the nexus of 16 intra- and interstate natural gas pipeline systems that draw supplies from the region’s prolific gas deposits. The pipelines serve markets throughout the U.S. East Coast, the Gulf Coast, the Midwest, and up to the Canadian border. Because of the volatility of natural gas prices, a vigorous basis market has developed in the pricing relationships between the Henry Hub and other important natural gas market centers in the continental United States and Canada. The New York Mercantile Exchange makes available for trading a series of basis swap futures contracts that are quoted as price differentials between approximately 30 natural gas pricing points and the Henry Hub. The basis contracts trade in units of 2,500 mmBtu on the New York Mercantile Exchange ClearPort® trading platform. The New York Mercantile Exchange ClearPort® is an electronic trading platform through which a slate of energy futures contracts are available for competitive trading. Transactions can also be consummated off-New York Mercantile Exchange and submitted to the New York Mercantile Exchange for clearing via the New York Mercantile Exchange ClearPort® clearing website as an exchange of futures for physicals or an exchange of futures for swaps transactions.

Light, Sweet Crude Oil.  Crude oil is the world’s most actively traded commodity. The Futures Contracts for light, sweet crude oil that are traded on the New York Mercantile Exchange are the world’s most liquid forum for crude oil trading, as well as the world’s largest volume futures contract trading on a physical commodity. Due to the liquidity and price transparency of oil Futures Contracts, they are used as a principal international pricing benchmark. The oil Futures Contracts for light, sweet crude oil trade on the New York Mercantile Exchange in units of 1,000 U.S. barrels (42,000 gallons) and, if not closed out before maturity, will result in delivery of oil to Cushing, Oklahoma, which is also accessible to the international spot markets by two major interstate petroleum pipeline systems.

Demand for petroleum products by consumers, as well as agricultural, manufacturing and transportation industries, determines demand for crude oil by refiners. Since the precursors of product demand are linked to economic activity, crude oil demand will tend to reflect economic conditions. However, other factors such as weather also influence product and crude oil demand.

Crude oil supply is determined by both economic and political factors. Oil prices (along with drilling costs, availability of attractive prospects for drilling, taxes and technology, among other factors) determine exploration and development spending, which influence output capacity with a lag. In the short run, production decisions by OPEC also affect supply and prices. Oil export embargoes and the current conflict in Iraq represent other routes through which political developments move the market. It is not possible to predict the aggregate effect of all or any combination of these factors.

In Europe, Brent crude oil is the standard for futures contracts traded on the ICE Futures, an electronic marketplace for energy trading and price discovery. Brent crude oil is the price reference for two-thirds of the world’s traded oil.

Heating Oil.  Heating oil, also known as No. 2 fuel oil, accounts for 25% of the yield of a barrel of crude oil, the second largest “cut” from oil after gasoline. The heating oil futures contract, listed and traded at the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery in the New York harbor, the principal cash market center. The price of heating oil has historically been volatile.

Gasoline.  Gasoline is the largest single volume refined product sold in the U.S. and accounts for almost half of national oil consumption. The gasoline Futures Contract, listed and traded on the New York Mercantile Exchange, trades in units of 42,000 gallons (1,000 barrels) and is based on delivery at petroleum products terminals in the New York harbor, the major East Coast trading center for imports and domestic shipments from refineries in the New York harbor area or from the Gulf Coast refining centers. The price of gasoline is volatile.

As illustrated by the following graph, there is a correlation in the price movement of Natural Gas futures and the price movement of Crude Oil futures, unleaded Gasoline futures, and Heating Oil futures. However, the degree of correlation varies both among the different commodities and also varies over time. As such, the use of an energy related commodity to hedge a different energy commodity can only produce, at best, an imperfect hedge.

The following price graph is scaled so all contracts start at the same level at year end 1995, except for the current gasoline futures contract, whose price series began in 2005. Past performance is not necessarily indicative of future results.

Why Does USNG Purchase and Sell Futures Contracts?

USNG’s investment objective is to have the changes in percentage terms of the units’ NAV reflect the changes in percentage terms of the Benchmark Futures Contract, less USNG’s expenses. USNG invests primarily in Futures Contracts. USNG seeks to have its aggregate NAV approximate at all times the aggregate face amount of the Futures Contracts and Other Natural Gas-Related Investments it holds.

Other than investing in Futures Contracts and Other Natural Gas-Related Investments, USNG only invests in assets to support these investments in Natural Gas Interests. At any given time, a significant majority of USNG’s investments are in Treasuries, cash and/or cash equivalents that serve as segregated assets supporting USNG’s positions in Futures Contracts and Other Natural Gas-Related Investments. For example, the purchase of a Futures Contract with a stated value of $10 million would not require USNG to pay $10 million upon entering into the contract; rather, only a margin deposit, generally of 5% to 10% of the stated value of the Futures Contract, would be required. To secure its Futures Contract obligations, USNG would deposit the required margin with the futures commission merchant and would separately hold, through its Custodian, Treasuries, cash and/or cash equivalents in an amount equal to the balance of the current market value of the contract, which at the contract’s inception would be $10 million minus the amount of the margin deposit, or $9.5 million (assuming a 5% margin).

As a result of the foregoing, between 5% and 10% of USNG’s assets are held as margin in segregated accounts with a futures commission merchant. In addition to the Treasuries and cash it posts with the futures commission merchant for the Futures Contracts it owns, USNG holds through the Custodian, Treasuries, cash and/or cash equivalents that can be posted as margin or as collateral to support its over-the-counter contracts. USNG earns interest income from the Treasuries and cash equivalents that it purchases, and on the cash it holds through the Custodian. The earned interest income increases the NAV and limited partners’ capital contribution accounts. USNG reinvests the earned interest income, holds it in cash, and uses it to pay its expenses. When reinvesting the earned interest income, USNG makes investments that are consistent with its investment objectives.

What is the Flow of Units?

Flow of Units
Primary Market
USNG
Through the Marketing Agent, the Authorized Purchaser will place an order for a Creation Basket and in turn deposit Treasuries and cash with USNG.
Through the Marketing Agent, USNG will create the required number of units and deliver them to the Authorized Purchaser.
Authorized Purchaser
Retail Trading
Units will be deposited with DTC, and the Authorized Purchaser may sell directly to brokers or retail investors
Units will be deposited with DTC and listed and traded on the American Stock Exchange
Market Maker/Specialist
Units will be available to investors
Brokers and Retail Trading
Secondary Market

What are the Trading Policies of USNG?

Liquidity

USNG invests only in Futures Contracts and Other Natural Gas-Related Investments that are traded in sufficient volume to permit, in the opinion of the General Partner, ease of taking and liquidating positions in these financial interests.

Spot Commodities

While natural gas Futures Contracts traded on the New York Mercantile Exchange can be physically settled, USNG does not intend to take or make physical delivery. However, USNG may from time to time trade in Other Natural Gas-Related Investments, including contracts based on the spot price of natural gas.

Leverage

While USNG’s historical ratio of variation margin to total assets has generally ranged from 5% to 10%, the General Partner endeavors to have the value of USNG’s Treasuries, cash and cash equivalents, whether held by USNG or posted as margin or collateral, at all times approximate the aggregate face value of USNG’s obligations under its Futures Contracts and Other Natural Gas-Related Investments.

Borrowings

Borrowings are not used by USNG, unless USNG is required to borrow money in the event of physical delivery, USNG trades in cash commodities, or for short-term needs created by unexpected redemptions. USNG expects maintains the value of its Treasuries, cash and cash equivalents, whether held by USNG or posted as margin or collateral, to at all times approximate the aggregate face value of its obligations under USNG’s Futures Contracts and Other Natural Gas-Related Investments. USNG has not established and does not plan to establish credit lines.

Over-the-Counter Derivatives (Including Spreads and Straddles)

In addition to Futures Contracts, there are also a number of listed options on the Futures Contracts on the principal futures exchanges. These contracts offer investors and hedgors another set of financial vehicles to use in managing exposure to the natural gas market. Consequently, USNG may purchase options on natural gas Futures Contracts on these exchanges in pursuing its investment objective.

In addition to the Futures Contracts and options on the Futures Contracts, there also exists an active non-exchange-traded market in derivatives tied to natural gas. These derivatives transactions (also known as over-the-counter contracts) are usually entered into between two parties. Unlike most of the exchange-traded Futures Contracts or exchange-traded options on the Futures Contracts, each party to such contract bears the credit risk that the other party may not be able to perform its obligations under its contract.

Some natural gas-based derivatives transactions contain fairly generic terms and conditions and are available from a wide range of participants. Other natural gas-based derivatives have highly customized terms and conditions and are not as widely available. Many of these over-the-counter contracts are cash-settled forwards for the future delivery of natural gas- or petroleum-based fuels that have terms similar to the Futures Contracts. Others take the form of “swaps” in which the two parties exchange cash flows based on pre-determined formulas tied to the natural gas spot price, forward natural gas price, the Benchmark Futures Contract price, or other natural gas futures contract price. For example, USNG may enter into over-the-counter derivative contracts whose value will be tied to changes in the difference between the natural gas spot price, the Benchmark Futures Contract price, or some other futures contract price traded on the New York Mercantile Exchange or ICE Futures and the price of other Futures Contracts that may be invested in by USNG.

To protect itself from the credit risk that arises in connection with such contracts, USNG may enter into agreements with each counterparty that provide for the netting of its overall exposure to its counterparty, such as the agreements published by the International Swaps and Derivatives Association, Inc. USNG also may require that the counterparty be highly rated and/or provide collateral or other credit support to address USNG’s exposure to the counterparty.

The creditworthiness of each potential counterparty is assessed by the General Partner. The General Partner assesses or reviews, as appropriate, the creditworthiness of each potential or existing counterparty to an over-the-counter contract pursuant to guidelines approved by the General Partner’s Board of Directors. Furthermore, the General Partner on behalf of USNG only enters into over-the-counter contracts with (a) members of the Federal Reserve System or foreign banks with branches regulated by the Federal Reserve Board; (b) primary dealers in U.S. government securities; (c) broker-dealers; (d) commodities futures merchants; or (e) affiliates of the foregoing. Existing counterparties are also reviewed periodically by the General Partner.

The use of Other Natural Gas-Related Investments together with its investments in Futures Contracts produce price and total return results that closely track the investment goals of USNG.

USNG may employ spreads and straddles in its trading to mitigate the differences in its investment portfolio and its goal of tracking the price of the Benchmark Futures Contract. USNG would use a spread when it chooses to take simultaneous long and short positions in futures written on the same underlying asset, but with different delivery months. The effect of holding such combined positions is to adjust the sensitivity of USNG to changes in the price relationship between futures contracts which will expire sooner and those that will expire later. USNG would use such a spread if the General Partner feels that taking such long and short positions, when combined with the rest of its holdings, would more closely track the investment goals of USNG, or if the General Partner felt it will lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in natural gas prices. USNG would enter into a straddle when it chooses to take an option position consisting of a long (or short) position in both a call option and put option. The economic effect of holding certain combinations of put options and call options can be very similar to that of owning the underlying futures contracts. USNG would make use of such a straddle approach if, in the opinion of the General Partner, the resulting combination will more closely track the investment goals of USNG or if it will lead to an overall lower cost of trading to achieve a given level of economic exposure to movements in natural gas prices.

USNG has not employed any hedging methods since all of its investments have been made over an exchange. Therefore, USNG has not been exposed to counterparty risk.

Pyramiding

USNG does not and will not employ the technique, commonly known as pyramiding, in which the speculator uses unrealized profits on existing positions as variation margin for the purchase or sale of additional positions in the same or another commodity interest.

Who are the Service Providers?

Brown Brothers Harriman & Co. is the registrar and transfer agent for the units. Brown Brothers Harriman & Co. is also the Custodian for USNG. In this capacity, Brown Brothers Harriman & Co. holds USNG’s Treasuries, cash and/or cash equivalents pursuant to a custodial agreement. In addition, Brown Brothers Harriman & Co. performs certain administrative and accounting services for USNG and prepares certain SEC and CFTC reports on behalf of USNG. The General Partner pays Brown Brothers Harriman & Co.’s fees for these services.

USNG also employs ALPS Distributors, Inc. as a Marketing Agent, which is further discussed under “What is the Plan of Distribution?” The General Partner pays ALPS Distributors, Inc.’s fees.

UBS Securities LLC (“UBS Securities”) is USNG’s futures commission merchant. USNG and UBS Securities have entered into an Institutional Futures Client Account Agreement. This Agreement requires UBS Securities to provide services to USNG in connection with the purchase and sale of Natural Gas Interests that may be purchased or sold by or through UBS Securities for USNG’s account. USNG pays the fees of UBS Securities.

The principal business address of UBS Securities is 677 Washington Blvd, Stamford, CT 06901. UBS Securities is a futures clearing broker for USNG. UBS Securities is registered in the U.S. with FINRA as a Broker-Dealer and with the CFTC as a Futures Commission Merchant. UBS Securities is a member of various US futures and securities exchanges.

UBS Securities was involved in the 2003 Global Research Analyst Settlement. This settlement was part of the global settlement that UBS Securities and nine other firms reached with the SEC, FINRA, New York Stock Exchange and various state regulators. As part of the settlement, UBS Securities agreed to pay $80,000,000 divided among retrospective relief, for procurement of independent research and for investor education. UBS Securities has also undertaken to adopt enhanced policies and procedures reasonably designed to address potential conflicts of interest arising from research practices.

On June 27, 2007, the Office of the Secretary of the Commonwealth of Massachusetts filed an administrative complaint (the “Complaint”) and notice of adjudicatory proceeding, captioned In The Matter of UBS Securities, LLC, Docket No. E-2007-0049, which alleges, in sum and substance, that UBS Securities has been violating the Massachusetts Uniform Securities Act (the “Act”) and related regulations by providing the advisers for certain hedge funds with gifts and gratuities in the form of below market office rents, personal loans with below market interest rates, event tickets, and other perks, in order to induce those hedge fund advisers to increase or retain their level of prime brokerage fees paid to UBS Securities. The Secretary seeks to require UBS Securities to permanently cease and desist from conduct that violates the Act and regulations, to censure UBS Securities, to require UBS Securities to pay an administrative fine of an unspecified amount, and to find as fact the allegations of the Complaint.

Further, UBS Securities, like most full service investment banks and broker-dealers, receives inquiries and is sometimes involved in investigations by the SEC, FINRA, New York Stock Exchange and various other regulatory organizations, exchanges and government agencies. UBS Securities fully cooperates with the authorities in all such requests. UBS Securities regularly discloses to FINRA arbitration awards, disciplinary action and regulatory events. These disclosures are publicly available on FINRA’s website at www.finra.org. Actions with respect to UBS Securities’ futures commission merchant business are publicly available on the website of the National Futures Association (www.nfa.futures.org).

UBS Securities acts only as clearing broker for USNG and as such is paid commissions for executing and clearing trades on behalf of USNG. UBS Securities has not passed upon the adequacy or accuracy of this Prospectus. UBS Securities neither acts in any supervisory capacity with respect to the General Partner nor participates in the management of the General Partner or USNG.

Currently, the General Partner does not employ commodity trading advisors. If, in the future, the General Partner does employ commodity trading advisors, it will choose each advisor based on arms-length negotiations and will consider the advisor’s experience, fees, and reputation.

Fees of USNG

Fees and Compensation Arrangements with the General Partner and Non-Affiliated Service Providers

Service Provider	Compensation Paid by the General Partner
Brown Brothers Harriman & Co., Custodian and Administrator	Minimum amount of $125,000 annually* for its custody, fund accounting and fund administration services rendered to all funds, as well as a $25,000 annual fee for its transfer agency services. In addition, an asset-based charge of (a) 0.06% for the first $500 million of USNG and the Related Public Funds’ combined assets, (b) 0.0465% for USNG and the Related Public Funds’ combined assets greater than $500 million but less than $1 billion, and (c) 0.035% once USNG and the Related Public Funds’ combined net assets exceed $1 billion.**
ALPS Distributors, Inc., Marketing Agent	0.06% on assets up to $3 billion; 0.04% on assets in excess of $3 billion.**

*	The annual minimum amount will not apply if the asset-based charge for all accounts in the aggregate exceeds $125,000. The General Partner also will pay transaction charge fees to Brown Brothers, ranging from $7.00 to $15.00 per transaction for the funds.
**	The General Partner pays this compensation.

Compensation to the General Partner

Assets	Management Fee
First $1,000,000,000	0.60% of NAV
After the first $1,000,000,000	0.50% of NAV

Fees and Compensation Arrangement with USNG and Non-Affiliated Service Providers**

Service Provider	Compensation Paid by USNG
Non-Affiliated Brokers	Approximately 0.15% of assets (including futures commission merchant fees of approximately $4.00 per buy or sell)

**	USNG pays this compensation.

New York Mercantile Exchange Licensing Fee

Assets	Management Fee
First $1,000,000,000	0.04% of NAV
After the first $1,000,000,000	0.02% of NAV

Assets of USNG are aggregated with those of the Related Public Funds. USNG pays its pro rata share of this fee.

Fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of NAV on that day) and paid on a monthly basis.

USNG:

Expenses Paid by USNG Through March 31, 2008 in Dollar Terms (Unaudited):

Expense	Amount in Dollar Terms
Amount Paid to General Partner in USNG Offering	$1,998,260
Amount Paid in Portfolio Brokerage Commissions in USNG Offering	$495,980
Other Amounts Paid in USNG Offering	$916,296
Total Expenses Paid in USNG Offering	$3,410,536

Expenses Paid by USNG Through March 31, 2008 as a Percentage of Average Daily Net Assets (Unaudited):

Expenses in USNG Offering	Amount As a Percentage of Average Daily Net Assets
General Partner	0.60% annualized
Portfolio Brokerage Commissions	0.15% annualized
Other Amounts Paid in USNG Offering	0.28% annualized
Total Expense Ratio	1.03% annualized

Form of Units

Registered Form.  Units are issued in registered form in accordance with the LP Agreement. The Administrator has been appointed registrar and transfer agent for the purpose of transferring units in certificated form. The Administrator keeps a record of all holders of the units in the registry (“Register”). The General Partner recognizes transfers of units in certificated form only if done in accordance with the LP Agreement. The beneficial interests in such units are held in book-entry form through participants and/or accountholders in DTC.

Book-Entry.  Individual certificates are not issued for the units. Instead, units are represented by one or more global certificates, which are deposited by the Administrator with DTC and registered in the name of Cede & Co., as nominee for DTC. The global certificates evidence all of the units outstanding at any time. Unitholders are limited to (1) participants in DTC such as banks, brokers, dealers and trust companies (DTC Participants), (2) those who maintain, either directly or indirectly, a custodial relationship with a DTC Participant (Indirect Participants), and (3) those banks, brokers, dealers, trust companies and others who hold interests in the units through DTC Participants or Indirect Participants, in each case who satisfy the requirements for transfers of units. DTC participants acting on behalf of investors holding units through such participants’ accounts in DTC follow the delivery practice applicable to securities eligible for DTC’s Same-Day Funds Settlement System. Units are credited to DTC Participants’ securities accounts following confirmation of receipt of payment.

DTC.  DTC is a limited purpose trust company organized under the laws of the State of New York and is a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” register pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for DTC Participants and facilitates the clearance and settlement of transactions between DTC Participants through electronic book-entry changes in accounts of DTC Participants.

Transfer of Units

Transfers of Units Only Through DTC.  The units are only transferable through the book-entry system of DTC. Limited partners who are not DTC Participants may transfer their units through DTC by instructing the DTC Participant holding their units (or by instructing the Indirect Participant or other entity through which their units are held) to transfer the units. Transfers are made in accordance with standard securities industry practice.

Transfers of interests in units with DTC are made in accordance with the usual rules and operating procedures of DTC and the nature of the transfer. DTC has established procedures to facilitate transfers among the participants and/or accountholders of DTC. Because DTC can only act on behalf of DTC Participants, who in turn act on behalf of Indirect Participants, the ability of a person or entity having an interest in a global certificate to pledge such interest to persons or entities that do not participate in DTC, or otherwise take actions in respect of such interest, may be affected by the lack of a definitive security in respect of such interest.

DTC has advised us that it takes any action permitted to be taken by a unitholder (including, without limitation, the presentation of a global certificate for exchange) only at the direction of one or more DTC Participants in whose account with DTC interests in global certificates are credited and only in respect of such portion of the aggregate principal amount of the global certificate as to which such DTC Participant or Participants has or have given such direction.

Transfer/Application Requirements.  All purchasers of USNG’s units, and potentially any purchasers of limited partner interests in the future, who wish to become limited partners or other record holders and receive cash distributions, if any, or have certain other rights, must deliver an executed transfer application in which the purchaser or transferee must certify that, among other things, he, she or it agrees to be bound by USNG’s LP Agreement and is eligible to purchase USNG’s securities. Each purchaser of units offered by this prospectus must execute a transfer application and certification. The obligation to provide the form of transfer application is imposed on the seller of units or, if a purchase of units is made through an exchange, the form may be obtained directly through USNG. Further, the General Partner may request each record holder to furnish certain information, including that holder’s nationality, citizenship or other related status. A record holder is a unitholder that is, or has applied to be, a limited partner. An investor who is not a U.S. resident may not be eligible to become a record holder or one of USNG’s limited partners if that investor’s ownership would subject USNG to the risk of cancellation or forfeiture of any of USNG’s assets under any federal, state or local law or regulation. If the record holder fails to furnish the information or if the General Partner determines, on the basis of the information furnished by the holder in response to the request, that such holder is not qualified to become one of USNG’s limited partners, the General Partner may be substituted as a holder for the record holder, who will then be treated as a non-citizen assignee, and USNG will have the right to redeem those securities held by the record holder.

A transferee’s broker, agent or nominee may complete, execute and deliver a transfer application and certification. USNG may, at its discretion, treat the nominee holder of a unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

A person purchasing USNG’s existing units, who does not execute a transfer application and certify that the purchaser is eligible to purchase those securities acquires no rights in those securities other than the right to resell those securities. Whether or not a transfer application is received or the consent of the General Partner obtained, our units are securities and are transferable according to the laws governing transfers of securities.

Any transfer of units will not be recorded by the transfer agent or recognized by the General Partner unless a completed transfer application is delivered to the General Partner or the Administrator. When acquiring units, the transferee of such units that completes a transfer application will:

•	be an assignee until admitted as a substituted limited partner upon the consent and sole discretion of the General Partner and the recording of the assignment on the books and records of the partnership;
•	automatically request admission as a substituted limited partner;

•	agree to be bound by the terms and conditions of, and execute, our LP Agreement;
•	represent that such transferee has the capacity and authority to enter into our LP Agreement;
•	grant powers of attorney to our General Partner and any liquidator of us; and
•	make the consents and waivers contained in our LP Agreement.

An assignee will become a limited partner in respect of the transferred units upon the consent of our General Partner and the recordation of the name of the assignee on our books and records. Such consent may be withheld in the sole discretion of our General Partner.

If consent of the General Partner is withheld such transferee shall be an assignee. An assignee shall have an interest in the partnership equivalent to that of a limited partner with respect to allocations and distributions, including, without limitation, liquidating distributions, of the partnership. With respect to voting rights attributable to units that are held by assignees, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such units on any matter, vote such units at the written direction of the assignee who is the recordholder of such units. If no such written direction is received, such units will not be voted. An assignee shall have no other rights of a limited partner.

Until a unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Withdrawal of Limited Partners

As discussed in the LP Agreement, if the General Partner gives at least fifteen (15) days’ written notice to a limited partner, then the General Partner may for any reason, in its sole discretion, require any such limited partner to withdraw entirely from the partnership or to withdraw a portion of its partner capital account. If the General Partner does not give at least fifteen (15) days’ written notice to a limited partner, then it may only require withdrawal of all or any portion of the capital account of any limited partner in the following circumstances: (i) the unitholder made a misrepresentation to the General Partner in connection with its purchase of units; or (ii) the limited partner’s ownership of units would result in the violation of any law or regulations applicable to the partnership or a partner. In these circumstances, the General Partner without notice may require the withdrawal at any time, or retroactively. The limited partner thus designated shall withdraw from the partnership or withdraw that portion of its partner capital account specified, as the case may be, as of the close of business on such date as determined by the General Partner. The limited partner thus designated shall be deemed to have withdrawn from the partnership or to have made a partial withdrawal from its partner capital account, as the case may be, without further action on the part of the limited partner and the provisions of the LP Agreement shall apply.

What is the Plan of Distribution?

Buying and Selling Units

Most investors buy and sell units of USNG in secondary market transactions through brokers. Units trade on the American Stock Exchange under the ticker symbol “UNG.” Units are bought and sold throughout the trading day like other publicly traded securities. When buying or selling units through a broker, most investors incur customary brokerage commissions and charges. Investors are encouraged to review the terms of their brokerage account for details on applicable charges.

Marketing Agent and Authorized Purchasers

The offering of USNG’s units is a best efforts offering. USNG is continuously offering Creation Baskets consisting of 100,000 units through the Marketing Agent, to Authorized Purchasers. Merrill Lynch Professional Clearing Corp. was the initial Authorized Purchaser. The initial Authorized Purchaser purchased the initial Creation Basket of 100,000 units at USNG’s NAV on April 17, 2007. Authorized Purchasers pay a $1,000 fee for each order to create one or more Creation Baskets. The Marketing Agent receives, for its services as marketing agent to USNG, a marketing fee of 0.06% on USNG’s assets up to $3 billion and 0.04% on USNG’s assets in excess of $3 billion; provided, however, that in no event may the aggregate compensation paid to the Marketing Agent and any affiliate of the General Partner for distribution-related services in connection with this offering of units exceed ten percent (10%) of the gross proceeds of this offering.

The offering of baskets is being made in compliance with Conduct Rule 2810 of FINRA. Accordingly, Authorized Purchasers will not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of units.

The per unit price of units offered in Creation Baskets on any subsequent day will be the total NAV of USNG calculated shortly after the close of the American Stock Exchange on that day divided by the number of issued and outstanding units. An Authorized Purchaser is not required to sell any specific number or dollar amount of units.

By executing an Authorized Purchaser Agreement, an Authorized Purchaser becomes part of the group of parties eligible to purchase baskets from, and put baskets for redemption to, USNG. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create.

A list of Authorized Purchasers is available from the Marketing Agent. Because new units can be created and issued on an ongoing basis, at any point during the life of USNG, a “distribution”, as such term is used in the 1933 Act, will be occurring. Authorized Purchasers, other broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the 1933 Act. Authorized Purchasers comply with the prospectus-delivery requirements in connection with the sale of units to customers. For example, an Authorized Purchaser, other broker-dealer firm or its client will be deemed a statutory underwriter if it purchases a basket from USNG, breaks the basket down into the constituent units and sells the units to its customers; or if it chooses to couple the creation of a supply of new units with an active selling effort involving solicitation of secondary market demand for the units. Authorized Purchasers may also engage in secondary market transactions in units that would not be deemed “underwriting”. For example, an Authorized Purchaser may act in the capacity of a broker or dealer with respect to units that were previously distributed by other Authorized Purchasers. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject them to the prospectus-delivery and liability provisions of the 1933 Act.

Dealers who are neither Authorized Purchasers nor “underwriters” but are nonetheless participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with units that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the 1933 Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the 1933 Act.

The General Partner may qualify the units in states selected by the General Partner and intends that sales be made through broker-dealers who are members of FINRA. Investors intending to create or redeem baskets through Authorized Purchasers in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal advisor regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

While the Authorized Purchasers may be indemnified by the General Partner, they are not entitled to receive a discount or commission from USNG for their purchases of Creation Baskets. The difference between the price paid by Authorized Purchasers as underwriters and the price paid to such Authorized Purchasers by investors is deemed underwriting compensation.

Calculating NAV

USNG’s NAV is calculated by:

•	Taking the current market value of its total assets
•	Subtracting any liabilities

The Administrator calculates the NAV of USNG once each trading day. The NAV for a particular trading day is released after 4:15 p.m. New York time. It calculates NAV as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time. Trading on the American Stock Exchange typically closes at 4:15 p.m. New York time. USNG uses the New York Mercantile Exchange closing price (determined at the earlier of the close of that exchange or 2:30 p.m. New York time) for the contracts held on the New York Mercantile Exchange, but calculates or determines the value of all other USNG investments as of the earlier of the close of the New York Stock Exchange or 4:00 p.m. New York time.

In addition, in order to provide updated information relating to USNG for use by investors and market professionals, the American Stock Exchange calculates and disseminates throughout the trading day an updated indicative fund value. The indicative fund value is calculated by using the prior day’s closing NAV per unit of USNG as a base and updating that value throughout the trading day to reflect changes in the most recently reported trade price for the active Futures Contract on the New York Mercantile Exchange. The prices reported for the active Futures Contract month are adjusted based on the prior day’s spread differential between settlement values for that contract and the spot month contract. In the event that the spot month contract is also the active contract, the last sale price for the active contract is not adjusted. The indicative fund value unit basis disseminated during American Stock Exchange trading hours should not be viewed as an actual real time update of the NAV, because NAV is calculated only once at the end of each trading day.

The indicative fund value is disseminated on a per unit basis every 15 seconds during regular American Stock Exchange trading hours of 9:30 a.m. New York time to 4:15 p.m. New York time. The normal trading hours of the New York Mercantile Exchange are 10:00 a.m. New York time to 2:30 p.m. New York time. This means that there is a gap in time at the beginning and the end of each day during which USNG’s units are traded on the American Stock Exchange, but real-time New York Mercantile Exchange trading prices for futures contracts traded on such Exchange are not available. As a result, during those gaps there is no update to the indicative fund value.

The American Stock Exchange disseminates the indicative fund value through the facilities of CTA/CQ High Speed Lines. In addition, the indicative fund value is published on the American Stock Exchange’s website and is available through on-line information services such as Bloomberg and Reuters.

Dissemination of the indicative fund value provides additional information that is not otherwise available to the public and is useful to investors and market professionals in connection with the trading of USNG units on the American Stock Exchange. Investors and market professionals are able throughout the trading day to compare the market price of USNG and the indicative fund value. If the market price of USNG units diverges significantly from the indicative fund value, market professionals have an incentive to execute arbitrage trades. For example, if USNG appears to be trading at a discount compared to the indicative fund value, a market professional could buy USNG units on the American Stock Exchange and sell short futures contracts. Such arbitrage trades can tighten the tracking between the market price of USNG and the indicative fund value and thus can be beneficial to all market participants.

In addition, other Futures Contracts, Other Natural Gas-Related Investments and Treasuries held by USNG are valued by the Administrator, using rates and points received from client-approved third party vendors (such as Reuters and WM Company) and advisor quotes. These investments are not included in the indicative value. The indicative fund value is based on the prior day’s NAV and moves up and down solely according to changes in the Benchmark Futures Contracts for natural gas traded on the New York Mercantile Exchange.

Creation and Redemption of Units

USNG creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets are only made in exchange for delivery to USNG or the distribution by USNG of the amount of Treasuries and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of units included in the baskets being created or redeemed determined as of 4:00 p.m. New York time on the day the order to create or redeem baskets is properly received.

Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be (1) registered broker-dealers or other securities market participants, such as banks and other financial institutions, that are not required to register as broker-dealers to engage in securities transactions as described below, and (2) DTC Participants. To become an Authorized Purchaser, a person must enter into an Authorized Purchaser Agreement with the General Partner. The Authorized Purchaser Agreement provides the procedures for the creation and redemption of baskets and for the delivery of the Treasuries and any cash required for such creations and redemptions. The Authorized Purchaser Agreement and the related procedures attached thereto may be amended by USNG, without the consent of any limited partner or unitholder or Authorized Purchaser. Authorized Purchasers pay a transaction fee of $1,000 to USNG for each order they place to create or redeem one or more baskets. Authorized Purchasers who make deposits with USNG in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USNG or the General Partner, and no such person has any obligation or responsibility to the General Partner or USNG to effect any sale or resale of units.

Certain Authorized Purchasers are expected to have the facility to participate directly in the physical natural gas market and the natural gas futures market. In some cases, an Authorized Purchaser or its affiliates may from time to time acquire natural gas or sell natural gas and may profit in these instances. The General Partner believes that the size and operation of the natural gas market make it unlikely that an Authorized Purchaser’s direct activities in the natural gas or securities markets will impact the price of natural gas, Futures Contracts, or the price of the units.

Each Authorized Purchaser is required to be registered as a broker-dealer under the Exchange Act and is a member in good standing with FINRA, or exempt from being or otherwise not required to be licensed as a broker-dealer or a member of FINRA, and qualified to act as a broker or dealer in the states or other jurisdictions where the nature of its business so requires. Certain Authorized Purchasers may also be regulated under federal and state banking laws and regulations. Each Authorized Purchaser has its own set of rules and procedures, internal controls and information barriers as it determines is appropriate in light of its own regulatory regime.

Under the Authorized Purchaser Agreement, the General Partner has agreed to indemnify the Authorized Purchasers against certain liabilities, including liabilities under the Securities Act, and to contribute to the payments the Authorized Purchasers may be required to make in respect of those liabilities.

The following description of the procedures for the creation and redemption of baskets is only a summary and an investor should refer to the relevant provisions of the LP Agreement and the form of Authorized Purchaser Agreement for more detail, each of which is attached as an exhibit to the registration statement of which this Prospectus is a part.

Creation Procedures

On any business day, an Authorized Purchaser may place an order with the Marketing Agent to create one or more baskets. For purposes of processing purchase and redemption orders, a “business day” means any day other than a day when any of the American Stock Exchange, the New York Mercantile Exchange, or the New York Stock Exchange is closed for regular trading. Purchase orders must be placed by 12:00 p.m. New York time or the close of regular trading on the New York Stock Exchange, whichever is earlier. The day on which the Marketing Agent receives a valid purchase order is the purchase order date.

By placing a purchase order, an Authorized Purchaser agrees to deposit Treasuries with USNG, or a combination of Treasuries and cash, as described below. Prior to the delivery of baskets for a purchase order, the Authorized Purchaser must also have wired to the Custodian the non-refundable transaction fee due for the purchase order. Authorized Purchasers may not withdraw a creation request.

Determination of Required Deposits

The total deposit required to create each basket (“Creation Basket Deposit”) is the amount of Treasuries and/or cash that is in the same proportion to the total assets of USNG (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to purchase is accepted as the number of units to be created under the purchase order is in proportion to the total number of units outstanding on the date the order is received. The General Partner determines, directly in its sole discretion or in consultation with the

Administrator, the requirements for Treasuries and the amount of cash, including the maximum permitted remaining maturity of a Treasury and proportions of Treasury and cash that may be included in deposits to create baskets. The Marketing Agent publishes such requirements at the beginning of each business day. The amount of cash deposit required is the difference between the aggregate market value of the Treasuries required to be included in a Creation Basket Deposit as of 4:00 p.m. New York time on the date the order to purchase is properly received and the total required deposit.

Delivery of Required Deposits

An Authorized Purchaser who places a purchase order is responsible for transferring to USNG’s account with the Custodian the required amount of Treasuries and cash by the end of the third business day following the purchase order date. Upon receipt of the deposit amount, the Administrator directs DTC to credit the number of baskets ordered to the Authorized Purchaser’s DTC account on the third business day following the purchase order date. The expense and risk of delivery and ownership of Treasuries until such Treasuries have been received by the Custodian on behalf of USNG is borne solely by the Authorized Purchaser.

Because orders to purchase baskets must be placed by 12:00 p.m., New York time, but the total payment required to create a basket during the continuous offering period will not be determined until 4:00 p.m., New York time, on the date the purchase order is received, Authorized Purchasers will not know the total amount of the payment required to create a basket at the time they submit an irrevocable purchase order for the basket. USNG’s NAV and the total amount of the payment required to create a basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders

The General Partner acting by itself or through the Marketing Agent may reject a purchase order or a Creation Basket Deposit if:

•	it determines that the investment alternative available to USNG at that time will not enable it to meet its investment objective;
•	it determines that the purchase order or the Creation Basket Deposit is not in proper form;
•	it believes that the purchase order or the Creation Basket Deposit would have adverse tax consequences to USNG or its unitholders;
•	the acceptance or receipt of the Creation Basket Deposit would, in the opinion of counsel to the General Partner, be unlawful; or
•	circumstances outside the control of the General Partner, Marketing Agent or Custodian make it, for all practical purposes, not feasible to process creations of baskets.

None of the General Partner, Marketing Agent or Custodian will be liable for the rejection of any purchase order or Creation Basket Deposit.

Redemption Procedures

The procedures by which an Authorized Purchaser can redeem one or more baskets mirror the procedures for the creation of baskets. On any business day, an Authorized Purchaser may place an order with the Marketing Agent to redeem one or more baskets. Redemption orders must be placed by 12:00 p.m. New York time or the close of regular trading on the New York Stock Exchange, whichever is earlier. A redemption order so received will be effective on the date it is received in satisfactory form by the Marketing Agent. The redemption procedures allow Authorized Purchasers to redeem baskets and do not entitle an individual unitholder to redeem any units in an amount less than a Redemption Basket, or to redeem baskets other than through an Authorized Purchaser. By placing a redemption order, an Authorized Purchaser agrees to deliver the baskets to be redeemed through DTC’s book-entry system to USNG not later than 3:00 p.m. New York time on the third business day following the effective date of the redemption order. Prior to the delivery of the redemption distribution for a redemption order, the Authorized Purchaser must also have wired to USNG’s account at the Custodian the non-refundable transaction fee due for the redemption order. Authorized Purchasers may not withdraw a redemption request.

Determination of Redemption Distribution

The redemption distribution from USNG consists of a transfer to the redeeming Authorized Purchaser of an amount of Treasuries and cash that is in the same proportion to the total assets of USNG (net of estimated accrued but unpaid fees, expenses and other liabilities) on the date the order to redeem is properly received as the number of units to be redeemed under the redemption order is in proportion to the total number of units outstanding on the date the order is received. The General Partner, directly or in consultation with the Administrator, determines the requirements for Treasuries and the amounts of cash, including the maximum permitted remaining maturity of a Treasury, and the proportions of Treasuries and cash that may be included in distributions to redeem baskets. The Marketing Agent publishes such requirements as of 4:00 p.m. New York time on the redemption order date.

Delivery of Redemption Distribution

The redemption distribution due from USNG will be delivered to the Authorized Purchaser by 3:00 p.m. New York time on the third business day following the redemption order date if, by 3:00 p.m. New York time on such third business day, USNG’s DTC account has been credited with the baskets to be redeemed. If USNG’s DTC account has not been credited with all of the baskets to be redeemed by such time, the redemption distribution will be delivered to the extent of whole baskets received. Any remainder of the redemption distribution will be delivered on the next business day to the extent of remaining whole baskets received if USNG receives the fee applicable to the extension of the redemption distribution date which the General Partner may, from time to time, determine and the remaining baskets to be redeemed are credited to USNG’s DTC account by 3:00 p.m. New York time on such next business day. Any further outstanding amount of the redemption order shall be cancelled. Pursuant to information from the General Partner, the Custodian will also be authorized to deliver the redemption distribution notwithstanding that the baskets to be redeemed are not credited to USNG’s DTC account by 3:00 p.m. New York time on the third business day following the redemption order date if the Authorized Purchaser has collateralized its obligation to deliver the baskets through DTC’s book entry-system on such terms as the General Partner may from time to time determine.

Suspension or Rejection of Redemption Orders

The General Partner may, in its discretion, suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which the American Stock Exchange or the New York Mercantile Exchange is closed other than customary weekend or holiday closings, or trading on the American Stock Exchange or the New York Mercantile Exchange is suspended or restricted, (2) for any period during which an emergency exists as a result of which delivery, disposal or evaluation of Treasuries is not reasonably practicable, or (3) for such other period as the General Partner determines to be necessary for the protection of the limited partners. None of the General Partner, the Marketing Agent, the Administrator, or the Custodian will be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

The General Partner will reject a redemption order if the order is not in proper form as described in the Authorized Purchaser Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fee

To compensate USNG for its expenses in connection with the creation and redemption of baskets, an Authorized Purchaser is required to pay a transaction fee to USNG of $1,000 per order to create or redeem baskets. An order may include multiple baskets. The transaction fee may be reduced, increased or otherwise changed by the General Partner. The General Partner shall notify DTC of any change in the transaction fee and will not implement any increase in the fee for the redemption of baskets until 30 days after the date of the notice.

Tax Responsibility

Authorized Purchasers are responsible for any transfer tax, sales or use tax, stamp tax, recording tax, value added tax or similar tax or governmental charge applicable to the creation or redemption of baskets, regardless of whether or not such tax or charge is imposed directly on the Authorized Purchaser, and agree to indemnify the General Partner and USNG if they are required by law to pay any such tax, together with any applicable penalties, additions to tax or interest thereon.

Secondary Market Transactions

As noted, USNG creates and redeems units from time to time, but only in one or more Creation Baskets or Redemption Baskets. The creation and redemption of baskets is only made in exchange for delivery to USNG or the distribution by USNG of the amount of Treasuries and cash represented by the baskets being created or redeemed, the amount of which is based on the aggregate NAV of the number of units included in the baskets being created or redeemed determined on the day the order to create or redeem baskets is properly received.

As discussed above, Authorized Purchasers are the only persons that may place orders to create and redeem baskets. Authorized Purchasers must be registered broker-dealers or other securities market participants, such as banks and other financial institutions that are not required to register as broker-dealers to engage in securities transactions. An Authorized Purchaser is under no obligation to create or redeem baskets, and an Authorized Purchaser is under no obligation to offer to the public units of any baskets it does create. Authorized Purchasers that do offer to the public units from the baskets they create do so at per-unit offering prices that are expected to reflect, among other factors, the trading price of the units on the American Stock Exchange, the NAV of USNG at the time the Authorized Purchaser purchased the Creation Baskets and the NAV of the units at the time of the offer of the units to the public, the supply of and demand for units at the time of sale, and the liquidity of the Futures Contract market and the market for Other Natural Gas-Related Investments. The prices of units offered by Authorized Purchasers are expected to fall between USNG’s NAV and the trading price of the units on the American Stock Exchange at the time of sale. Units initially comprising the same basket but offered by Authorized Purchasers to the public at different times may have different offering prices. An order for one or more baskets may be placed by an Authorized Purchaser on behalf of multiple clients. Authorized Purchasers who make deposits with USNG in exchange for baskets receive no fees, commissions or other form of compensation or inducement of any kind from either USNG or the General Partner, and no such person has any obligation or responsibility to the General Partner or USNG to effect any sale or resale of units. Units trade in the secondary market on the American Stock Exchange. Units may trade in the secondary market at prices that are lower or higher relative to their NAV per unit. The amount of the discount or premium in the trading price relative to the NAV per unit may be influenced by various factors, including the number of investors who seek to purchase or sell units in the secondary market and the liquidity of the Futures Contracts market and the market for Other Natural Gas-Related Investments. While the units trade on the American Stock Exchange until 4:15 p.m. New York time, liquidity in the market for Futures Contracts and Other Natural Gas-Related Investments may be reduced after the close of the New York Mercantile Exchange at 2:30 p.m. New York time. As a result, during this time, trading spreads, and the resulting premium or discount, on the units may widen.

Use of Proceeds

The General Partner applies substantially all of USNG’s assets toward trading in Futures Contracts and other Natural Gas-Related Investments Treasuries, cash and cash equivalents. The General Partner has sole authority to determine the percentage of assets that are:

•	held on deposit with the futures commission merchant or other custodian,
•	used for other investments, and
•	held in bank accounts to pay current obligations and as reserves.

The General Partner deposits most of USNG’s net assets with the Custodian or other custodian. When USNG purchases a Futures Contract and certain exchange traded Other Natural Gas-Related Investments, USNG is also required to deposit with the futures commission merchant on behalf of the exchange a portion of the value of the contract or other interest as security to ensure payment for the obligation under natural gas interests at maturity. This deposit is known as “margin.” USNG invests the remainder of its assets equal to the difference between the margin deposited and the face value of the Futures Contract in Treasuries, cash and/or cash equivalents.

The General Partner believes that all entities that hold or trade USNG’s assets are based in the United States and are subject to United States regulations.

Approximately 5% to 10% of USNG’s assets are normally committed as margin for commodity futures contracts. However, from time to time, the percentage of assets committed as margin may be substantially more, or less, than such range. The General Partner invests the balance of USNG’s assets not invested in natural gas interests or held in margin as reserves to be available for changes in margin. All interest income used for USNG’s benefit.

The futures commission merchant, a government agency or a commodity exchange could increase margins applicable to USNG to hold trading positions at any time. Moreover, margin is merely a security deposit and has no bearing on the profit or loss potential for any positions taken.

USNG’s assets are held in segregation pursuant to the Commodity Exchange Act and CFTC regulations.

Limited Partnership Agreement

The following paragraphs are a summary of certain provisions of our LP Agreement. The following discussion is qualified in its entirety by reference to our LP Agreement.

Authority of the General Partner

Our General Partner is generally authorized to perform all acts deemed necessary to carry out the purposes of the limited partnership and to conduct our business. Our partnership existence will continue into perpetuity, until terminated in accordance with our LP Agreement. Our General Partner has a power of attorney to take certain actions, including the execution and filing of documents, on our behalf and with respect to our LP Agreement. However, our partnership agreement limits the authority of our General Partner as follows:

•	Other than in connection with the issuance or redemption of units, or upon termination of the partnership as contemplated by the LP Agreement, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the partnership’s assets in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination with any other person) or approve on behalf of the partnership, the sale, exchange or other disposition of all or substantially all of the assets of all of the partnership, taken as a whole, without the approval of at least a majority of the limited partners; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the partnership’s assets and shall not apply to any forced sale of any or all of the partnership’s assets pursuant to the foreclosure of, or other realization upon, any such encumbrance.
•	The General Partner is not authorized to institute or initiate on behalf of, or otherwise cause, the partnership to (a) make a general assignment for the benefit of creditors; (b) file a voluntary bankruptcy petition; or (c) file a petition seeking for the partnership a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law.
•	The General Partner may not, without written approval of the specific act by all of the limited partners or by other written instrument executed and delivered by all of the limited partners subsequent to the date of the LP Agreement, take any action in contravention of the LP Agreement, including, without limitation, (i) any act that would make it impossible to carry on the ordinary business of the partnership, except as otherwise provided in the LP Agreement; (ii) possess partnership property, or assign any rights in specific partnership property, for other than a partnership purpose; (iii) admit a person as a partner, except as otherwise provided in the LP Agreement; (iv) amend the LP Agreement in any manner, except as otherwise provided in the LP Agreement or applicable law; or (v) transfer its interest as General Partner of the partnership, except as otherwise provided in the LP Agreement.
•	In general, unless approved by a majority of the limited partners, our General Partner shall not take any action, or refuse to take any reasonable action, the effect of which would be to cause us, to the extent it would materially and adversely affect limited partners, to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

Withdrawal or Removal of Our General Partner

The General Partner shall be deemed to have withdrawn from the partnership upon the occurrence of any one of the following events:

•	the General Partner voluntarily withdraws from the partnership by giving written notice to the other partners;
•	the General Partner transfers all of its rights as General Partner;
•	the General Partner is removed;
•	the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A) – (C) of this sentence; or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;
•	a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or
•	a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

The General Partner may be removed if such removal is approved by the holders of at least 66 2/3% of the outstanding units (excluding for this purpose units held by the General Partner and its affiliates).

Meetings

All acts of the limited partners should be done in accordance with the Delaware Revised Uniform Limited Partnership Act (“DRULPA”). Upon the written request of 20% or more in interest of the limited partners, the General Partner may, but is not required to, call a meeting of the limited partners. Notice of such meeting shall be given within 30 days after, and the meeting shall be held within 60 days after, receipt of such request. The General Partner may also call a meeting not less than 20 and not more than 60 days prior to the meeting. Any such notice shall state briefly the purpose of the meeting, which shall be held at a reasonable time and place. Any limited partner may obtain a list of names, addresses, and interests of the limited partners upon written request to the General Partner.

Limited Liability

Assuming that a limited partner does not take part in the control of our business, and that he otherwise acts in conformity with the provisions of our LP Agreement, his liability under Delaware law will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units or other limited partner interests plus his share of any of our undistributed profits and assets. In light of the fact that a limited partner’s liability may extend beyond his capital contributions, a limited partner may lose more money than he contributed.

Under Delaware law, a limited partner might be held liable for USNG’s obligations as if it were a General Partner if the limited partner participates in the control of the partnership’s business and the persons who transact business with the partnership think the limited partner is the General Partner.

Under the LP Agreement, a limited partner will not be liable for assessments in addition to its initial capital investment in any of USNG’s capital securities representing limited partnership interests. However, a limited partner still may be required to repay to USNG any amounts wrongfully returned or distributed to it under some circumstances. Under Delaware law, USNG may not make a distribution to limited partners if the distribution causes USNG’s liabilities (other than liabilities to partners on account of their partnership interests and nonrecourse liabilities) to exceed the fair value of USNG’s assets. Delaware law provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution violated the law will be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

The General Partner Has Conflicts of Interest

There are present and potential future conflicts of interest in USNG’s structure and operation you should consider before you purchase units. The General Partner will use this notice of conflicts as a defense against any claim or other proceeding made.

The General Partner’s officers, directors and employees, do not devote their time exclusively to USNG. These persons are directors, officers or employees of other entities which may compete with USNG for their services. They could have a conflict between their responsibilities to USNG and to those other entities. The General Partner believes that it has sufficient personnel, time, and working capital to discharge its responsibilities in a fair manner and that these persons’ conflicts should not impair their ability to provide services to USNG.

The General Partner and the General Partner’s principals, officers, directors and employees may trade futures and related contracts for their own account. Limited partners and other unitholders are not permitted to inspect the trading records or any written policies related to such trading of the General Partner and its principals, officers, directors, and employees. A conflict of interest may exist if their trades are in the same markets and at the same time as USNG trades using the clearing broker to be used by USNG. A potential conflict also may occur when the General Partner’s principals trade their accounts more aggressively or take positions in their accounts which are opposite, or ahead of, the positions taken by USNG. The General Partner has adopted a Code of Ethics to ensure that the officers, directors, and employees of the General Partner and its affiliates do not engage in trades that will harm the fund or the unitholders.

The General Partner has sole current authority to manage the investments and operations of USNG, and this may allow it to act in a way that furthers its own interests which may create a conflict with your best interests. Limited partners have limited voting control, which limits their ability to influence matters such as amendment of the LP Agreement, change in USNG’s basic investment policy, dissolution of this fund, or the sale or distribution of USNG’s assets.

The General Partner serves as the general partner to USNG, the Related Public Funds, USHO and US12NG. The General Partner may have a conflict to the extent that its trading decisions may be influenced by the effect they would have on the other funds it manages. In addition, the General Partner is required to indemnify the officers and directors of the other funds, if the need for indemnification arises. This potential indemnification will cause the General Partner’s assets to decrease. If the General Partner’s other sources of income are not sufficient to compensate for the indemnification, then the General Partner may terminate and you could lose your investment.

No Resolution of Conflicts Procedures

Whenever a conflict of interest exists or arises between the General Partner on the one hand, and the partnership or any limited partner, on the other hand, any resolution or course of action by the General Partner in respect of such conflict of interest shall be permitted and deemed approved by all partners and shall not constitute a breach of the LP Agreement or of any agreement contemplated hereby or of a duty stated or implied by law or equity, if the resolution or course of action is, or by operation of the LP Agreement is deemed to be, fair and reasonable to the partnership. If a dispute arises, under the LP Agreement it will be resolved either through negotiations with the General Partner or by courts located in the State of Delaware.

Under the LP Agreement, any resolution is deemed to be fair and reasonable to the partnership if the resolution is:

•	approved by the audit committee, although no party is obligated to seek approval and the General Partner may adopt a resolution or course of action that has not received approval;
•	on terms no less favorable to the limited partners than those generally being provided to or available from unrelated third parties; or

•	fair to the limited partners, taking into account the totality of the relationships of the parties involved including other transactions that may be particularly favorable or advantageous to the limited partners.

The previous risk factors and conflicts of interest are complete as of the date of this prospectus; however, additional risks and conflicts may occur which are not presently foreseen by the General Partner. You may not construe this Prospectus as legal or tax advice. Before making an investment in this fund, you should read this entire Prospectus, including the LP Agreement (Appendix B). You should also consult with your personal legal, tax, and other professional advisors.

Interests of Named Experts and Counsel

The General Partner has employed Sutherland Asbill & Brennan LLP to prepare this Prospectus. Neither the law firm nor any other expert hired by USNG to give advice on the preparation of this offering document has been hired on a contingent fee basis. Nor do any of them have any present or future expectation of interest in the General Partner, Marketing Agent, Authorized Purchasers, Custodian, Administrator or other service providers to USNG.

The General Partner’s Responsibility and Remedies

Pursuant to the DRULPA, parties may contractually modify or even eliminate fiduciary duties in a partnership agreement to the limited partnership itself, or to another partner or person otherwise bound by the partnership agreement. Parties may not, however, eliminate the implied covenant of good faith and fair dealing. Where parties unambiguously provide for fiduciary duties in a partnership agreement, those expressed duties become the standard courts will use to determine whether such duties were breached. For this reason, USNG’s limited partnership agreement does not explicitly provide for any fiduciary duties so that common law fiduciary duty principles will apply to measure the General Partner’s conduct.

A prospective investor should be aware that the General Partner has a responsibility to limited partners of USNG to exercise good faith and fairness in all dealings. The fiduciary responsibility of a general partner to limited partners is a developing and changing area of the law and limited partners who have questions concerning the duties of the General Partner should consult with their counsel. In the event that a limited partner of USNG believes that the General Partner has violated its fiduciary duty to the limited partners, he may seek legal relief individually or on behalf of USNG under applicable laws, including under DRULPA and under commodities laws, to recover damages from or require an accounting by the General Partner. Limited partners may also have the right, subject to applicable procedural and jurisdictional requirements, to bring class actions in federal court to enforce their rights under the federal securities laws and the rules and regulations promulgated thereunder by the SEC. Limited partners who have suffered losses in connection with the purchase or sale of the units may be able to recover such losses from the General Partner where the losses result from a violation by the General Partner of the federal securities laws. State securities laws may also provide certain remedies to limited partners. Limited partners should be aware that performance by the General Partner of its fiduciary duty is measured by the terms of the LP Agreement as well as applicable law. Limited partners are afforded certain rights to institute reparations proceedings under the Commodity Exchange Act for violations of the Commodity Exchange Act or of any rule, regulation or order of the CFTC by the General Partner.

Liability and Indemnification

Under the LP Agreement, neither a General Partner nor any employee or other agent of USNG nor any officer, director, stockholder, partner, employee or agent of a General Partner (a “Protected Person”) shall be liable to any partner or USNG for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, director, stockholder, partner, employee, agent of USNG or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, partner, employee, or agent of the partner or officer, director, stockholder, partner, employee or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions were in the best interests of USNG and except that no Protected Person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office.

USNG shall, to the fullest extent permitted by law, but only out of USNG assets, indemnify and hold harmless a General Partner and each officer, director, stockholder, partner, employee or agent thereof (including persons who serve at USNG’s request as directors, officers or trustees of another organization in which USNG has an interest as a unitholder, creditor or otherwise) and their respective Legal Representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or director or officer thereof, or by reason of its being or having been such a General Partner, director or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of USNG, and except that no Covered Person shall be indemnified against any liability to USNG or limited partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USNG in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USNG if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

Provisions of Law

According to applicable law, indemnification of the General Partner is payable only if the General Partner determined, in good faith, that the act, omission or conduct that gave rise to the claim for indemnification was in the best interest of USNG and the act, omission or activity that was the basis for such loss, liability, damage, cost or expense was not the result of negligence or misconduct and such liability or loss was not the result of negligence or misconduct by the General Partner, and such indemnification or agreement to hold harmless is recoverable only out of the assets of USNG and not from the members, individually.

Provisions of Federal and State Securities Laws

This offering is made pursuant to federal and state securities laws. If any indemnification of the General Partner arises out of an alleged violation of such laws, it is subject to certain legal conditions.

Those conditions require that no indemnification may be made in respect of any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless: there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the General Partner or other particular indemnitee, or such claim has been dismissed with prejudice on the merits by a court of competent jurisdiction as to the General Partner or other particular indemnitee, or a court of competent jurisdiction approves a settlement of the claims against the General Partner or other agent of USNG and finds that indemnification of the settlement and related costs should be made, provided, before seeking such approval, the General Partner or other indemnitee must apprise the court of the position held by regulatory agencies against such indemnification. These agencies are the SEC and the securities administrator of the State or States in which the plaintiffs claim they were offered or sold membership interests.

Provisions of the Securities Act of 1933 and NASAA Guidelines

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the General Partner or its directors, officers, or persons controlling USNG, USNG has been informed that SEC and the various State administrators believe that such indemnification is against public policy as expressed in the Securities Act of 1933 and the North American Securities Administrators Association, Inc. (NASAA) commodity pool guidelines and is therefore unenforceable.

Books and Records

USNG keeps its books of record and account at its office located at 1320 Harbor Bay Parkway, Suite 145, Alameda, California 94502 or at the offices of the Administrator at its office located at 40 Water Street, Boston, Massachusetts, 02109, or such office, including of an administrative agent, as it may subsequently designate upon notice. These books and records are open to inspection by any person who establishes to USNG’s satisfaction that such person is a limited partner upon reasonable advance notice at all reasonable times during the usual business hours of USNG.

USNG keeps a copy of USNG’s LP Agreement on file in its office which will be available for inspection on reasonable advance notice at all reasonable times during its usual business hours by any limited partner.

Statements, Filings, and Reports

At the end of each fiscal year, USNG will furnish to DTC Participants for distribution to each person who is a unitholder at the end of the fiscal year an annual report containing USNG’s audited financial statements and other information about USNG. The General Partner is responsible for the registration and qualification of the units under the federal securities laws and federal commodities laws and any other securities and blue sky laws of the United States or any other jurisdiction as the General Partner may select. The General Partner is responsible for preparing all reports required by the SEC and the CFTC, but has entered into an agreement with the Administrator to prepare these reports as required by the SEC, CFTC and the American Stock Exchange on USNG’s behalf.

The financial statements of USNG are audited, as required by law and as may be directed by the General Partner, by an independent registered public accounting firm designated from time to time by the General Partner. The accountants report will be furnished by USNG to unitholders upon request. USNG makes such elections, file such tax returns, and prepare, disseminate and file such tax reports, as it is advised by its counsel or accountants are from time to time required by any applicable statute, rule or regulation.

Reports to Limited Partners

In addition to periodic reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which can be accessed on the SEC’s website at www.sec.gov or on USNG’s website at www.unitedstatesnaturalgasfund.com, USNG, pursuant to the LP Agreement, will provide the following reports to limited partners in the manner prescribed below:

Annual Reports.  Within 90 days after the end of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the fiscal year, an annual report containing the following:

(i)	financial statements of the partnership, including, without limitation, a balance sheet as of the end of the partnership’s fiscal year and statements of income, partners’ equity and changes in financial position, for such fiscal year, which shall be prepared in accordance with accounting principles generally accepted in the United States of America consistently applied and shall be audited by a firm of independent certified public accountants registered with the Public Company Accounting Oversight Board,
(ii)	a general description of the activities of the partnership during the period covered by the report, and
(iii)	a report of any material transactions between the partnership and the General Partner or any of its affiliates, including fees or compensation paid by the partnership and the services performed by the General Partner or any such affiliate for such fees or compensation.

Quarterly Reports.  Within 45 days after the end of each quarter of each fiscal year, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the quarter then ended, a quarterly report containing a balance sheet and statement of income for the period covered by the report, each of which may be unaudited but shall be certified by the General Partner as fairly presenting the financial position and results of operations of the partnership during the period covered by the report. The report shall also contain a description of any material event regarding the business of the partnership during the period covered by the report.

Monthly Reports.  Within 30 days after the after the end of each month, the General Partner shall cause to be delivered to each limited partner who was a limited partner at any time during the month then ended, a monthly report containing an account statement, which will include a statement of income (loss) and a statement of changes in NAV, for the prescribed period. In addition, the account statement will disclose any material business dealings between the partnership, General Partner, commodity trading advisor (if any), futures commission merchant, or the principals thereof that previously have not been disclosed in the Prospectus or any amendment thereto, other account statements or annual reports.

USNG provides information to its unitholders to the extent required by applicable SEC, CFTC, and American Stock Exchange requirements. An issuer, such as USNG, of exchange-traded securities may not always readily know the identities of the investors who own those securities. USNG posts the same information that would otherwise be provided in USNG’s reports to limited partners described above including its monthly account statements, which include, without limitation, USNG’s NAV, on USNG’s website www.unitedstatesnaturalgasfund.com.

Fiscal Year

The fiscal year of USNG is the calendar year. The General Partner may select an alternate fiscal year.

Governing Law; Consent To Delaware Jurisdiction

The rights of the General Partner, USNG, DTC (as registered owner of USNG’s global certificate for units) and the unitholders, are governed by the laws of the State of Delaware. The General Partner, USNG and DTC and, by accepting units, each DTC Participant and each unitholder, consent to the jurisdiction of the courts of the State of Delaware and any federal courts located in Delaware. Such consent is not required for any person to assert a claim of Delaware jurisdiction over the General Partner or USNG.

Legal Matters

Litigation and Claims

Within the past 5 years of the date of this prospectus, there have been no material administrative, civil or criminal actions against the General Partner, underwriter, or any principal or affiliate of either of them. This includes any actions pending, on appeal, concluded, threatened, or otherwise known to them.

Legal Opinion

Sutherland Asbill & Brennan LLP is counsel to advise USNG and the General Partner with respect to the units being offered hereby and has passed upon the validity of the units being issued hereunder. Sutherland Asbill & Brennan LLP has also provided the General Partner with its opinion with respect to federal income tax matters addressed herein.

Experts

The General Partner engaged an independent registered public accounting firm to audit USNG. Spicer Jeffries LLP, an independent registered public accounting firm, has audited the financial statements of United States Natural Gas Fund, LP, at December 31, 2006 and December 31, 2007 that appear in the annual report on Form 10-K that is incorporated by reference. The financial statements in the 10-K have been included in reliance upon the report of Spicer Jeffries LLP given on its authority of such firm as experts in accounting and auditing.

Privacy Policy

USNG and the General Partner collect certain nonpublic personal information about investors from the information provided by them in certain documents, as well as in the course of processing transaction requests. None of this information is disclosed except as necessary in the course of processing creations and redemptions and otherwise administering USNG — and then only subject to customary undertakings of confidentiality. USNG and the General Partner do not disclose nonpublic personal information about investors to anyone, except as required by law. USNG and the General Partner restrict access to the nonpublic personal information they collect from investors to those employees who need access to this information to provide products and services to investors. USNG and the General Partner each maintain physical, electronic and procedural controls to safeguard this information. These standards are reasonably designed to (1) ensure the security and confidentiality of investors’ records and information, (2) protect against any anticipated threats or hazards to the security or integrity of investors’ records and information, and (3) protect against unauthorized access to or use of investors’ records or information that could result in substantial harm or inconvenience to any investor.

U.S. Federal Income Tax Considerations

The following discussion summarizes the material U.S. federal income tax consequences of the purchase, ownership and disposition of units in USNG, and the U.S. federal income tax treatment of USNG, as of the date hereof. This discussion is applicable to a beneficial owner of units who purchases units in the offering to which this Prospectus relates, including a beneficial owner who purchases units from an Authorized Purchaser. Except where noted otherwise, it deals only with units held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding units as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to-market method of accounting, or holders of units whose “functional currency” is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations (“Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Persons considering the purchase, ownership or disposition of units should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction. As used herein, a “U.S. unitholder” of a unit means a beneficial owner of a unit that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (X) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or (Y) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person. A “Non-U.S. unitholder” is a holder that is not a U.S. unitholder. If a partnership holds our units, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our units, you should consult your own tax advisor regarding the tax consequences.

The General Partner of USNG has received the opinion of Sutherland Asbill & Brennan LLP, counsel to USNG, that the material U.S. federal income tax consequences to USNG and to U.S. unitholders and Non-U.S. unitholders will be as described below. In rendering its opinion, Sutherland Asbill & Brennan LLP has relied on the facts described in this Prospectus as well as certain factual representations made by USNG and the General Partner. The opinion of Sutherland Asbill & Brennan LLP is not binding on the Internal Revenue Service (“IRS”), and as a result, the IRS may not agree with the tax positions taken by USNG. If challenged by the IRS, USNG’s tax positions might not be sustained by the courts. No ruling has been requested from the IRS with respect to any matter affecting USNG or prospective investors.

EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT ITS OWN TAX ADVISOR AS TO HOW THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN USNG APPLY TO YOU AND AS TO HOW THE APPLICABLE STATE, LOCAL OR FOREIGN TAXES APPLY TO YOU.

Tax Status of USNG

USNG is organized and operated as a limited partnership in accordance with the provisions of the LP Agreement and applicable state law. Under the Code, an entity classified as a partnership that is deemed to be a “publicly traded partnership” is generally taxable as a corporation for federal income tax purposes. The Code provides an exception to this general rule for a publicly traded partnership whose gross income for each taxable year of its existence consists of at least 90% “qualifying income” (“qualifying income exception”). For this purpose, section 7704 defines “qualifying income” as including, in pertinent part, interest (other than from a financial business), dividends and gains from the sale or disposition of capital assets held for the production of interest or dividends. In addition, in the case of a partnership a principal activity of which is the buying and selling of commodities (other than as inventory) or of futures, forwards and options with respect to commodities, “qualifying income” includes income and gains from such commodities and futures, forwards and options with respect to commodities. USNG and the General Partner have represented the following to Sutherland Asbill & Brennan LLP:

•	At least 90% of USNG’s gross income for each taxable year will constitute “qualifying income” within the meaning of Code section 7704 (as described above);
•	USNG is organized and operated in accordance with its governing agreements and applicable law;
•	USNG has not elected, and will not elect, to be classified as a corporation for U.S. federal income tax purposes.

Based in part on these representations, Sutherland Asbill & Brennan LLP is of the opinion that USNG classifies as a partnership for federal income tax purposes and that it is not taxable as a corporation for such purposes.

If USNG failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, USNG would be taxable as a corporation for federal income tax purposes and would pay federal income tax on its income at regular corporate rates. In that event, unitholders would not report their share of USNG’s income or loss on their returns. In addition, distributions to unitholders would be treated as dividends to the extent of USNG’s current and accumulated earnings and profits. To the extent a distribution exceeded USNG’s earnings and profits, the distribution would be treated as a return of capital to the extent of a unitholder’s basis in its units, and thereafter as gain from the sale of units. Accordingly, if USNG were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in USNG and on the value of the units.

The remainder of this summary assumes that USNG is classified as a partnership for federal income tax purposes and that it is not taxable as a corporation.

U.S. Unitholders

Tax Consequences of Ownership of Units

Taxation of USNG’s Income.  No U.S. federal income tax is paid by USNG on its income. Instead, USNG files annual information returns, and each U.S. unitholder is required to report on its U.S. federal income tax return its allocable share of the income, gain, loss and deduction of USNG. For example, unitholders must take into account their share of ordinary income realized by USNG from accruals of interest on Treasuries and other investments, and their share of gain from Futures Contracts and Other Natural Gas-Related Investments. These items must be reported without regard to the amount (if any) of cash or property the unitholder receives as a distribution from USNG during the taxable year. Consequently, a unitholder may be allocated income or gain by USNG but receive no cash distribution with which to pay its tax liability resulting from the allocation, or may receive a distribution that is insufficient to pay such liability. Because the General Partner currently does not intend to make distributions, it is likely that in any year USNG realizes net income and/or gain that a U.S. unitholder will be required to pay taxes on its allocable share of such income or gain from sources other than USNG distributions.

Allocations of USNG’s Profit and Loss.  Under Code section 704, the determination of a partner’s distributive share of any item of income, gain, loss, deduction or credit is governed by the applicable organizational document unless the allocation provided by such document lacks “substantial economic effect.” An allocation that lacks substantial economic effect nonetheless will be respected if it is in accordance with the partners’ interests in the partnership, determined by taking into account all facts and circumstances relating to the economic arrangements among the partners.

In general, USNG applies a monthly closing-of-the-books convention in determining allocations of economic profit or loss to unitholders. Income, gain, loss and deduction are determined on a monthly “mark-to-market” basis, taking into account our accrued income and deductions and realized and unrealized gains and losses for the month. These items are allocated among the holders of units in proportion to the number of units owned by them as of the close of business on the last business day of the month. Items of taxable income, deduction, gain, loss and credit recognized by USNG for federal income tax purposes for any taxable year are allocated among holders in a manner that equitably reflects the allocation of economic profit or loss. USNG makes the election permitted by section 754 of the Code, which election is irrevocable without the consent of the Service. The effect of this election is that when a secondary market sale of our units occur, we adjust the purchaser’s proportionate share of the tax basis of our assets to fair market value, as reflected in the price paid for the units, as if the purchaser had directly acquired an interest in our assets. The section 754 election is intended to eliminate disparities between a partner’s basis in its partnership interest and its share of the tax bases of the partnership’s assets, so that the partner’s allocable share of taxable gain or loss on a disposition of an asset will correspond to its share of the appreciation or depreciation in the value of the asset since it acquired its interest. Depending on the price paid for units and the tax bases of USNG’s assets at the time of the purchase, the effect of the section 754 election on a purchaser of units may be favorable or unfavorable.

USNG applies certain assumptions and conventions in determining and allocating items for tax purposes in order to reduce the complexity and costs of administration. The General Partner believes that application of these assumptions and conventions is consistent with the intent of the partnership provisions of the Code, and that the resulting allocations have substantial economic effect or otherwise are respected as being in accordance with unitholders’ interests in USNG for federal income tax purposes. However, the Code and Treasury Regulations do not expressly permit adoption of these assumptions and conventions, and Sutherland Asbill & Brennan LLP is therefore unable to opine on the validity of our allocation method. It is possible that the IRS could successfully challenge this method and require a unitholder to report a greater or lesser share of items of income, gain, loss, deduction, or credit than if our method were respected. The General Partner is authorized to revise our allocation method to conform to any method permitted under future Treasury Regulations.

The assumptions and conventions used in making tax allocations may cause a unitholder to be allocated more or less income or loss for federal income tax purposes than its proportionate share of the economic income or loss realized by USNG during the period it held its units. This “mismatch” between taxable and economic income or loss in some cases may be temporary, reversing itself in a later year when the units are sold, but could be permanent. For example, a unitholder could be allocated income accruing before it purchased its units, resulting in an increase in the basis of the units (see “Tax Basis of Units”, below). On a subsequent disposition of the units, the additional basis might produce a capital loss the deduction of which may be limited (see “Limitations on Deductibility of Losses and Certain Expenses”, below).

Mark to Market of Certain Exchange-Traded Contracts.  For federal income tax purposes, USNG generally is required to use a “mark-to-market” method of accounting under which unrealized gains and losses on instruments constituting “section 1256 contracts” are recognized currently. A section 1256 contract is defined as: (1) a futures contract that is traded on or subject to the rules of a national securities exchange which is registered with the SEC, a domestic board of trade designated as a contract market by the CFTC, or any other board of trade or exchange designated by the Secretary of the Treasury, and with respect to which the amount required to be deposited and the amount that may be withdrawn depends on a system of “marking to market”; (2) a forward contract on exchange-traded foreign currencies, where the contracts are traded in the interbank market; (3) a non-equity option traded on or subject to the rules of a qualified board or exchange; (4) a dealer equity option; or (5) a dealer securities futures contract.

Under these rules, section 1256 contracts held by USNG at the end of each taxable year, including for example Futures Contracts and options on Futures Contracts traded on a U.S. exchange or board of trade or certain foreign exchanges, are treated as if they were sold by USNG for their fair market value on the last business day of the taxable year. A unitholder’s distributive share of USNG’s net gain or loss with respect to each section 1256 contract generally is treated as long-term capital gain or loss to the extent of 60 percent thereof, and as short-term capital gain or loss to the extent of 40 percent thereof, without regard to the actual holding period.

Limitations on Deductibility of Losses and Certain Expenses.  A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to you by USNG, including but not limited to those described below.

A unitholder’s deduction of its allocable share of any loss of USNG will be limited to the lesser of (1) the tax basis in its units or (2) in the case of a unitholder that is an individual or a closely held corporation, the amount which the unitholder is considered to have “at risk” with respect to our activities. In general, the amount at risk will be your invested capital plus your share of any recourse debt of USNG for which you are liable. Losses in excess of the amount at risk must be deferred until years in which USNG generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract gains in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. Although the matter is not free from doubt, we believe management fees we pay to the General Partner and other expenses we incur constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate unitholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a unitholder will generally include any interest accrued by USNG and any interest paid or accrued on direct borrowings by a unitholder to purchase or carry its units, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

To the extent that we allocate losses or expenses to you that must be deferred or disallowed as a result of these or other limitations in the Code, you may be taxed on income in excess of your economic income or distributions (if any) on your units. As one example, you could be allocated and required to pay tax on your share of interest income accrued by USNG for a particular taxable year, and in the same year allocated a share of a capital loss that you cannot deduct currently because you have insufficient capital gains against which to offset the loss. As another example, you could be allocated and required to pay tax on your share of interest income and capital gain for a year, but be unable to deduct some or all of your share of management fees and/or margin account interest incurred by you with respect to your units. Unitholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on your ability to deduct your allocable share of USNG’s losses and expenses.

Tax Basis of Units

A unitholder’s tax basis in its units is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its units, (2) the amount of non-taxable distributions that it may receive from USNG and (3) its ability to utilize its distributive share of any losses of USNG on its tax return. A unitholder’s initial tax basis of its units will equal its cost for the units plus its share of USNG’s liabilities (if any) at the time of purchase. In general, a unitholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of USNG as to which the unitholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of USNG that are not partner nonrecourse liabilities as to any unitholder.

A unitholder’s tax basis in its units generally will be (1) increased by (a) its allocable share of USNG’s taxable income and gain and (b) any additional contributions by the unitholder to USNG and (2) decreased

(but not below zero) by (a) its allocable share of USNG’s tax deductions and losses and (b) any distributions by USNG to the unitholder. For this purpose, an increase in a unitholder’s share of USNG’s liabilities will be treated as a contribution of cash by the unitholder to USNG and a decrease in that share will be treated as a distribution of cash by USNG to the unitholder. Pursuant to certain IRS rulings, a unitholder will be required to maintain a single, “unified” basis in all units that it owns. As a result, when a unitholder that acquired its units at different prices sells less than all of its units, such unitholder will not be entitled to specify particular units (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its units to the units sold.

Treatment of Fund Distributions.  If USNG makes non-liquidating distributions to unitholders, such distributions generally will not be taxable to the unitholders for federal income tax purposes except to the extent that the sum of (i) the amount of cash and (ii) the fair market value of marketable securities distributed exceeds the unitholder’s adjusted basis of its interest in USNG immediately before the distribution. Any cash distributions in excess of a unitholder’s tax basis generally will be treated as gain from the sale or exchange of units.

Constructive Termination of the Partnership.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50 percent or more of the total interests in our units within a 12-month period. A termination would result in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in its taxable income for the year of termination. We would be required to make new tax elections after a termination. A termination could result in tax penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Tax Consequences of Disposition of Units

If a unitholder sells it units, it will recognize gain or loss equal to the difference between the amount realized and its adjusted tax basis for the units sold. A unitholder’s amount realized will be the sum of the cash or the fair market value of other property received plus its share of any USNG debt outstanding.

Gain or loss recognized by a unitholder on the sale or exchange of units held for more than one year will generally be taxable as long-term capital gain or loss; otherwise, such gain or loss will generally be taxable as short-term capital gain or loss. A special election is available under the Treasury Regulations that will allow unitholders to identify and use the actual holding periods for the units sold for purposes of determining whether the gain or loss recognized on a sale of units will give rise long-term or short-term capital gain or loss. It is expected that most unitholders will be eligible to elect, and generally will elect, to identify and use the actual holding period for units sold. If a unitholder fails to make the election or is not able to identify the holding periods of the units sold, the unitholder will have a split holding period in the units sold. Under such circumstances, a unitholder will be required to determine its holding period in the units sold by first determining the portion of its entire interest in USNG that would give rise to long-term capital gain or loss if its entire interest were sold and the portion that would give rise to short-term capital gain or loss if the entire interest were sold. The unitholder would then treat each unit sold as giving rise to long-term capital gain or loss and short-term capital gain or loss in the same proportions as if it had sold its entire interest in USNG.

Under Section 751 of the Code, a portion of a unitholder’s gain or loss from the sale of units (regardless of the holding period for such units), will be separately computed and taxed as ordinary income or loss to the extent attributable to “unrealized receivables” or “inventory” owned by USNG. The term “unrealized receivables” includes, among other things, market discount bonds and short-term debt instruments to the extent such items would give rise to ordinary income if sold by USNG.

If some or all of your units are lent by your broker or other agent to a third party — for example, for use by the third party in covering a short sale — you may be considered as having made a taxable disposition of the loaned units, in which case —

•	you may recognize taxable gain or loss to the same extent as if you had sold the units for cash;

•	any of USNG’s income, gain, loss or deduction allocable to those units during the period of the loan will not be reportable by you for tax purposes; and
•	any distributions you receive with respect to the units will be fully taxable, most likely as ordinary income.

Unitholders desiring to avoid these and other possible consequences of a deemed disposition of their units should consider modifying any applicable brokerage account agreements to prohibit the lending of their units.

Other Tax Matters

Information Reporting.  We report tax information to the beneficial owners of units. Unitholders who have become additional limited partners are treated as partners for federal income tax purposes. The IRS has ruled that assignees of partnership interests who have not been admitted to a partnership as partners but who have the capacity to exercise substantial dominion and control over the assigned partnership interests will be considered partners for federal income tax purposes. On the basis of such ruling, except as otherwise provided herein, we treat the following persons as partners for federal income tax purposes: (1) assignees of units who are pending admission as limited partners, and (2) unitholders whose units are held in street name or by another nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their units. USNG will furnish unitholders each year with tax information on IRS Schedule K-1 (Form 1065), which will be used by the unitholders in completing their tax returns.

Persons who hold an interest in USNG as a nominee for another person are required to furnish to us the following information: (1) the name, address and taxpayer identification number of the beneficial owner and the nominee; (2) whether the beneficial owner is (a) a person that is not a U.S. person, (b) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (c) a tax-exempt entity; (3) the amount and description of units acquired or transferred for the beneficial owner; and (4) certain information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales. Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and certain information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code of 1986, as amended for failure to report such information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Partnership Audit Procedures.  The IRS may audit the federal income tax returns filed by USNG. Adjustments resulting from any such audit may require each unitholder to adjust a prior year’s tax liability and could result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments of non-partnership items as well as USNG items. Partnerships are generally treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS, and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the unitholders. The Code provides for one unitholder to be designated as the “tax matters partner” and represent the partnership purposes of these proceedings. The LP Agreement appoints the General Partner as the tax matters partner of USNG.

Tax Shelter Disclosure Rules.  In certain circumstances the Code and Treasury Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s United States federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by USNG or unitholders (1) if a unitholder incurs a loss in excess a specified threshold from a sale or redemption of its units, (2) if USNG engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a passthrough entity, such as the units, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, under recently enacted legislation, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. Investors should consult their own tax advisors concerning the application of these reporting requirements to their specific situation.

Tax-Exempt Organizations.  Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on unrelated business taxable income (“UBTI”). Generally, UBTI means the gross income derived by an exempt organization from a trade or business that it regularly carries on, the conduct of which is not substantially related to the exercise or performance of its exempt purpose or function, less allowable deductions directly connected with that trade or business. If USNG were to regularly carry on (directly or indirectly) a trade or business that is unrelated with respect to an exempt organization unitholder, then in computing its UBTI, the unitholder must include its share of (1) USNG’s gross income from the unrelated trade or business, whether or not distributed, and (2) USNG’s allowable deductions directly connected with that gross income.

UBTI generally does not include dividends, interest, or payments with respect to securities loans and gains from the sale of property (other than property held for sale to customers in the ordinary course of a trade or business). Nonetheless, income on, and gain from the disposition of, “debt-financed property” is UBTI. Debt-financed property generally is income-producing property (including securities), the use of which is not substantially related to the exempt organization’s tax-exempt purposes, and with respect to which there is “acquisition indebtedness” at any time during the taxable year (or, if the property was disposed of during the taxable year, the 12-month period ending with the disposition). Acquisition indebtedness includes debt incurred to acquire property, debt incurred before the acquisition of property if the debt would not have been incurred but for the acquisition, and debt incurred subsequent to the acquisition of property if the debt would not have been incurred but for the acquisition and at the time of acquisition the incurrence of debt was foreseeable. The portion of the income from debt-financed property attributable to acquisition indebtedness is equal to the ratio of the average outstanding principal amount of acquisition indebtedness over the average adjusted basis of the property for the year. USNG currently does not anticipate that it will borrow money to acquire investments; however, USNG cannot be certain that it will not borrow for such purpose in the future. In addition, an exempt organization unitholder that incurs acquisition indebtedness to purchase its units in USNG may have UBTI.

The federal tax rate applicable to an exempt organization unitholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the unitholder’s form of organization. USNG may report to each such unitholder information as to the portion, if any, of the unitholder’s income and gains from USNG for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that USNG’s calculation of UBTI will be accepted by the Service. An exempt organization unitholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Regulated Investment Companies.  Under recently enacted legislation, interests in and income from “qualified publicly traded partnerships” satisfying certain gross income tests are treated as qualifying assets and income, respectively, for purposes of determining eligibility for regulated investment company (“RIC”) status. A RIC may invest up to 25% of its assets in interests in a qualified publicly traded partnership. The determination of whether a publicly traded partnership such as USNG is a qualified publicly traded partnership is made on an annual basis. USNG expects to be a qualified publicly traded partnership in each of its taxable years. However, such qualification is not assured.

Non-U.S. Unitholders

Generally, non-U.S. persons who derive U.S. source income or gain from investing or engaging in a U.S. business are taxable on two categories of income. The first category consists of amounts that are fixed, determinable, annual and periodic income, such as interest, dividends and rent that are not connected with the operation of a U.S. trade or business (“FDAP”). The second category is income that is effectively connected with the conduct of a U.S. trade or business (“ECI”). FDAP income (other than interest that is considered “portfolio interest”) is generally subject to a 30 percent withholding tax, which may be reduced for certain categories of income by a treaty between the U.S. and the recipient’s country of residence. In contrast, ECI is generally subject to U.S. tax on a net basis at graduated rates upon the filing of a U.S. tax return. Where a non-U.S. person has ECI as a result of an investment in a partnership, the ECI is subject to a withholding tax at a rate of 35 percent for both individual and corporate unitholders.

Withholding on Allocations and Distributions.  The Code provides that a non-U.S. person who is a partner in a partnership that is engaged in a U.S. trade or business during a taxable year will also be considered to be engaged in a U.S. trade or business during that year. Classifying an activity by a partnership as an investment or an operating business is a factual determination. Under certain safe harbors in the Code, an investment fund whose activities consist of trading in stocks, securities, or commodities for its own account generally will not be considered to be engaged in a U.S. trade or business unless it is a dealer is such stocks, securities, or commodities. This safe harbor applies to investments in commodities only if the commodities are of a kind customarily dealt in on an organized commodity exchange and if the transaction is of a kind customarily consummated at such place. Although the matter is not free from doubt, USNG believes that the activities directly conducted by USNG do not result in USNG being engaged in a trade or business within in the United States. However, there can be no assurance that the IRS would not successfully assert that USNG’s activities constitute a U.S. trade or business.

In the event that USNG’s activities were considered to constitute a U.S. trade or business, USNG would be required to withhold at the highest rate specified in Code section 1 (currently 35 percent) on allocations of our income to non-U.S. unitholders. A non-U.S. unitholder with ECI will generally be required to file a U.S. federal income tax return, and the return will provide the non-U.S. unitholder with the mechanism to seek a refund of any withholding in excess of such unitholder’s actual U.S. federal income tax liability. Any amount withheld by USNG will be treated as a distribution to the non-U.S. unitholder.

If USNG is not treated as engaged in a U.S. trade or business, a non-U.S. unitholder may nevertheless be treated as having FDAP income, which would be subject to a 30 percent withholding tax (possibly subject to reduction by treaty), with respect to some or all of its distributions from USNG or its allocable share of USNG income. Amounts withheld on behalf of a non-U.S. unitholder will be treated as being distributed to such unitholder.

To the extent any interest income allocated to a non-U.S. unitholder that otherwise constitutes FDAP is considered “portfolio interest,” neither the allocation of such interest income to the non-U.S. unitholder nor a subsequent distribution of such interest income to the non-U.S. unitholder will be subject to withholding, provided that the non-U.S. unitholder is not otherwise engaged in a trade or business in the U.S. and provides USNG with a timely and properly completed and executed IRS Form W-8BEN or other applicable form. In general, “portfolio interest” is interest paid on debt obligations issued in registered form, unless the “recipient” owns 10 percent or more of the voting power of the issuer.

Most of USNG’s interest income qualifies as “portfolio interest.” In order for USNG to avoid withholding on any interest income allocable to non-U.S. unitholders that would qualify as “portfolio interest,” it will be necessary for all non-U.S. unitholders to provide USNG with a timely and properly completed and executed Form W-8BEN (or other applicable form). If a non-U.S. unitholder fails to provide a properly completed Form W-8BEN, the General Partner may request that the non-U.S. unitholder provide, within 15 days after the request by the General Partner, a properly completed Form W-8BEN. If a non-U.S. unitholder fails to comply with this request, the units owned by such non-U.S. unitholder will be subject to redemption.

Gain from Sale of Units.  Gain from the sale or exchange of the units may be taxable to a non-U.S. unitholder if the non-U.S. unitholder is a nonresident alien individual who is present in the U.S. for 183 days or more during the taxable year. In such case, the nonresident alien individual will be subject to a 30 percent withholding tax on the amount of such individual’s gain.

Branch Profits Tax on Corporate Non-U.S. Unitholders.  In addition to the taxes noted above, any non-U.S. unitholders that are corporations may also be subject to an additional tax, the branch profits tax, at a rate of 30 percent. The branch profits tax is imposed on a non-U.S. corporation’s dividend equivalent amount, which generally consists of the corporation’s after-tax earnings and profits that are effectively connected with the corporation’s U.S. trade or business but are not reinvested in a U.S. business. This tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the non-U.S. unitholder is a “qualified resident.”

Prospective non-U.S. unitholders should consult their tax advisor with regard to these and other issues unique to non-U.S. unitholders.

Backup Withholding

USNG may be required to withhold U.S. federal income tax (“backup withholding”) at a rate of 28 percent from all taxable distributions payable to: (1) any unitholder who fails to furnish USNG with his, her or its correct taxpayer identification number or a certificate that the unitholder is exempt from backup withholding, and (2) any unitholder with respect to whom the IRS notifies USNG that the unitholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. Backup withholding is not an additional tax and may be returned or credited against a taxpayer’s regular federal income tax liability if appropriate information is provided to the IRS.

Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which USNG does business or owns property or where the unitholders reside. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in USNG. It is each unitholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Sutherland Asbill & Brennan LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Investment By ERISA Accounts

General

Most employee benefit plans and individual retirement accounts (“IRAs”) are subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”), or both. This section discusses certain considerations that arise under ERISA and the Code that a fiduciary of an employee benefit plan as defined in ERISA or a plan as defined in Section 4975 of the Code who has investment discretion should take into account before deciding to invest the plan’s assets in USNG. Employee benefit plans and plans are collectively referred to below as plans, and fiduciaries with investment discretion are referred to below as plan fiduciaries.

This summary is based on the provisions of ERISA and the Code as of the date hereof. This summary is not intended to be complete, but only to address certain questions under ERISA and the Code likely to be raised by your advisors. The summary does not include state or local law.

Potential plan investors are urged to consult with their own professional advisors concerning the appropriateness of an investment in USNG and the manner in which units should be purchased.

Special Investment Considerations

Each plan fiduciary must consider the facts and circumstances that are relevant to an investment in USNG, including the role that an investment in USNG would play in the plan’s overall investment portfolio. Each plan fiduciary, before deciding to invest in USNG, must be satisfied that the investment is prudent for the plan, that the investments of the plan are diversified so as to minimize the risk of large losses and that an investment in USNG complies with the terms of the plan.

USNG and Plan Assets

A regulation issued under ERISA contains rules for determining when an investment by a plan in an equity interest of a limited partnership will result in the underlying assets of the partnership being deemed plan assets for purposes of ERISA and Section 4975 of the Code. Those rules provide that assets of a limited partnership will not be plan assets of a plan that purchases an equity interest in the partnership if the equity interest purchased is a publicly-offered security. If the underlying assets of a partnership are considered to be assets of any plan for purposes of ERISA or Section 4975 of the Code, the operations of that partnership would be subject to and, in some cases, limited by, the provisions of ERISA and Section 4975 of the Code.

The publicly-offered security exception described above applies if the equity interest is a security that is:

(1)	freely transferable (determined based on the relevant facts and circumstances);
(2)	part of a class of securities that is widely held (meaning that the class of securities is owned by 100 or more investors independent of the issuer and of each other); and
(3)	either (a) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act or (b) sold to the plan as part of a public offering pursuant to an effective registration statement under the Securities Act of 1933 and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer in which the offering of such security occurred.

The plan asset regulations under ERISA state that the determination of whether a security is freely transferable is to be made based on all the relevant facts and circumstances. In the case of a security that is part of an offering in which the minimum investment is $10,000 or less, the following requirements, alone or in combination, ordinarily will not affect a finding that the security is freely transferable: (1) a requirement that no transfer or assignment of the security or rights relating to the security be made that would violate any federal or state law, (2) a requirement that no transfer or assignment be made without advance written notice given to the entity that issued the security, and (3) any restriction on the substitution of assignee as a limited partner of a partnership, including a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any of the foregoing restrictions).

The General Partner believes that the conditions described above are satisfied with respect to the units. The General Partner believes that the units therefore constitute publicly-offered securities, and the underlying assets of USNG are not considered to constitute plan assets of any plan that purchases units.

Prohibited Transactions

ERISA and the Code generally prohibit certain transactions involving the plan and persons who have certain specified relationships to the plan.

In general, units may not be purchased with the assets of a plan if the General Partner, the clearing brokers, the trading advisors (if any), or any of their affiliates, agents or employees either:

•	exercise any discretionary authority or discretionary control with respect to management of the plan;
•	exercise any authority or control with respect to management or disposition of the assets of the plan;
•	render investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of the plan;
•	have any authority or responsibility to render investment advice with respect to any monies or other property of the plan; or
•	have any discretionary authority or discretionary responsibility in the administration of the plan.

Also, a prohibited transaction may occur under ERISA or the Code when circumstances indicate that (1) the investment in a unit is made or retained for the purpose of avoiding application of the fiduciary standards of ERISA, (2) the investment in a unit constitutes an arrangement under which USNG is expected to engage in transactions that would otherwise be prohibited if entered into directly by the plan purchasing the unit, (3) the investing plan, by itself, has the authority or influence to cause USNG to engage in such transactions, or (4) a person who is prohibited from transacting with the investing plan may, but only with the aid of certain of its affiliates and the investing plan, cause USNG to engage in such transactions with such person.

Special IRA Rules

IRAs are not subject to ERISA’s fiduciary standards, but are subject to their own rules, including the prohibited transaction rules of Section 4975 of the Code, which generally mirror ERISA’s prohibited transaction rules. For example, IRAs are subject to special custody rules and must maintain a qualifying IRA custodial arrangement separate and distinct from USNG and its custodial arrangement. Otherwise, if a separate qualifying custodial arrangement is not maintained, an investment in the units will be treated as a distribution from the IRA. Second, IRAs are prohibited from investing in certain commingled investments, and the General Partner makes no representation regarding whether an investment in units is an inappropriate commingled investment for an IRA. Third, in applying the prohibited transaction provisions of Section 4975 of the Code, in addition to the rules summarized above, the individual for whose benefit the IRA is maintained is also treated as the creator of the IRA. For example, if the owner or beneficiary of an IRA enters into any transaction, arrangement, or agreement involving the assets of his or her IRA to benefit the IRA owner or beneficiary (or his or her relatives or business affiliates) personally, or with the understanding that such benefit will occur, directly or indirectly, such transaction could give rise to a prohibited transaction that is not exempted by any available exemption. Moreover, in the case of an IRA, the consequences of a non-exempt prohibited transaction are that the IRA’s assets will be treated as if they were distributed, causing immediate taxation of the assets (including any early distribution penalty tax applicable under Section 72 of the Code), in addition to any other fines or penalties that may apply.

Exempt Plans

Certain employee benefit plans may be governmental plans or church plans. Governmental plans and church plans are generally not subject to ERISA, nor do the above-described prohibited transaction provisions described above apply to them. These plans are, however, subject to prohibitions against certain related-party transactions under Section 503 of the Code, which operate similar to the prohibited transaction rules described above. In addition, the fiduciary of any governmental or church plan must consider any applicable state or local laws and any restrictions and duties of common law imposed upon the plan.

No view is expressed as to whether an investment in USNG (and any continued investment in USNG), or the operation and administration of USNG, is appropriate or permissible for any governmental plan or church plan under Code Section 503, or under any state, county, local or other law relating to that type of plan.

Allowing an investment in USNG is not to be construed as a representation by USNG, its General Partner, any trading advisor, any clearing broker, the Marketing Agent or legal counsel or other advisors to such parties or any other party that this investment meets some or all of the relevant legal requirements with respect to investments by any particular plan or that this investment is appropriate for any such particular plan. The person with investment discretion should consult with the plan’s attorney and financial advisors as to the propriety of an investment in USNG in light of the circumstances of the particular plan, current tax law and ERISA.

INFORMATION YOU SHOULD KNOW

This prospectus contains information you should consider when making an investment decision about the units. You may rely on the information contained in this prospectus. Neither USNG nor its General Partner has authorized any person to provide you with different information and, if anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell the units in any jurisdiction where the offer or sale of the units is not permitted.

The information contained in this prospectus was obtained from us and other sources believed by us to be reliable.

You should rely only on the information contained in this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is included in this prospectus or any applicable prospectus supplement. Where the context requires, when we refer to this “prospectus,” we are referring to this prospectus and (if applicable) the relevant prospectus supplement.

You should not assume that the information in this prospectus or any applicable prospectus supplement is current as of any date other than the date on the front page of this prospectus or the date on the front page of any applicable prospectus supplement.

We include cross references in this prospectus to captions in these materials where you can find further related discussions. The table of contents tells you where to find these captions.

SUMMARY OF PROMOTIONAL AND SALES MATERIAL

USNG has used the following sales material it has prepared:

•	USNG’s website, www.unitedstatesnaturalgasfund.com; and
•	Fact sheet found on USNG’s website.

The materials described above are not a part of this prospectus or the registration statement of which this prospectus is a part and have been submitted to the staff of the Securities and Exchange Commission for their review pursuant to Industry Guide 5.

PATENT APPLICATION PENDING

A patent application by the General Partner directed to the creation and operation of the United States Natural Gas Fund, LP is pending and the General Partner’s registration of USNG’s trademarks is in process at the United States Patent and Trademark Office.

WHERE YOU CAN FIND MORE INFORMATION

The General Partner has filed on behalf of USNG a post-effective amendment to its registration statement on Form S-3 (amending its original registration statement on Form S-1) with the SEC under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the registration statement (including the exhibits to the registration statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about USNG or the units, please refer to the registration statement, which you may inspect, without charge, at the public reference facilities of the SEC at the below address or online at www.sec.gov, or obtain at prescribed rates from the public reference facilities of the SEC at the below address. Information about USNG and the units can also be obtained from USNG’s website, which is www.unitedstatesnaturalgasfund.com. USNG’s website address is only provided here as a convenience to you and the information contained on or connected to the website is not part of this Prospectus or the registration statement of which this Prospectus is part. USNG is subject to the informational requirements of the Exchange Act and the General Partner and USNG will each, on behalf of USNG, file certain reports and other information with the SEC. The General Partner will file an updated Prospectus annually for USNG pursuant to the Securities Act. The reports and other information can be inspected at the public reference facilities of the SEC located at 100 F Street, NE, Washington, D.C. 20549 and online at www.sec.gov. You may also obtain copies of such material from the public reference facilities of the SEC at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You may obtain more information concerning the operation of the public reference facilities of the SEC by calling the SEC at 1-800-SEC-0330 or visiting online at www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN INFORMATION

We are a reporting company and file annual, quarterly and current reports and other information with the Securities and Exchange Commission. The rules of the Securities and Exchange Commission allow us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this Registration Statement on Form S-3 until our offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2007 filed March 26, 2008;
•	Current Reports on Form 8-K filed January 30, 2008, February 29, 2008, March 27, 2008, April 2, 2008, April 30, 2008; and
•	The description of our units contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on October 18, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, together with all amendments or reports filed for the purpose of updating such description.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of these filings at no cost, upon written or oral request at the following address or telephone number:

United States Natural Gas Fund, LP
Attention: Nicholas D. Gerber
1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502
(501) 522-3336

STATEMENT OF ADDITIONAL INFORMATION

UNITED STATES NATURAL GAS FUND, LP

Before you decide whether to invest, you should read this entire prospectus carefully and consider the risk factors beginning on page 11.

This prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both parts contain important information.

This statement of additional information and accompanying disclosure document are both dated May 1, 2008.

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UNITED STATES NATURAL GAS FUND, LP

Page
The Commodity Interest Markets	SAI-3
Potential Advantages of Investment	SAI-11
CFTC Annual Report	SAI-12

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The Commodity Interest Markets

General

The Commodity Exchange Act or CEA governs the regulation of commodity interest transactions, markets and intermediaries. In December 2000, the CEA was amended by the Commodity Futures Modernization Act of 2000, or CFMA, which substantially revised the regulatory framework governing certain commodity interest transactions and the markets on which they trade. The CEA, as amended by the CFMA, now provides for varying degrees of regulation of commodity interest transactions depending upon the variables of the transaction. In general, these variables include (1) the type of instrument being traded (e.g., contracts for future delivery, options, swaps or spot contracts), (2) the type of commodity underlying the instrument (distinctions are made between instruments based on agricultural commodities, energy and metals commodities and financial commodities), (3) the nature of the parties to the transaction (retail, eligible contract participant, or eligible commercial entity), (4) whether the transaction is entered into on a principal-to-principal or intermediated basis, (5) the type of market on which the transaction occurs, and (6) whether the transaction is subject to clearing through a clearing organization. Information regarding commodity interest transactions, markets and intermediaries, and their associated regulatory environment, is provided below.

Futures Contracts

A futures contract such as a Futures Contract is a standardized contract traded on, or subject to the rules of, an exchange that calls for the future delivery of a specified quantity and type of a commodity at a specified time and place. Futures contracts are traded on a wide variety of commodities, including agricultural products, bonds, stock indices, interest rates, currencies, energy and metals. The size and terms of futures contracts on a particular commodity are identical and are not subject to any negotiation, other than with respect to price and the number of contracts traded between the buyer and seller.

The contractual obligations of a buyer or seller may generally be satisfied by taking or making physical delivery of the underlying of commodity or by making an offsetting sale or purchase of an identical futures contract on the same or linked exchange before the designated date of delivery. The difference between the price at which the futures contract is purchased or sold and the price paid for the offsetting sale or purchase, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Some futures contracts, such as stock index contracts, settle in cash (reflecting the difference between the contract purchase/sale price and the contract settlement price) rather than by delivery of the underlying commodity.

In market terminology, a trader who purchases a futures contract is long in the market and a trader who sells a futures contract is short in the market. Before a trader closes out his long or short position by an offsetting sale or purchase, his outstanding contracts are known as open trades or open positions. The aggregate amount of open positions held by traders in a particular contract is referred to as the open interest in such contract.

Forward Contracts

A forward contract is a contractual obligation to purchase or sell a specified quantity of a commodity at or before a specified date in the future at a specified price and, therefore, is economically similar to a futures contract. Unlike futures contracts, however, forward contracts are typically traded in the over-the-counter markets and are not standardized contracts. Forward contracts for a given commodity are generally available for various amounts and maturities and are subject to individual negotiation between the parties involved. Moreover, generally there is no direct means of offsetting or closing out a forward contract by taking an offsetting position as one would a futures contract on a U.S. exchange. If a trader desires to close out a forward contract position, he generally will establish an opposite position in the contract but will settle and recognize the profit or loss on both positions simultaneously on the delivery date. Thus, unlike in the futures contract market where a trader who has offset positions will recognize profit or loss immediately, in the forward market a trader with a position that has been offset at a profit will generally not receive such profit until the delivery date, and likewise a trader with a position that has been offset at a loss will generally not have to pay money until the delivery date. In recent years, however, the terms of forward contracts have become more standardized, and in some instances such contracts now provide a right of offset or cash settlement as an alternative to making or taking delivery of the underlying commodity.

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The forward markets provide what has typically been a highly liquid market for foreign exchange trading, and in certain cases the prices quoted for foreign exchange forward contracts may be more favorable than the prices for foreign exchange futures contracts traded on U.S. exchanges. The forward markets are largely unregulated. Forward contracts are, in general, not cleared or guaranteed by a third party. Commercial banks participating in trading foreign exchange forward contracts often do not require margin deposits, but rely upon internal credit limitations and their judgments regarding the creditworthiness of their counterparties. In recent years, however, many over-the-counter market participants in foreign exchange trading have begun to require that their counterparties post margin.

Further, as the result of the CFMA, over-the-counter derivative instruments such as forward contracts and swap agreements (and options on forwards and physical commodities) may begin to be traded on lightly-regulated exchanges or electronic trading platforms that may, but are not required to, provide for clearing facilities. Exchanges and electronic trading platforms on which over-the-counter instruments may be traded and the regulation and criteria for that trading are more fully described below under “Futures Exchanges and Clearing Organizations.” Nonetheless, absent a clearing facility, USNG’s trading in foreign exchange and other forward contracts is exposed to the creditworthiness of the counterparties on the other side of the trade.

Options on Futures Contracts

Options on futures contracts are standardized contracts traded on an exchange. An option on futures contract gives the buyer of the option the right, but not the obligation, to take a position at a specified price (the striking, strike, or exercise price) in the underlying futures contract or underlying interest. The buyer of a call option acquires the right, but not the obligation, to purchase or take a long position in the underlying interest, and the buyer of a put option acquires the right, but not the obligation, to sell or take a short position in the underlying interest.

The seller, or writer, of an option is obligated to take a position in the underlying interest at a specified price opposite to the option buyer if the option is exercised. Thus, the seller of a call option must stand ready to take a short position in the underlying interest at the strike price if the buyer should exercise the option. The seller of a put option, on the other hand, must stand ready to take a long position in the underlying interest at the strike price.

A call option is said to be in-the-money if the strike price is below current market levels and out-of-the-money if the strike price is above current market levels. Conversely, a put option is said to be in-the-money if the strike price is above the current market levels and out-of-the-money if the strike price is below current market levels.

Options have limited life spans, usually tied to the delivery or settlement date of the underlying interest. Some options, however, expire significantly in advance of such date. The purchase price of an option is referred to as its premium, which consists of its intrinsic value (which is related to the underlying market value) plus its time value. As an option nears its expiration date, the time value shrinks and the market and intrinsic values move into parity. An option that is out-of-the-money and not offset by the time it expires becomes worthless. On certain exchanges, in-the-money options are automatically exercised on their expiration date, but on others unexercised options simply become worthless after their expiration date.

Regardless of how much the market swings, the most an option buyer can lose is the option premium. The option buyer deposits his premium with his broker, and the money goes to the option seller. Option sellers, on the other hand, face risks similar to participants in the futures markets. For example, since the seller of a call option is assigned a short futures position if the option is exercised, his risk is the same as someone who initially sold a futures contract. Because no one can predict exactly how the market will move, the option seller posts margin to demonstrate his ability to meet any potential contractual obligations.

Options on Forward Contracts or Commodities

Options on forward contracts or commodities operate in a manner similar to options on futures contracts. An option on a forward contract or commodity gives the buyer of the option the right, but not the obligation, to take a position at a specified price in the underlying forward contract or commodity. However, similar to forward contracts, options on forward contracts or on commodities are individually negotiated contracts between counterparties and are typically traded in the over-the-counter market. Therefore, options on forward

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contracts and physical commodities possess many of the same characteristics of forward contracts with respect to offsetting positions and credit risk that are described above.

Swap Contracts

Swap transactions generally involve contracts between two parties to exchange a stream of payments computed by reference to a notional amount and the price of the asset that is the subject of the swap. Swap contracts are principally traded off-exchange, although recently, as a result of regulatory changes enacted as part of the CFMA, certain swap contracts are now being traded in electronic trading facilities and cleared through clearing organizations.

Swaps are usually entered into on a net basis, that is, the two payment streams are netted out in a cash settlement on the payment date or dates specified in the agreement, with the parties receiving or paying, as the case may be, only the net amount of the two payments. Swaps do not generally involve the delivery of underlying assets or principal. Accordingly, the risk of loss with respect to swaps is generally limited to the net amount of payments that the party is contractually obligated to make. In some swap transactions one or both parties may require collateral deposits from the counterparty to support that counterparty’s obligation under the swap agreement. If the counterparty to such a swap defaults, the risk of loss consists of the net amount of payments that the party is contractually entitled to receive less to any collateral deposits it is holding.

Participants

The two broad classes of persons who trade commodities are hedgors and speculators. Hedgors include financial institutions that manage or deal in interest rate-sensitive instruments, foreign currencies or stock portfolios, and commercial market participants, such as farmers and manufacturers, that market or process commodities. Hedging is a protective procedure designed to lock in profits that could otherwise be lost due to an adverse movement in the underlying commodity, for example, the adverse price movement between the time a merchandiser or processor enters into a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. In such a case, at the time the hedgor contracts to physically sell the commodity at a future date he will simultaneously buy a futures or forward contract for the necessary equivalent quantity of the commodity. At the time for performance of the contract, the hedgor may accept delivery under his futures contract and sell the commodity quantity as required by his physical contract or he may buy the actual commodity, sell if under the physical contract and close out his position by making an offsetting sale of a futures contract.

The commodity interest markets enable the hedgor to shift the risk of price fluctuations. The usual objective of the hedgor is to protect the profit that he expects to earn from farming, merchandising, or processing operations rather than to profit from his trading. However, at times the impetus for a hedge transaction may result in part from speculative objectives.

Unlike the hedgor, the speculator generally expects neither to make nor take delivery of the underlying commodity. Instead, the speculator risks his capital with the hope of making profits from price fluctuations in the commodities. The speculator is, in effect, the risk bearer who assumes the risks that the hedgor seeks to avoid. Speculators rarely make or take delivery of the underlying commodity; rather they attempt to close out their positions prior to the delivery date. Because the speculator may take either a long or short position in commodities, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges and Clearing Organizations

Futures exchanges provide centralized market facilities in which multiple persons have the ability to execute or trade contracts by accepting bids and offers from multiple participants. Futures exchanges may provide for execution of trades at a physical location utilizing trading pits and/or may provide for trading to be done electronically through computerized matching of bids and offers pursuant to various algorithms. Members of a particular exchange and the trades executed on such exchange are subject to the rules of that exchange. Futures exchanges and clearing organizations are given reasonable latitude in promulgating rules and regulations to control and regulate their members. Examples of regulations by exchanges and clearing organizations include the establishment of initial margin levels, rules regarding trading practices, contract specifications, speculative position limits, daily price fluctuation limits, and execution and clearing fees.

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Clearing organizations provide services designed to mutualize or transfer the credit risk arising from the trading of contracts on an exchange or other electronic trading facility. Once trades made between members of an exchange or electronic trading facility have been confirmed, the clearing organization becomes substituted for the clearing member acting on behalf of each buyer and each seller of contracts traded on the exchange or trading platform and in effect becomes the other party to the trade. Thereafter, each clearing member party to the trade looks only to the clearing organization for performance. The clearing organization generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that is intended to enable the clearing organization to meet its obligations with regard to the other side of an insolvent clearing member’s contracts. Furthermore, the clearing organization requires margin deposits and continuously marks positions to market to provide some assurance that its members will be able to fulfill their contractual obligations. Thus, a central function of the clearing organization is to ensure the integrity of trades, and members effecting transactions on an exchange need not concern themselves with the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their own customers, their clearing broker and the clearing organization. The clearing organizations do not deal with customers, but only with their member firms and the guarantee of performance for open positions provided by the clearing organization does not run to customers.

U.S. Futures Exchanges

Futures exchanges in the United States are subject to varying degrees of regulation by the CFTC based on their designation as one of the following: a designated contract market, a derivatives transaction execution facility, an exempt board of trade or an electronic trading facility.

A designated contract market is the most highly regulated level of futures exchange. Designated contract markets may offer products to retail customers on an unrestricted basis. To be designated as a contract market, the exchange must demonstrate that it satisfies specified general criteria for designation, such as having the ability to prevent market manipulation, rules and procedures to ensure fair and equitable trading, position limits, dispute resolution procedures, minimization of conflicts of interest and protection of market participants. Among the principal designated contract markets in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange and the New York Mercantile Exchange. Each of the designated contract markets in the United States must provide for the clearance and settlement of transactions with a CFTC-registered derivatives clearing organization.

A derivatives transaction execution facility, or DTEF, is a new type of exchange that is subject to fewer regulatory requirements than a designated contract market but is subject to both commodity interest and participant limitations. DTEFs limit access to eligible traders that qualify as either eligible contract participants or eligible commercial entities for futures and option contracts on commodities that have a nearly inexhaustible deliverable supply, are highly unlikely to be susceptible to the threat of manipulation, or have no cash market, security futures products, and futures and option contracts on commodities that the CFTC may determine, on a case-by-case basis, are highly unlikely to be susceptible to the threat of manipulation. In addition, certain commodity interests excluded or exempt from the CEA, such as swaps, etc. may be traded on a DTEF. There is no requirement that a DTEF use a clearing organization, except with respect to trading in security futures contracts, in which case the clearing organization must be a securities clearing agency. However, if futures contracts and options on futures contracts on a DTEF are cleared, then it must be through a CFTC-registered derivatives clearing organization, except that some excluded or exempt commodities traded on a DTEF may be cleared through a clearing organization other than one registered with the CFTC.

An exempt board of trade is also a newly designated form of exchange. An exempt board of trade is substantially unregulated, subject only to CFTC anti-fraud and anti-manipulation authority. An exempt board of trade is permitted to trade futures contracts and options on futures contracts provided that the underlying commodity is not a security or securities index and has an inexhaustible deliverable supply or no cash market. All traders on an exempt board of trade must qualify as eligible contract participants. Contracts deemed eligible to be traded on an exempt board of trade include contracts on interest rates, exchange rates, currencies, credit risks or measures, debt instruments, measures of inflation, or other macroeconomic indices or measures. There is no requirement that an exempt board of trade use a clearing organization. However, if

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contracts on an exempt board of trade are cleared, then it must be through a CFTC-registered derivatives clearing organization. A board of trade electing to operate as an exempt board of trade must file a written notification with the CFTC.

An electronic trading facility is a new form of exchange that operates by means of an electronic or telecommunications network and maintains an automated audit trail of bids, offers, and the matching of orders or the execution of transactions on the electronic trading facility. The CEA does not apply to, and the CFTC has no jurisdiction over, transactions on an electronic trading facility in certain excluded commodities that are entered into between principals that qualify as eligible contract participants, subject only to CFTC anti-fraud and anti-manipulation authority. In general, excluded commodities include interest rates, currencies, securities, securities indices or other financial, economic or commercial indices or measures.

The General Partner intends to monitor the development of and opportunities and risks presented by the new less-regulated exchanges and exempt boards and may, in the future, allocate a percentage of USNG’s assets to trading in products on these exchanges. Provided USNG maintains assets exceeding $5 million, USNG would qualify as an eligible contract participant and thus would be able to trade on such exchanges.

Non-U.S. Futures Exchanges

Non-U.S. futures exchanges differ in certain respects from their U.S. counterparts. Importantly, non-U.S. futures exchanges are not subject to regulation by the CFTC, but rather are regulated by their home country regulator. In contrast to U.S. designated contract markets, some non-U.S. exchanges are principals’ markets, where trades remain the liability of the traders involved, and the exchange or an affiliated clearing organization, if any, does not become substituted for any party. Due to the absence of a clearing system, such exchanges are significantly more susceptible to disruptions. Further, participants in such markets must often satisfy themselves as to the individual creditworthiness of each entity with which they enter into a trade. Trading on non-U.S. exchanges is often in the currency of the exchange’s home jurisdiction. Consequently, USNG is subject to the additional risk of fluctuations in the exchange rate between such currencies and U.S. dollars and the possibility that exchange controls could be imposed in the future. Trading on non-U.S. exchanges may differ from trading on U.S. exchanges in a variety of ways and, accordingly, may subject USNG to additional risks.

Accountability Levels and Position Limits

The CFTC and U.S. designated contract markets have established accountability levels and position limits on the maximum net long or net short futures contracts in commodity interests that any person or group of persons under common trading control (other than a hedgor, which USNG is not) may hold, own or control. Among the purposes of accountability levels and position limits is to prevent a corner or squeeze on a market or undue influence on prices by any single trader or group of traders. The position limits currently established by the CFTC apply to certain agricultural commodity interests, such as grains (oats, barley, and flaxseed), soybeans, corn, wheat, cotton, eggs, rye, and potatoes, but not to interests in energy products. In addition, U.S. exchanges may set accountability levels and position limits for all commodity interests traded on that exchange. For example, the current accountability level for investments at any one time in natural gas Futures Contracts (including investments in the Benchmark Futures Contract) on the New York Mercantile Exchange is 12,000 contracts. The New York Mercantile Exchange also imposes position limits on contracts held in the last few days of trading in the near month contract to expire. Certain exchanges or clearing organizations also set limits on the total net positions that may be held by a clearing broker. In general, no position limits are in effect in forward or other over-the-counter contract trading or in trading on non-U.S. futures exchanges, although the principals with which USNG and the clearing brokers may trade in such markets may impose such limits as a matter of credit policy. For purposes of determining accountability levels and position limits, USNG’s commodity interest positions will not be attributable to investors in their own commodity interest trading.

Daily Price Limits

Most U.S. futures exchanges (but generally not non-U.S. exchanges) limit the amount of fluctuation in some futures contract or options on futures contract prices during a single trading period by regulations. These regulations specify what are referred to as daily price fluctuation limits or more commonly, daily limits. The

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daily limits establish the maximum amount that the price of a futures or options on futures contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures or option on a futures contract, no trades may be made at a price beyond the limit. Positions in the futures or options contract may then be taken or liquidated, if at all, only at inordinate expense or if traders are willing to effect trades at or within the limit during the period for trading on such day. Because the daily limit rule governs price movement only for a particular trading day, it does not limit losses and may in fact substantially increase losses because it may prevent the liquidation of unfavorable positions. Futures contract prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of positions and subjecting the trader to substantial losses for those days. The concept of daily price limits is not relevant to over-the-counter contracts, including forwards and swaps, and thus such limits are not imposed by banks and others who deal in those markets.

In contrast, the New York Mercantile Exchange does not impose daily limits but rather limits the amount of price fluctuation for Futures Contracts. For example, the New York Mercantile Exchange imposes a $3.00 per mmBtu ($30,000 per contract) price fluctuation limit for natural gas Futures Contracts. This limit is initially based off of the previous trading day’s settlement price. If any natural gas Futures Contract is traded, bid, or offered at the limit for five minutes, trading is halted for five minutes. When trading resumes it begins at the point where the limit was imposed and the limit is reset to be $3.00 per mmBtu in either direction of that point. If another halt were triggered, the market would continue to be expanded by $3.00 per mmBtu in either direction after each successive five-minute trading halt. There is no maximum price fluctuation limit during any one trading session.

Commodity Prices

Commodity prices are volatile and, although ultimately determined by the interaction of supply and demand, are subject to many other influences, including the psychology of the marketplace and speculative assessments of future world and economic events. Political climate, interest rates, treaties, balance of payments, exchange controls and other governmental interventions as well as numerous other variables affect the commodity markets, and even with comparatively complete information it is impossible for any trader to predict reliably commodity prices.

Regulation

Futures exchanges in the United States are subject to varying degrees of regulation under the CEA depending on whether such exchange is a designated contract market, DTEF, exempt board of trade or electronic trading facility. Derivatives clearing organizations are also subject to the CEA and CFTC regulation. The CFTC is the governmental agency charged with responsibility for regulation of futures exchanges and commodity interest trading conducted on those exchanges. The CFTC’s function is to implement the CEA’s objectives of preventing price manipulation and excessive speculation and promoting orderly and efficient commodity interest markets. In addition, the various exchanges and clearing organizations themselves exercise regulatory and supervisory authority over their member firms.

The CFTC possesses exclusive jurisdiction to regulate the activities of Commodity Pool Operators (“CPOs”) and commodity trading advisors and has adopted regulations with respect to the activities of those persons and/or entities. Under the CEA, a registered CPO, such as the General Partner, is required to make annual filings with the CFTC describing its organization, capital structure, management and controlling persons. In addition, the CEA authorizes the CFTC to require and review books and records of, and documents prepared by, registered CPOs. Pursuant to this authority, the CFTC requires CPOs to keep accurate, current and orderly records for each pool that they operate. The CFTC may suspend the registration of a CPO (1) if the CFTC finds that the operator’s trading practices tend to disrupt orderly market conditions, (2) if any controlling person of the operator is subject to an order of the CFTC denying such person trading privileges on any exchange, and (3) in certain other circumstances. Suspension, restriction or termination of the General Partner’s registration as a CPO would prevent it, until that registration were to be reinstated, from managing USNG, and might result in the termination of USNG. USNG itself is not required to be registered with the CFTC in any capacity.

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The CEA gives the CFTC similar authority with respect to the activities of commodity trading advisors. If a trading advisor’s commodity trading advisor registration were to be terminated, restricted or suspended, the trading advisor would be unable, until the registration were to be reinstated, to render trading advice to USNG.

The CEA requires all futures commission merchants, such as USNG’s clearing brokers, to meet and maintain specified fitness and financial requirements, to segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified books and records open to inspection by the staff of the CFTC. The CFTC has similar authority over introducing brokers, or persons who solicit or accept orders for commodity interest trades but who do not accept margin deposits for the execution of trades. The CEA authorizes the CFTC to regulate trading by futures commission merchants and by their officers and directors, permits the CFTC to require action by exchanges in the event of market emergencies, and establishes an administrative procedure under which customers may institute complaints for damages arising from alleged violations of the CEA. The CEA also gives the states powers to enforce its provisions and the regulations of the CFTC.

USNG’s investors are afforded prescribed rights for reparations under the CEA. Investors may also be able to maintain a private right of action for violations of the CEA. The CFTC has adopted rules implementing the reparation provisions of the CEA, which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEA against a floor broker or a futures commission merchant, introducing broker, commodity trading advisor, CPO, and their respective associated persons.

Pursuant to authority in the CEA, the NFA has been formed and registered with the CFTC as a registered futures association. At the present time, the NFA is the only self-regulatory organization for commodity interest professionals, other than futures exchanges. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, CPOs, futures commission merchants, introducing brokers, and their respective associated persons and floor brokers. The General Partner, each trading advisor, the selling agents and the clearing brokers are members of the NFA. As such, they are subject to NFA standards relating to fair trade practices, financial condition and consumer protection. USNG itself is not required to become a member of the NFA. As the self-regulatory body of the commodity interest industry, the NFA promulgates rules governing the conduct of professionals and disciplines those professionals that do not comply with these rules. The NFA also arbitrates disputes between members and their customers and conducts registration and fitness screening of applicants for membership and audits of its existing members.

The regulations of the CFTC and the NFA prohibit any representation by a person registered with the CFTC or by any member of the NFA, that registration with the CFTC, or membership in the NFA, in any respect indicates that the CFTC or the NFA, as the case may be, has approved or endorsed that person or that person’s trading program or objectives. The registrations and memberships of the parties described in this summary must not be considered as constituting any such approval or endorsement. Likewise, no futures exchange has given or will give any similar approval or endorsement.

The regulation of commodity interest trading in the United States and other countries is an evolving area of the law. The various statements made in this summary are subject to modification by legislative action and changes in the rules and regulations of the CFTC, the NFA, the futures exchanges, clearing organizations and other regulatory bodies.

The function of the CFTC is to implement the objectives of the CEA of preventing price manipulation and other disruptions to market integrity, avoiding systemic risk, preventing fraud and promoting innovation, competition and financial integrity of transactions. As mentioned above, this regulation, among other things, provides that the trading of commodity interest contracts generally must be upon exchanges designated as contract markets or DTEFs and that all trading on those exchanges must be done by or through exchange members. Under the CFMA, commodity interest trading in some commodities between sophisticated persons may be traded on a trading facility not regulated by the CFTC. As a general matter, trading in spot contracts, forward contracts, options on forward contracts or commodities, or swap contracts between eligible contract participants is not within the jurisdiction of the CFTC and may therefore be effectively unregulated. The trading advisors may engage in those transactions on behalf of USNG in reliance on this exclusion from regulation.

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In general, the CFTC does not regulate the interbank and forward foreign currency markets with respect to transactions in contracts between certain sophisticated counterparties such as USNG or between certain regulated institutions and retail investors. Although U.S. banks are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other U.S. federal and state banking officials, banking authorities do not regulate the forward markets.

While the U.S. government does not currently impose any restrictions on the movements of currencies, it could choose to do so. The imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions’ currencies. Trading in the interbank market also exposes USNG to a risk of default since failure of a bank with which USNG had entered into a forward contract would likely result in a default and thus possibly substantial losses to USNG.

The CFTC is prohibited by statute from regulating trading on non-U.S. futures exchanges and markets. The CFTC, however, has adopted regulations relating to the marketing of non-U.S. futures contracts in the United States. These regulations permit certain contracts traded on non-U.S. exchanges to be offered and sold in the United States.

Commodity Margin

Original or initial margin is the minimum amount of funds that must be deposited by a commodity interest trader with the trader’s broker to initiate and maintain an open position in futures contracts. Maintenance margin is the amount (generally less than the original margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the trader’s performance of the futures contracts that he purchases or sells. Futures contracts are customarily bought and sold on initial margin that represents a very small percentage (ranging upward from less than 2%) of the aggregate purchase or sales price of the contract. Because of such low margin requirements, price fluctuations occurring in the futures markets may create profits and losses that, in relation to the amount invested, are greater than are customary in other forms of investment or speculation. As discussed below, adverse price changes in the futures contract may result in margin requirements that greatly exceed the initial margin. In addition, the amount of margin required in connection with a particular futures contract is set from time to time by the exchange on which the contract is traded and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms, such as USNG’s clearing brokers, carrying accounts for traders in commodity interest contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy to further protect themselves. The clearing brokers require USNG to make margin deposits equal to exchange minimum levels for all commodity interest contracts. This requirement may be altered from time to time in the clearing brokers’ discretion.

Trading in the over-the-counter markets where no clearing facility is provided generally does not require margin but generally does require the extension of credit between counterparties.

When a trader purchases an option, there is no margin requirement; however, the option premium must be paid in full. When a trader sells an option, on the other hand, he or she is required to deposit margin in an amount determined by the margin requirements established for the underlying interest and, in addition, an amount substantially equal to the current premium for the option. The margin requirements imposed on the selling of options, although adjusted to reflect the probability that out-of-the-money options will not be exercised, can in fact be higher than those imposed in dealing in the futures markets directly. Complicated margin requirements apply to spreads and conversions, which are complex trading strategies in which a trader acquires a mixture of options positions and positions in the underlying interest.

Margin requirements are computed each day by a trader’s clearing broker. When the market value of a particular open commodity interest position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the broker. If the margin call is not met within a reasonable time, the broker may close out the trader’s position. With respect to USNG’s trading, USNG (and not its investors personally) is subject to margin calls.

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Finally, many major U.S. exchanges have passed certain cross margining arrangements involving procedures pursuant to which the futures and options positions held in an account would, in the case of some accounts, be aggregated and margin requirements would be assessed on a portfolio basis, measuring the total risk of the combined positions.

Potential Advantages of Investment

The Advantages of Non-Correlation

Given that historically, the price of natural gas and of Futures Contracts and Other Natural Gas-Related Investments has had very little correlation to the stock and bond markets, the General Partner believes that the performance of USNG should also exhibit a substantial degree of non-correlation with the performance of traditional equity and debt portfolio components, in part because of the ease of selling commodity interests short. This feature of many commodity interest contracts — being able to be long or short a commodity interest position with similar ease — means that profit and loss from commodity interest trading is not dependent upon economic prosperity or stability.

However, non-correlation will not provide any diversification advantages unless the non-correlated assets are outperforming other portfolio assets, and it is entirely possible that USNG may not outperform other sectors of an investor’s portfolio, or may produce losses. Additionally, although adding USNG’s units to an investor’s portfolio may provide diversification, USNG is not a hedging mechanism vis-à-vis traditional debt and equity portfolio components and you should not assume that USNG units will appreciate during periods of inflation or stock and bond market declines.

Non-correlated performance should not be confused with negatively correlated performance. Negative correlation occurs when the performance of two asset classes are in opposite direction to each other. Non-correlation means only that USNG’s performance will likely have little relation to the performance of equity and debt instruments, reflecting the General Partner’s belief that certain factors that affect equity and debt prices may affect USNG differently and that certain factors that affect equity and debt prices may not affect USNG at all. USNG’s net asset value per unit may decline or increase more or less than equity and debt instruments during both rising and falling cash markets. The General Partner does not expect that USNG’s performance will be negatively correlated to general debt and equity markets.

Interest Income

Unlike some alternative investment funds, USNG does not borrow money in order to obtain leverage, so USNG does not incur any interest expense. Rather, USNG’s margin deposits are maintained in Treasuries and interest is earned on 100% of USNG’s available assets, which include unrealized profits credited to USNG’s accounts.

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CFTC ANNUAL REPORT

VICTORIA BAY ASSET MANAGEMENT, LLC
General Partner of the United States Natural Gas Fund, LP

March 31, 2008

Dear United States Natural Gas Fund, LP Investor,

Enclosed with this letter is your copy of the 2007 financial statements for the United States Natural Gas Fund, LP (ticker symbol “UNG”). We have mailed this statement to all investors in UNG who held shares as of December 31, 2007 to satisfy our annual reporting requirement under federal commodities laws. In addition, we have enclosed a copy of the current United States Natural Gas Fund LP’s Privacy Policy. Additional information concerning UNG’s 2007 results may be found by referring to the Annual Report on Form 10-K (“Form 10-K”), which has been filed with the Securities and Exchange Commission (the “SEC”). You may obtain a copy of the Form 10-K by going to the SEC’s website at www.sec.gov,or by going to UNG’s own website at www.unitedstatesnaturalgasfund.com. You may also call UNG at 1-800-920-0259 to speak to a representative and request additional material, including a current UNG Prospectus.

Victoria Bay Asset Management, LLC is the general partner of the United States Natural Gas Fund, LP. Victoria Bay is also the general partner and manager of several other commodity based exchange traded securities that are structured like UNG. These other funds are referred to in the attached financial statements and include:

United States Oil Fund, LP	(ticker symbol: USO)
United States 12 Month Oil Fund, LP	(ticker symbol USL)
United States Gasoline Fund, LP	(ticker symbol UGA)

Information about these other funds is contained within the Annual Report as well as in the current UNG Prospectus. Investors in UNG who wish to receive additional information about these other funds may do so by going to their respective websites.* The websites may be found at:

www.unitedstatesoilfund.com
www.unitedstatesl2monthoilfund.com
www.unitedstatesgasolinefund.com

You may also call Victoria Bay at 1-800-920-0259 to request additional information.

Thank you for your continued interest in the United States Natural Gas Fund, LP.

Regards,

Nicholas Gerber
President and CEO
Victoria Bay Asset Management, LLC

*	This letter is not an offer to buy or sell securities. Investment in any of these other funds is only made by prospectus. Please consult the relevant prospectus for a description of the risks and expenses involved in any such investment.

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PRIVACY POLICY
UNITED STATES NATURAL GAS FUND, LP

This privacy policy explains the manner in which United States Natural Gas Fund, LP and its General Partner, Victoria Bay Asset Management, LLC (collectively, the “Partnership”) collect, utilize and maintain nonpublic personal information about the Partnership’s investors, as required under Federal legislation. This privacy policy applies to nonpublic information of investors who are individuals who obtain financial products or services primarily for personal, family or household purposes. This privacy policy also applies to all U.S. futures commission merchants, commodity trading advisors, commodity pool operators and introducing brokers subject to Federal jurisdiction, regardless of their registration status with the Commodities Futures Trading Commission.

Collection of Investor Information

The Partnership collects personal information about its investors mainly through the following sources:

•	Authorized Purchasers, information required in connection with preparing tax filings, trading history, financial information and other information provided by the investor in writing, in person, by telephone, electronically or by any other means. This information includes name, address, nationality, tax identification number, and financial and investment qualifications; and
•	Transactions within the Partnership, including account balances, investments and withdrawals.

Disclosure of Nonpublic Personal Information

The Partnership does not sell or rent investor information. The Partnership does not disclose nonpublic personal information about its investors to nonaffiliated third parties or to affiliated entities, except as permitted by law. For example, the Partnership may share nonpublic personal information in the following situations:

•	To service providers in connection with the administration and servicing of the Partnership, which may include attorneys, accountants, auditors and other professionals. The Partnership may also share information in connection with the servicing or processing of Partnership transactions;
•	To affiliated companies, i.e., any company that controls, is controlled by, or is under common control with the Partnership, in order to provide you with ongoing personal advice and assistance with respect to the products and services you have purchased through the Partnership and to introduce you to other products and services that may be of value to you;
•	To respond to a subpoena or court order, judicial process or regulatory authorities;
•	To protect against fraud, unauthorized transactions (such as money laundering), claims or other liabilities; and
•	Upon consent of an investor to release such information, including authorization to disclose such information to persons acting in a fiduciary or representative capacity on behalf of the investor.

You may opt out of any disclosure we may make of nonpublic personal information to non-affiliated third parties. The Partnership will facilitate your right to opt out of any disclosure through one of the following methods by: (1) designating check-off boxes in a prominent position on the relevant forms with the opt out notice; (2) including a reply form together with the opt out notice; (3) providing an electronic means to opt out, such as a form that can be sent via electronic mail or a process at the Partnership’s website, if you agree to the electronic delivery or information; or (4) providing a toll-free telephone number that you may call to opt out.

Protection of Investor Information

The Partnership holds its investor information in the strictest confidence. Accordingly, the Partnership’s policy is to require that all employees, financial professionals and companies providing services on its behalf keep client information confidential.

SAI-13

The Partnership maintains safeguards that comply with federal standards to protect investor information. The Partnership restricts access to the personal and account information of investors to those employees who need to know that information in the course of their job responsibilities. Third parties with whom the Partnership shares investor information must agree to follow appropriate standards of security and confidentiality, which includes safeguarding such information physically, electronically and procedurally.

The Partnership’s privacy policy applies to both current and former investors. The Partnership would only disclose nonpublic personal information about a former investor to the same extent as for a current investor.

Changes to Privacy Policy

The Partnership may make changes to its privacy policy in the future. The Partnership will not make any change affecting you without first sending you a revised privacy policy describing the change. In any case, the Partnership will send you a current privacy policy at least once a year as long as you continue to be an investor in the Partnership.

SAI-14

UNITED STATES NATURAL GAS FUND, LP
A Delaware Limited Partnership

FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

AFFIRMATION OF THE COMMODITY POOL OPERATOR

To the Unitholders of United States Natural Gas Fund, LP

To the best of the knowledge and belief of the undersigned, the information contained in this Annual Report for the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006 is accurate and complete.

By:	/s/ Nicholas Gerber Nicholas Gerber United States Natural Gas Fund, LP President & CEO of Victoria Bay Asset Management, LLC (General Partner of United States Natural Gas Fund, LP)

SAI-15

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
United States Natural Gas Fund, LP

We have audited the accompanying statements of financial condition of United States Natural Gas Fund, LP, (the “Fund”) as of December 31, 2007 and 2006, including the condensed schedule of investments as of December 31, 2007, and the related statements of operations, changes in partners’ capital and cash flows for the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United States Natural Gas Fund, LP as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the period from April 18, 2007 (commencement of operations) through December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 20, 2008

SAI-16

UNITED STATES NATURAL GAS FUND, LP

STATEMENTS OF FINANCIAL CONDITION
AT December 31, 2007 and 2006

	2007	2006
Assets
Cash and cash equivalents	$488,067,199	$1,000
Equity in UBS Securities LLC trading accounts:
Cash	85,115,889	—
Unrealized gain on open commodity futures contracts	20,043,880	—
Interest receivable	690,046	—
Other assets	92,955	—
Total assets	$594,009,969	$1,000
Liabilities and Partners' Capital
General Partner management fees (Note 3)	$264,556	$—
Accrued Tax Reporting Costs	239,954	—
License Fee Payable	51,560	—
Accrued Directors' Fees	36,118	—
Brokerage commissions payable	22,800	—
Total liabilities	614,988	—
Commitments and Contingencies (Notes 3, 4 and 5)
Partners' Capital
General Partner	—	20
Limited Partners	593,394,981	980
Total Partners' Capital	593,394,981	1,000
Total liabilities and partners' capital	$594,009,969	$1,000
Limited Partners' units outstanding	16,400,000	—
Net asset value per unit	$36.18	$—
Market value per unit	$36.24	$—

See accompanying notes to financial statements.

SAI-17

UNITED STATES NATURAL GAS FUND, LP

CONDENSED SCHEDULE OF INVESTMENTS
At December 31, 2007

Open Futures Contracts

	Number of Contracts	Gain on Open Commodity Contracts	% of Partners' Capital
United States Contracts:
Natural Gas Futures contracts, expires February 2008	7,924	$20,043,880	3.38

Cash Equivalents	Cost	Market Value
United States – Money Market Funds
Goldman Sachs Financial Square Funds – Government Fund	$25,791,412	$25,791,412	4.34
Goldman Sachs Financial Square Funds – Treasury Instruments Fund	150,704,628	150,704,628	25.40
	$176,496,040	$176,496,040	29.74
Cash		311,571,159	52.51
Total cash and cash equivalents		488,067,199	82.25
Cash on deposit with broker		85,115,889	14.34
Other assets and receivables in excess of liabilities		168,013	0.03
Total Partners' Capital		$593,394,981	100.00

See accompanying notes to financial statements.

SAI-18

UNITED STATES NATURAL GAS FUND, LP

STATEMENTS OF OPERATIONS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

	Period from April 18, 2007 to December 31, 2007	Period from September 11, 2006 to December 31, 2006
Income
Gains (losses) on trading of commodity futures contracts:
Realized losses on closed positions	$(39,939,850)	$—
Change in unrealized gains on open positions	20,043,880	—
Interest income	8,242,264	—
Other income	107,000	—
Total loss	(11,546,706)	—
Expenses		—
General Partner management fees (Note 3)	1,239,862	—
Brokerage commissions	351,310	—
Other expenses	454,149	—
Total expenses	2,045,321	—
Net loss	$(13,592,027)	$—
Net loss per limited partnership unit	$(13.82)	$—
Net loss per weighted average limited partnership unit	$(1.78)	$—
Weighted average limited partnership units outstanding	7,644,574	—

See accompanying notes to financial statements.

SAI-19

UNITED STATES NATURAL GAS FUND, LP

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

	General Partner	Limited Partners	Total
Balances, at Inception	$—	$—	$—
Initial contribution of capital	20	980	1,000
Balances, at December 31, 2006	20	980	1,000
Addition of 37,900,000 partnership units	—	1,458,786,977	1,458,786,977
Redemption of 21,500,000 partnership units	(20)	(851,800,949)	(851,800,969)
Net loss	—	(13,592,027)	(13,592,027)
Balances, at December 31, 2007	$—	$593,394,981	$593,394,981
Net Asset Value Per Unit
At December 31, 2006	$—
At April 18, 2007 (commencement of operations)	$50.00
At December 31, 2007	$36.18

See accompanying notes to financial statements.

SAI-20

UNITED STATES NATURAL GAS FUND, LP

STATEMENTS OF CASH FLOWS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

	Period from April 18, 2007 to December 31, 2007	Period from September 11, 2006 to December 31, 2006
Cash Flows from Operating Activities:
Net loss	$(13,592,027)	$—
Adjustments to reconcile net loss to net cash used in operating activities:
Increase in commodity futures trading account – cash	(85,115,889)	—
Unrealized gains on futures contracts	(20,043,880)	—
Increase in interest receivable and other assets	(783,001)	—
Increase in management fees payable	264,556	—
Increase in commissions payable	22,800	—
Increase in other liabilities	327,632	—
Net cash used in operating activities	(118,919,809)	—
Cash Flows from Financing Activities:
Subscription of partnership units	1,458,786,977	1,000
Redemption of partnership units	(851,800,969)	—
Net cash provided by financing activities	606,986,008	1,000
Net Increase in Cash and Cash Equivalents	488,066,199	1,000
Cash and Cash Equivalents, beginning of period	1,000	—
Cash and Cash Equivalents, end of period	$488,067,199	$1,000

See accompanying notes to financial statements.

SAI-21

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 1 — Organization And Business

United States Natural Gas Fund, LP (“USNG”) was organized as a limited partnership under the laws of the state of Delaware on September 11, 2006. USNG is a commodity pool that issues units that may be purchased and sold on the American Stock Exchange (the “AMEX”). USNG will continue in perpetuity, unless terminated sooner upon the occurrence of one or more events as described in its Second Amended and Restated Agreement of Limited Partnership (the “LP Agreement”). The investment objective of USNG is to have the changes in percentage terms of its net asset value reflect the changes in percentage terms of the price of natural gas delivered to the Henry Hub, Louisiana, as measured by the changes in the price of the futures contract on natural gas (the “Benchmark Futures Contract”) as traded on the New York Mercantile Exchange (the “NYMEX”) that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire, less USNG's expenses. USNG will accomplish its objective through investments in futures contracts for natural gas traded on the NYMEX or other regulated commodity exchanges. USNG may also invest in futures contracts for natural gas, crude oil, heating oil, gasoline and other petroleum-based fuels that are traded on the NYMEX, ICE Futures or other U.S. and foreign exchanges (collectively, “Futures Contracts”) and other natural gas-related investments such as cash-settled options on Futures Contracts, forward contracts for natural gas and over-the-counter transactions that are based on the price of natural gas, oil and other petroleum-based fuels, Futures Contracts and indices based on the foregoing (collectively, “Other Natural Gas Related Investments”), if in the opinion of Victoria Bay Asset Management, LLC (the “General Partner”) such investments will allow USNG to achieve its investment objective. As of December 31, 2007, USNG held 7,924 Futures Contracts traded on the NYMEX.

USNG commenced operations on April 18, 2007 and has a fiscal year ending on December 31. The General Partner of USNG is responsible for the management of USNG. The General Partner is a member of the National Futures Association (the “NFA”) and became a commodity pool operator with the Commodity Futures Trading Commission (the “CFTC”) effective December 1, 2005. The General Partner is also the general partner of United States Oil Fund, LP (“USOF”), United States 12 Month Oil Fund, LP (“US12OF”) and United States Gasoline Fund, LP (“USG”) which listed their units on the AMEX under the ticker symbols “USO” on April 10, 2007, “USL” on December 6, 2007 and “UGA” on February 26, 2008, respectively.

USNG issues limited partnership interests (“units”) to certain authorized purchasers (“Authorized Purchasers”) by offering baskets consisting of 100,000 units (“Creation Baskets”) through ALPS Distributors, Inc. (the “Marketing Agent”). The purchase price for a Creation Basket is based upon the net asset value of a unit determined as of 4:00 p.m. New York time on the day the order to create the basket is properly received. In addition, Authorized Purchasers pay USNG a $1,000 fee for each order to create one or more Creation Baskets. Units can be purchased or sold on a nationally recognized securities exchange in smaller increments than a Creation Basket. Units purchased or sold on a nationally recognized securities exchange are not made at the net asset value of USNG but rather at market prices quoted on such exchange.

In April 2007, USNG initially registered 30,000,000 units on Form S-1 with the Securities and Exchange Commission (the “SEC”). On April 18, 2007, USNG listed its units on the AMEX under the ticker symbol “UNG”. On that day, USNG established its initial net asset value by setting the price at $50.00 per unit and issued 200,000 units to the initial Authorized Purchaser, Merrill Lynch Professional Clearing Corp., in exchange for $10,001,000 in cash. As of December 31, 2007, USNG had registered a total of 80,000,000 units. USNG commenced investment operations on April 18, 2007 by purchasing Benchmark Futures Contracts traded on the NYMEX.

SAI-22

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 2 — Summary Of Significant Accounting Policies

Revenue Recognition

Commodity futures contracts, forward contracts, physical commodities, and related options are recorded on the trade date. All such transactions are recorded on the identified cost basis and marked to market daily. Unrealized gains or losses on open contracts are reflected in the statement of financial condition and are the difference between the original contract amount and the market value (as determined by exchange settlement prices for futures contracts and related options and cash dealer prices at a predetermined time for forward contracts, physical commodities, and their related options) as of the last business day of the year or as of the last date of the financial statements. Changes in the unrealized gains or losses between periods are reflected in the condensed statement of operations. USNG earns interest on its assets denominated in U.S. dollars on deposit with the futures commission merchant at the 90-day Treasury bill rate. In addition, USNG earns interest on funds held at the custodian at prevailing market rates earned on such investments.

Brokerage Commissions

Brokerage commissions on all open commodity futures contracts are accrued on a full-turn basis.

Income Taxes

USNG is not subject to federal income taxes; each partner reports his/her allocable share of income, gain, loss deductions or credits on his/her own income tax return.

Additions and Redemptions

Authorized Purchasers may purchase Creation Baskets from USNG as of the beginning of each business day based upon the prior day's net asset value. Authorized Purchasers may redeem units from USNG only in blocks of 100,000 units called “Redemption Baskets”. The amount of the redemption proceeds for a Redemption Basket will be equal to the net asset value of the units in the Redemption Basket determined as of 4:00 p.m. New York time on the day the order to redeem the basket is properly received.

USNG receives or pays the proceeds from units sold or redeemed one business day after the trade-date of the purchase or redemption. The amounts due from Authorized Purchasers are reflected in USNG's statement of financial condition as receivable for units sold, and amounts payable to Authorized Purchasers upon redemption are reflected as payable for units redeemed.

Partnership Capital and Allocation of Partnership Income and Losses

Profit or loss shall be allocated among the partners of USNG in proportion to the number of units each partner holds as of the close of each month. The General Partner may revise, alter or otherwise modify this method of allocation as described in the LP Agreement.

Calculation of Net Asset Value

USNG calculates net asset value on each trading day by taking the current market value of its total assets, subtracting any liabilities and dividing the amount by the total number of units issued and outstanding. USNG uses the closing price for the contracts on the relevant exchange on that day to determine the value of contracts held on such exchange.

Net Income (Loss) per Unit

Net income (loss) per unit is the difference between the net asset value per unit at the beginning of each period and at the end of each period. The weighted average number of units outstanding was computed for purposes of disclosing net loss per weighted average unit. The weighted average units are equal to the number of units outstanding at the end of the period, adjusted proportionately for units redeemed based on the amount of time the units were outstanding during such period. There were no units held by the General Partner at December 31, 2007.

SAI-23

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 2 — Summary Of Significant Accounting Policies  – (continued)

Offering Costs

Offering costs incurred in connection with the registration of additional units after the initial registration of units are borne by USNG. These costs include registration fees paid to regulatory agencies and all legal, accounting, printing and other expenses associated therewith. These costs will be accounted for as a deferred charge and thereafter amortized to expense over twelve months on a straight line basis or a shorter period if warranted.

Cash Equivalents

Cash and cash equivalents include money market portfolios and overnight time deposits with original maturity dates of three months or less.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires USNG’s management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of the revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

Note 3 — Fees Paid By The Fund And Related Party Transactions

General Partner Management Fee

Under the LP Agreement, the General Partner is responsible for investing the assets of USNG in accordance with the objectives and policies of USNG. In addition, the General Partner has arranged for one or more third parties to provide administrative, custody, accounting, transfer agency and other necessary services to USNG. For these services, USNG is contractually obligated to pay the General Partner a fee, which is paid monthly and based on average daily net assets, that is equal to 0.60% per annum on average net assets of $1,000,000,000 or less and 0.50% per annum on average daily net assets that are greater than $1,000,000,000.

Ongoing Registration Fees and Other Offering Expenses

USNG pays all costs and expenses associated with the ongoing registration of units subsequent to the initial offering. These costs include registration or other fees paid to regulatory agencies in connection with the offer and sale of units, and all legal, accounting, printing and other expenses associated with such offer and sale. For the period from April 18, 2007 to December 31, 2007, USNG incurred $41,980 in registration fees and other offering expenses.

Director's Fees

USNG is responsible for paying the fees and expenses, including directors' and officers' liability insurance, of the independent directors of the General Partner who are also audit committee members. USNG shares these fees with USOF and US12OF based on the relative assets of each fund, computed on a daily basis. These fees for calendar year 2007 amounted to a total of $286,000 for all of the funds.

Licensing Fees

As discussed in Note 4, USNG entered into a licensing agreement with the NYMEX on May 30, 2007. The agreement has an effective date of April 10, 2006. Pursuant to the agreement, USNG and the affiliated funds managed by the General Partner pay a licensing fee that is equal to 0.04% for the first $1,000,000,000 of combined assets of the funds and 0.02% for combined assets above $1,000,000,000. For the period ended December 31, 2007, USNG incurred $81,317 under this arrangement.

SAI-24

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 3 — Fees Paid By The Fund And Related Party Transactions  – (continued)

Investor Tax Reporting Cost

The fees and expenses associated with USNG's tax accounting and reporting requirements, with the exception of certain initial implementation service fees and base service fees which are borne by the General Partner, are paid by USNG. These costs are estimated to be $450,000 for the period from April 18, 2007 to December 31, 2007.

Other Expenses and Fees

In addition to the fees described above, USNG pays all brokerage fees, taxes and other expenses in connection with the operation of USNG, excluding costs and expenses paid by the General Partner as outlined in Note 4.

Note 4 — Contracts And Agreements

USNG is party to a marketing agent agreement, dated as of April 17, 2007, with the Marketing Agent, whereby the Marketing Agent provides certain marketing services for USNG as outlined in the agreement. The fees of the Marketing Agent, which are borne by the General Partner, include the following fee: 0.06% on USNG's assets up to $3 billion; and 0.04% on USNG's assets in excess of $3 billion.

The above fees do not include the following expenses, which are also borne by the General Partner: the cost of placing advertisements in various periodicals; web construction and development; or the printing and production of various marketing materials.

USNG is also party to a custodian agreement, dated January 12, 2007, with Brown Brothers Harriman & Co. (“BBH&Co.”), whereby BBH&Co. holds investments on behalf of USNG. The General Partner pays the fees of the custodian, which shall be determined by the parties from time to time. In addition, USNG is party to an administrative agency agreement dated, March 5, 2007, with the General Partner and BBH&Co., whereby BBH&Co. acts as the administrative agent, transfer agent and registrar for USNG. The General Partner also pays the fees of BBH&Co. for its services under this agreement and such fees will be determined by the parties from time to time.

Currently, the General Partner pays BBH&Co. for its services, in the foregoing capacities, the greater of a minimum of $125,000 annually or an asset-based charge of (a) 0.06% for the first $500 million of USNG's, USOF's, US12OF's and USG's combined net assets, (b) 0.0465% for USNG's, USOF's, US12OF's and USG's combined net assets greater than $500 million but less than $1 billion, and (c) 0.035% for USNG's, USOF's, US12OF's and USG's combined net assets in excess of $1 billion. The General Partner also pays a $25,000 annual fee for the transfer agency services and transaction fees ranging from $7.00 to $15.00 per transaction.

USNG invests primarily in Futures Contracts traded on the NYMEX. On May 30, 2007, USNG and the NYMEX entered into a license agreement whereby USNG was granted a non-exclusive license to use certain of the NYMEX's settlement prices and service marks. The agreement has an effective date of April 10, 2006. Under the license agreement, USNG and the affiliated funds managed by the General Partner pay the NYMEX an asset-based fee for the license, the terms of which are described in Note 3.

USNG expressly disclaims any association with the NYMEX or endorsement of USNG by the NYMEX and acknowledges that “NYMEX” and “New York Mercantile Exchange” are registered trademarks of the NYMEX.

USNG has entered into a brokerage agreement with UBS Securities LLC (“UBS Securities”). The agreement requires UBS Securities to provide services to USNG in connection with the purchase and sale of Futures Contracts and Other Natural Gas Related Investments that may be purchased and sold by or through

SAI-25

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 4 — Contracts And Agreements  – (continued)

UBS Securities for USNG's account. The agreement provides that UBS Securities charge USNG commissions of approximately $7 per round-turn trade, plus applicable exchange and NFA fees for Futures Contracts and options on Futures Contracts.

Note 5 — Financial Instruments, Off-Balance Sheet Risks And Contingencies

USNG engages in the speculative trading of Futures Contracts and options on Futures Contracts (collectively, “derivatives”). USNG is exposed to both market risk, which is the risk arising from changes in the market value of the contracts, and credit risk, which is the risk of failure by another party to perform according to the terms of a contract.

All of the contracts currently traded by USNG are exchange-traded. The risks associated with exchange-traded contracts are generally perceived to be less than those associated with over-the-counter transactions since, in over-the-counter transactions, USNG must rely solely on the credit of their respective individual counterparties. However, in the future, if USNG were to enter into non-exchange traded contracts, it would be subject to the credit risk associated with counterparty non-performance. The credit risk from counterparty non-performance associated with such instruments is the net unrealized gain, if any. USNG also has credit risk since the sole counterparty to all domestic and foreign futures contracts is the exchange clearing corporation. In addition, USNG bears the risk of financial failure by the clearing broker.

The purchase and sale of futures and options on Futures Contracts require margin deposits with a futures commission merchant. Additional deposits may be necessary for any loss on contract value. The Commodity Exchange Act requires a futures commission merchant to segregate all customer transactions and assets from the futures commission merchant’s proprietary activities.

USNG’s cash and other property, such as U.S. Treasury Bills, deposited with a futures commission merchant are considered commingled with all other customer funds subject to the futures commission merchant’s segregation requirements. In the event of a futures commission merchant’s insolvency, recovery may be limited to a pro rata share of segregated funds available. It is possible that the recovered amount could be less than the total of cash and other property deposited.

USNG invests its cash in money market funds that seek to maintain a stable net asset value. USNG is exposed to any risk of loss associated with an investment in these money market funds. As of December 31, 2007 and 2006 USNG had deposits in domestic financial institutions in the amount of $396,687,048 and $1,000, respectively. This amount is subject to loss should these institutions cease operations.

For derivatives, risks arise from changes in the market value of the contracts. Theoretically, USNG is exposed to a market risk equal to the value of Futures Contracts purchased and unlimited liability on such contracts sold short. As both a buyer and a seller of options, USNG pays or receives a premium at the outset and then bears the risk of unfavorable changes in the price of the contract underlying the option.

USNG’s policy is to continuously monitor its exposure to market and counterparty risk through the use of a variety of financial, position and credit exposure reporting controls and procedures. In addition, USNG has a policy of requiring review of the credit standing of each broker or counterparty with which it conducts business.

The financial instruments held by USNG are reported in its statement of financial condition at market or fair value, or at carrying amounts that approximate fair value, because of their highly liquid nature and short-term maturity.

Goldman, Sachs & Co. (“Goldman Sachs”) sent USOF a letter on March 17, 2006, providing USOF and the General Partner notice under 35 U.S.C. Section 154(d) of two pending United States patent applications, Publication Nos. 2004/0225593A1 and 2006/0036533A1. Both patent applications are generally directed to a

SAI-26

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 5 — Financial Instruments, Off-Balance Sheet Risks And Contingencies  – (continued)

method and system for creating and administering a publicly traded interest in a commodity pool. In particular, the Abstract of each patent application defines a means for creating and administering a publicly traded interest in a commodity pool that includes the steps of forming a commodity pool having a first position in a futures contract and a corresponding second position in a margin investment, and issuing equity interests of the commodity pool to third party investors. Subsequently, two U.S. patents were issued; the first, patent number US7,283,978B2, was issued on October 16, 2007, and the second, patent number US7,319,984B2, was issued on January 15, 2008.

Preliminarily, USOF's management is of the view that the structure and operations of USOF and its affiliated commodity pools do not infringe these patents. USOF is also in the process of reviewing prior art (prior structures and operations of similar investment vehicles) that may invalidate one or more of the claims in these patents. In addition, USOF has retained patent counsel to advise it on these matters and is in the process of obtaining their opinions regarding the non-infringement of each of these patents by USOF and/or the patents' invalidity based on prior art. If the patents were alleged to apply to USOF's structure and/or operations, and are found by a court to be valid and infringed, Goldman Sachs may be awarded significant monetary damages and/or injunctive relief. See “USNG's Operating Risks — Third parties may infringe upon or otherwise violate intellectual property rights or assert that the General Partner has infringed or otherwise violated their intellectual property rights, which may result in significant costs and diverted attention.”

Note 6 — Financial Highlights

The following table presents per unit performance data and other supplemental financial data for the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006 for the limited partners. This information has been derived from information presented in the condensed financial statements.

	For the period from April 18, 2007 to December 31, 2007	For the period from September 11, 2006 to December 31, 2006
Per Unit Operating Performance:
Net asset value, beginning of period	$50.00	$—
Total loss	(13.55)	—
Total expenses	(0.27)	—
Net decrease in net asset value	(13.82)	—
Net asset value, end of period	$36.18	$—
Total Return	(27.64)%	— %
Ratios to Average Net Assets (annualized)
Total loss	(5.59)%	— %
Expenses excluding management fees	(0.39)%	— %
Management fees	(0.60)%	— %
Net loss	(6.58)%	— %

Total returns are calculated based on the change in value during the period. An individual limited partner’s total return and ratio may vary from the above total returns and ratios based on the timing of contributions to and withdrawals from USNG.

SAI-27

UNITED STATES NATURAL GAS FUND, LP
NOTES TO FINANCIAL STATEMENTS
For the period from April 18, 2007 (commencement of operations) to December 31, 2007 and the period from September 11, 2006 (inception) to December 31, 2006

Note 7 – Quarterly Financial Data (Unaudited)

The following summarized (unaudited) quarterly financial information presents the results of operations and other data for three-month periods ended March 31, June 30, September 30 and December 31, 2007 and 2006.

	First Quarter 2007	Second Quarter 2007	Third Quarter 2007	Fourth Quarter 2007
Total Income (Loss)	$—	$(7,658,968)	$8,655,926	$(12,543,664)
Total Expenses	—	79,457	621,505	1,344,359
Net Income (Loss)	$—	$(7,738,425)	$8,034,421	$(13,888,023)
Net Income (Loss) per Unit	$—	$(6.51)	$(5.28)	$(2.03)

	First Quarter 2006	Second Quarter 2006	Third Quarter 2006	Fourth Quarter 2006
Total Income (Loss)	$—	$—	$—	$—
Total Expenses	—	—	—	—
Net Income (Loss)	$—	$—	$—	$—
Net Income (Loss) per Unit	$—	$—	$—	$—

SAI-28

PART II

Information Not Required in the Prospectus

Item 14. Other Expenses of Issuance and Distribution

Set forth below is an estimate (except as indicated) of the amount of fees and expenses (other than underwriting commissions and discounts) payable by the registrant in connection with the issuance and distribution of the units pursuant to the prospectus contained in this registration statement.

Amount
SEC registration fee (actual)		$59,435 *
AMEX Listing Fee		$5,000
NASD filing fees		$75,500
Blue Sky expenses		N/A
Auditor’s fees and expenses (estimate)	$	[ ]
Legal fees and expenses (estimate)	$	[ ]
Printing expenses (estimate)	$	[ ]
Miscellaneous expenses		N/A
Total	$	[ ]

*	Already paid in connection with the filing of File 333-147164. This Post-Effective Amendment does not register any additional units.

Item 15. Indemnification of Directors and Officers

Neither the General Partner nor any employee or other agent of United States Natural Gas Fund, LP (“USNG”) nor any officer, director, stockholder, partner, employee or agent of the General Partner (a “Protected Person”) shall be liable to any partner or USNG for any mistake of judgment or for any action or inaction taken, nor for any losses due to any mistake of judgment or to any action or inaction or to the negligence, dishonesty or bad faith of any officer, employee, broker or other agent of USNG or any officer, director, stockholder, partner, employee or agent of such General Partner, provided that such officer, director, stockholder, employee, broker or agent of the partner or officer, employee, partner or agent of such General Partner was selected, engaged or retained by such General Partner with reasonable care, except with respect to any matter as to which such General Partner shall have been finally adjudicated in any action, suit or other proceeding not to have acted in good faith in the reasonable belief that such Protected Person’s actions was in the best interests of USNG and except that no Protected person shall be relieved of any liability to which such Protected Person would otherwise be subject by reason of willful misfeasance, gross negligence or reckless disregard of the duties involved in the conduct of the Protected Person’s office. A General Partner and its officers, directors, employees or partners may consult with counsel and accountants (except for USNG’s independent auditors) in respect of USNG affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel or accountants (except for the Partnership’s independent auditors), provided that they shall have been selected with reasonable care.

Notwithstanding any of the foregoing to the contrary, these indemnification provisions as set forth in the LP Agreement shall not be construed so as to relieve (or attempt to relieve) a General Partner (or any employee or other agent thereof or any partner, employee or agent of such General Partner) of any liability to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate these indemnification provisions as set forth in the LP Agreement to the fullest extent permitted by law.

USNG shall, to the fullest extent permitted by law, but only out of USNG assets, indemnify and hold harmless the General Partner and each officer, director, employee and agent thereof (including persons who serve at USNG’s request as directors, officers or trustees of another organization in which USNG has an interest as a unitholder, creditor or otherwise) and their respective legal representatives and successors (hereinafter referred to as a “Covered Person” against all liabilities and expenses, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceedings, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of an alleged act or omission as a General Partner or officer thereof or by reason of its being or having been such a General Partner or officer, except with respect to any matter as to which such Covered Person shall have been finally adjudicated in any such action, suit or other proceeding not to have acted in good faith in the reasonable believe that such Covered Person’s action was in the best interest of the Fund, and except that no Covered Person shall be indemnified against any liability to USNG or Limited Partners to which such Covered Person would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office. Expenses, including counsel fees so incurred by any such Covered Person, may be paid from time to time by USNG in advance of the final disposition of any such action, suit or proceeding on the condition that the amounts so paid shall be repaid to USNG if it is ultimately determined that the indemnification of such expenses is not authorized hereunder.

As to any matter disposed of by a compromise payment by any such Covered Person, pursuant to a consent decree or otherwise, no such indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of USNG, after notice that it involved such indemnification by any disinterested person or persons to whom the questions may be referred by the General Partner, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such Covered Person appears to have acted in good faith in the reasonable belief that his or her action was in the best interests of USNG and that such indemnification would not protect such persons against any liability to USNG or its Limited Partners to which such person would otherwise by subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of office. Approval by any disinterested person or persons shall not prevent the recovery from persons as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have acted in good faith in the reasonable belief that such Covered Person’s action was in the best interests of USNG or to have been liable to USNG or its Limited Partners by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. An “interested Covered Person” is one against whom the action, suit or other proceeding on the same or similar grounds is then or has been pending and a “disinterested person” is a person against whom none of such actions, suits or other proceedings or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained herein shall affect any rights to indemnification to which personnel of a General Partner, other than directors and officers, and other persons may be entitled by contract or otherwise under law, nor the power of USNG to purchase and maintain liability insurance on behalf of any such person.

Item 16. Exhibits

Exhibit No.	Description
3.1****	Form of Amended and Restated Agreement of Limited Partnership.
3.2**	Certificate of Limited Partnership of the registrant.
3.3****	Form of Third Amended and Restated Limited Liability Company Agreement of the General Partner.
5.1******	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.
8.1******	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*****	Form of Initial Authorized Purchaser Agreement.
10.2***	Form of Marketing Agent Agreement.
10.3***	Form of Custodian Agreement.
10.4***	Form of Administrative Agency Agreement.
23.1******	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1(a)).
23.2*	Consent of Spicer Jeffries LLP.

*	Filed herewith.
**	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-137871) filed on October 6, 2006.
***	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-137871) filed on December 22, 2006.
****	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-137871) filed on March 9, 2007.
*****	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-147164) filed on November 6, 2007.
******	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-147164) filed on November 9, 2007.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) (To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant hereby undertakes:

(1) To send to each limited partner at least on an annual basis a detailed statement of any transactions with the General Partner or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the General Partner or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(2) To provide to the limited partners the financial statements required by Form 10-K for the first full fiscal year of operations of the partnership.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Moraga, State of California, on April 30, 2008.

United States Natural Gas Fund, LP

By:	Victoria Bay Asset Management, LLC as general partner
By:	/s/ Nicholas D. Gerber Nicholas D. Gerber Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. The document may be executed by signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Signature	Title	Date
/s/ Nicholas D. Gerber Nicholas D. Gerber	Management Director Chief Executive Officer	April 30, 2008
/s/ Howard Mah Howard Mah	Management Director Chief Financial Officer and Secretary	April 30, 2008
* Andrew Ngim	Management Director Treasurer	April 30, 2008
* Robert Nguyen	Management Director	April 30, 2008
* Peter M. Robinson	Independent Director	April 30, 2008
* Gordon L. Ellis	Independent Director	April 30, 2008
* Malcolm R. Fobes III	Independent Director	April 30, 2008

*	Signed by Howard Mah pursuant to a power of attorney signed by each of the directors and filed with the registration statement on November 6, 2007.

EXHIBIT INDEX

Exhibit No.	Description
3.1****	Form of Amended and Restated Agreement of Limited Partnership.
3.2**	Certificate of Limited Partnership of the registrant.
3.3****	Form of Third Amended and Restated Limited Liability Company Agreement of the General Partner.
5.1******	Opinion of Sutherland Asbill & Brennan LLP relating to the legality of the Units.
8.1******	Opinion of Sutherland Asbill & Brennan LLP with respect to federal income tax consequences.
10.1*****	Form of Initial Authorized Purchaser Agreement.
10.2***	Form of Marketing Agent Agreement.
10.3***	Form of Custodian Agreement.
10.4***	Form of Administrative Agency Agreement.
23.1******	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1(a)).
23.2*	Consent of Spicer Jeffries LLP.

*	Filed herewith.
**	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-137871) filed on October 6, 2006.
***	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-137871) filed on December 22, 2006.
****	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-137871) filed on March 9, 2007.
*****	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-147164) filed on November 6, 2007.
******	Incorporated by reference to Registrant’s Registration Statement on Form S-1 (File No. 333-147164) filed on November 9, 2007.